PROSPECTUS SUPPLEMENT
(To prospectus dated January 26, 2005)

$1,300,000,000 College Loan Corporation Trust I
Student Loan Asset-Backed Notes, Series 2005-1

College Loan LLC
Sponsor

College Loan Corporation
Depositor and Issuer Administrator

We are offering the following notes:

                             Original
                             Principal          Interest                            Price To    Underwriting    Proceeds
                              Amount              Rate            Final Maturity     Public       Discount     To Trust(1)
                             ---------          --------          --------------    --------    ------------   -----------

Series 2005-1A-1 Senior                    3-Month LIBOR plus
  Notes                    $216,000,000           0.03%         January 25, 2014      100%         0.200%        99.800%
Series 2005-1A-2 Senior                    3-Month LIBOR plus
  Notes                    $393,000,000           0.10%         July 25, 2035         100%         0.240%        99.760%
Series 2005-1A-3 Senior                    3-Month LIBOR plus
  Notes                    $300,000,000           0.12%         October 25, 2025      100%         0.270%        99.730%
Series 2005-1A-4 Senior                    3-Month LIBOR plus
  Notes                    $214,000,000           0.15%         April 25, 2027        100%         0.310%        99.690%
Series 2005-1A-5 Senior                    3-Month LIBOR plus
  Notes                    $137,000,000           0.20%         October 25, 2030      100%         0.350%        99.650%
Series 2005-1B
  Subordinate Notes        $ 40,000,000       Auction Rate      January 1, 2045       100%         0.220%        99.780%

(1) Before deducting expenses estimated to be approximately $759,948.

           The notes will be secured by a pool of student loans originated under the Federal Family Education Loan Program, a cash reserve fund and the other money and investments pledged to the indenture trustee.

           All of the series A notes will be rated “Aaa” by Moody’s Investors Service, Inc., “AAA” by Fitch Ratings and “AAA” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. The series B notes will be rated at least “A2” by Moody’s Investors Service, Inc., at least “A” by Fitch Ratings and at least “A” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

           You should consider carefully the “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 1 of the prospectus.

           Application will be made to list the series 2005-1 senior notes on the Irish Stock Exchange. There can be no assurance that this listing will be obtained. The issuance and settlement of the notes is not conditioned on the listing of the series 2005-1 senior notes on the Irish Stock Exchange.

           The underwriters named below are offering the notes subject to approval of certain legal matters by their counsel. The offered notes will be delivered in book-entry form only on or about January 31, 2005.

UBS Investment Bank	Citigroup

Goldman, Sachs & Co.	RBC Dain Rauscher Inc.

January 26, 2005

Table Of Contents

Prospectus Supplement

Special Note Regarding Forward Looking Statements
Summary
Risk Factors
Previously Issued Notes
Credit Enhancement
Use of Proceeds
Acquisition of Student Loans
Characteristics of our Student Loans
Payments on the Offered Notes
Information Relating to the Guarantee Agencies
Servicing of the Student Loans
Fees and Expenses of the Issuer
ERISA Considerations
Federal Income Tax Considerations
Plan of Distribution
Legal Matters
Schedule A	ii S-1 S-13 S-17 S-18 S-19 S-19 S-20 S-29 S-40 S-47 S-51 S-51 S-52 S-52 S-55 S-56

Prospectus

About This Prospectus
Summary of the Offering
Risk Factors
Special Note Regarding Forward Looking Statements
Formation of the Trust
The Sponsor
The Issuer Administrator
Description of the Notes
Security and Sources of Payment for the Notes
Book-Entry Registration
Additional Notes
Additional Indenture Obligations
Summary of the Indenture Provisions
Description of Credit Enhancement and Swap Agreements
Description of the Federal Family Education Loan Program
Description of the Guarantee Agencies
The Indenture Trustee and The Eligible Lender Trustee
The Delaware Trustee
Federal Income Tax Consequences
ERISA Considerations
Plan of Distribution
Legal Matters
Financial Information
Ratings
Incorporation of Documents by Reference; Where to Find More Information
Glossary of Terms
Appendix I - Global Clearance, Settlement and Tax Documentation Procedures	i iii 1 11 11 12 13 14 22 33 38 38 39 55 58 72 78 79 80 84 86 87 87 87 87 89 97

Important Notice About Information Presented in the Prospectus Supplement and the
Accompanying Prospectus

           We provide information to you about the notes in two separate documents that progressively provide more detail. This prospectus supplement describes the specific terms of the notes. The accompanying prospectus provides general information, some of which may not apply to the notes. You are urged to read both the prospectus and this prospectus supplement in full to obtain information concerning the notes.

           Cross-references are included in this prospectus supplement and the accompanying prospectus to captions in the materials where you can find further discussions about related topics. The table of contents on the preceding page provides the pages on which these captions are located.

           Some of the terms used in this prospectus supplement and the accompanying prospectus are defined under the caption “Glossary of Terms” beginning on page 89 in the accompanying prospectus.

           The notes may not be offered or sold to persons in the United Kingdom in a transaction that results in an offer to the public within the meaning of the securities laws of the United Kingdom.

Special Note Regarding Forward Looking Statements

           Statements in this prospectus supplement and the prospectus, including those concerning expectations as to the trust’s ability to purchase eligible student loans, to structure and to issue competitive securities and to pay notes, and certain other information presented in this prospectus supplement and the prospectus, constitute “forward looking statements,” which represent the sponsor’s expectations and beliefs about future events. Actual results may vary materially from such expectations. For a discussion of the factors which could cause actual results to differ from expectations, please see the caption entitled “Risk Factors” in this prospectus supplement and in the prospectus.

Summary

           The following summary is a very general overview of the terms of the notes being offered by this prospectus supplement and does not contain all of the information that you need to consider in making your investment decision.

           Before deciding to purchase the offered notes, you should consider the more detailed information appearing elsewhere in this prospectus supplement and in the prospectus.

           This prospectus supplement contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward Looking Statements” in this prospectus supplement and the prospectus.

General

•	The offered notes will be issued pursuant to an indenture of trust and will include both senior notes and subordinate notes having the rights described in the prospectus. We will use the proceeds from the sale of the offered notes to purchase portfolios of student loans, to make a deposit to the Reserve Fund, to redeem a series of previously issued auction rate notes and to pay costs of issuing the offered notes.

•	We have previously issued other series of notes and have used the proceeds we received to purchase student loans. All of those student loans previously acquired, along with the student loans we purchase with the proceeds of the offered notes, have been or will be originated under the Federal Family Education Loan Program and are or will be pledged to the indenture trustee to secure repayment of all the notes issued under the indenture. The composition of this common pool of collateral will change over time as student loans are repaid and new student loans are added.

•	The sole source of funds for payment of all of the notes issued under the indenture are the student loans, the investments of moneys under the indenture that we pledge to the indenture trustee and the payments that we receive on those student loans and investments. To the extent the value of the student loans and other assets in the trust estate exceeds certain percentages and dollar amounts of our outstanding notes, the indenture trustee may release funds to the sponsor. See “Security and Sources of Payment for the Notes—Surplus Fund” in the prospectus for additional information.

Closing Date

•	The closing date for this offering is expected to be on or about January 31, 2005.

Cut-Off Date

•	The cut-off date for a student loan the trust acquires will be the date on which that student loan is transferred to the trust. The trust will receive all payments made on a student loan on and after its cut-off date.

Statistical Calculation Date

           The information presented in this prospectus supplement is given as of November 30, 2004 for the student loans the trust currently owns in addition to those student loans that were originated on or prior to that date that the trust will acquire on the closing date. We refer to November 30, 2004 as the statistical calculation date. The sponsor believes that the information set forth in this prospectus supplement with respect to those student loans as of the statistical calculation date is representative of the characteristics of the student loans as they will exist on the closing date, although certain characteristics of the student loans may vary.

Acquisition Period

           On the closing date, we will deposit approximately $1,186,833,900 into the Acquisition Fund, approximately $975,000,000 of which will be used to acquire student loans on the closing date.

           Until June 27, 2005, we may use amounts in the Acquisition Fund to acquire student loans. Any amounts remaining in the Acquisition Fund on June 27, 2005 will be transferred to the Retirement Account of the Debt Service Fund on that date and used to redeem notes.

Collateralization Ratios

           On the closing date, after we issue the offered notes and acquire the student loans that we expect to acquire on the closing date:

•	the senior asset percentage will equal approximately 103.5%; and

•	the subordinate asset percentage will equal approximately 98.5%.

           Principal collections and excess interest received on the student loans will be used to redeem offered notes and no funds will be released to the sponsor until:

•	the senior asset percentage is not less than 107.0%;

•	the subordinate asset percentage is not less than 101.5%; and

•	the aggregate value of all assets pledged under the indenture, less the principal amount of all notes outstanding, exceeds $3,000,000.

           See “Payments on the Offered Notes—Debt Service Fund—Retirement Account” in this prospectus supplement for an explanation of the how the percentages are calculated.

Principal Parties

Issuer:

•	College Loan Corporation Trust I

Depositor:

•	College Loan Corporation

Sponsor:

•	College Loan LLC

Servicers:

•	ACS Education Services, Inc.

•	Great Lakes Educational Loan Services, Inc.

•	Pennsylvania Higher Education Assistance Agency

•	Nelnet, Inc.

           We may replace any servicer with one or more new servicers or may add one or more additional servicers subject to certain conditions in the indenture.

Issuer Administrator:

•	College Loan Corporation

Indenture Trustee:

•	Deutsche Bank Trust Company Americas

Eligible Lender Trustee:

•	Deutsche Bank Trust Company Americas

Delaware Trustee:

•	Wilmington Trust Company

Auction Agent

•	Deutsche Bank Trust Company Americas

Underwriters for the Series 2005-1 LIBOR Rate Notes

•	UBS Securities LLC
•	Citigroup Global Markets Inc.
•	RBC Dain Rauscher Inc.
•	Goldman, Sachs & Co.

Underwriter and Broker-Dealer for the Series 2005-1B Subordinate Notes

•	Goldman, Sachs & Co. for the series 2005-1B subordinate notes.

Distribution Dates

           LIBOR rate notes. Distributions will be made on the LIBOR rate notes on the 25th day of each January, April, July and October. We sometimes refer to these distribution dates as “quarterly distribution dates.” If any quarterly distribution date is not a business day, the quarterly distribution date will be the next business day. The initial quarterly distribution date will be April 25, 2005.

           Auction rate notes. Distributions will be made on the auction rate notes on the business day following the end of each auction period. However, if an auction period exceeds one year, distributions also will be made to the auction rate notes semi-annually. We sometimes refer to a distribution date for a series of auction rate notes as an “auction rate distribution date.”

Collection Periods

           The collection periods will be the calendar month preceding each monthly calculation date.

Interest Accrual Periods

           LIBOR rate notes. The initial interest accrual period for the LIBOR rate notes begins on the closing date and ends on April 24, 2005. For all other quarterly distribution dates, the interest accrual period will begin on the prior quarterly distribution date and end on the day immediately preceding such quarterly distribution date.

           Auction rate notes. The initial interest accrual period for the series 2005-1B subordinate notes will begin on the closing date and end on the initial auction date for that series. For all other distribution dates for the series 2005-1B subordinate notes, the interest accrual period is the period from the previous auction rate distribution date for that series through the date preceding the upcoming auction rate distribution date for that series of notes.

           We sometimes refer to an interest accrual period for a series of auction rate notes as an "auction period."

Record Date

           Interest and principal on the offered notes will be payable to the record holders of the offered notes as of the close of business on the record date, which is the business day before the related distribution date.

Monthly Calculation Date

           The 25th day of each calendar month, or if such day is not a business day, the next business day.

Description of the Notes

General

College Loan Corporation Trust I is offering the following student loan asset-backed notes:

•	series 2005-1A-1 senior notes in the aggregate principal amount of $216,000,000;

•	series 2005-1A-1 senior notes in the aggregate principal amount of $216,000,000;

•	series 2005-1A-2 senior notes in the aggregate principal amount of $393,000,000;

•	series 2005-1A-3 senior notes in the aggregate principal amount of $300,000,000;

•	series 2005-1A-4 senior notes in the aggregate principal amount of $214,000,000;

•	series 2005-1A-5 senior notes in the aggregate principal amount of $137,000,000; and

•	series 2005-1B subordinate notes in the aggregate principal amount of $40,000,000.

           The series 2005-1A-1 senior notes, series 2005-1A-2 senior notes, series 2005-1A-3 senior notes, series 2005-1A-4 senior notes and series 2005-1A-5 senior notes will bear interest based on three-month LIBOR, and we sometimes refer to them as “series 2005-1 LIBOR rate notes” or “LIBOR rate notes.” The series 2005-1B subordinate notes will bear interest based on an auction rate. We sometimes refer to the series 2005-1B subordinate notes as “auction rate notes.” All the notes offered pursuant to this prospectus supplement are referred to collectively as the “series 2005-1 notes.” The LIBOR rate notes will be available for purchase in minimum denominations of $100,000 and additional increments of $1,000. The auction rate notes will be available for purchase in multiples of $50,000.

Final Maturity

•	The final maturity date for the series 2005-1A-1 senior notes is January 25, 2014;

•	the final maturity date for the series 2005-1A-2 senior notes is July 25, 2024;

•	the final maturity date for the series 2005-1A-3 senior notes is October 25, 2025;

•	the final maturity date for the series 2005-1A-4 senior notes is April 25, 2027;

•	the final maturity date for the series 2005-1A-5 senior notes is October 25, 2030; and

•	the final maturity date for the series 2005-1B subordinate notes is January 1, 2045.

Interest Rates and Payments

           LIBOR rate notes. The series 2005-1 LIBOR rate notes will bear interest at the following annual rates:

•	the series 2005-1A-1 senior notes will bear interest at an annual rate equal to three-month LIBOR, except for the initial interest accrual period, plus 0.03%;

•	the series 2005-1A-2 senior notes will bear interest at an annual rate equal to three-month LIBOR, except for the initial interest accrual period, plus 0.10%;

•	the series 2005-1A-3 senior notes will bear interest at an annual rate equal to three-month LIBOR, except for the initial interest accrual period, plus 0.12%;

•	the series 2005-1A-4 senior notes will bear interest at an annual rate equal to three-month LIBOR, except for the initial interest accrual period, plus 0.15%; and

•	the series 2005-1A-5 senior notes will bear interest at an annual rate equal to three-month LIBOR, except for the initial interest accrual period, plus 0.20%.

           The indenture trustee will determine the rate of interest on the series 2005-1 LIBOR rate notes on the second business day prior to the start of the applicable interest accrual period. Interest on the series 2005-1 LIBOR rate notes will be calculated on the basis of the actual number of days elapsed during the interest accrual period divided by 360.

           For the initial interest accrual period, the indenture trustee will determine the LIBOR rate according to the formula described below in “Payments on the Offered Notes – Interest Payments”.

           Interest accrued on the outstanding principal balance of the series 2005-1 LIBOR rate notes during each interest accrual period will be paid on the related quarterly distribution date.

           Auction rate notes. The interest rate on the auction rate notes is determined at auction. However, the interest rate on the auction rate notes for the initial interest accrual period will be determined prior to the closing date. The initial auction date and the initial rate adjustment date for the auction rate notes are set forth below:

                     Initial Auction     Initial Rate
      Series               Date         Adjustment Date
----------------    ----------------- -------------------
 Series 2005-1B       March 1, 2005     March 2, 2005

           For each auction period, other than the initial auction period, the interest rate for the auction rate notes will be the lower of:

•	the rate determined pursuant to the auction procedures described under "Description of the Notes--Auction rate notes" in the prospectus; and

•	the maximum rate, which is equal to the least of:

•	the maximum auction rate;

•	17%;

•	the maximum rate permitted by law; and

•	during a net loan rate restriction period, the net loan rate, which is based upon the actual return on the student loans in the trust minus administrative expenses.

           We sometimes refer to the interest rate for the auction rate notes as the "auction rate."

           Interest will be calculated on the auction rate notes on the basis of the actual number of days elapsed in the related auction period divided by 365 or 366, as the case may be.

           After the initial auction period, the period between auctions for the auction rate notes will generally be 28 days, subject to adjustment if the auction period would begin or end on a non-business day. The length of the auction period, the auction date or the nature of the interest rate for the auction rate notes may change as described under “Description of the Notes—Auction rate notes” in the prospectus.

           If, on the first day of any auction period, a payment default on the auction rate notes has occurred and is continuing, the rate for the interest accrual period will be the non-payment rate, which generally is one-month LIBOR plus 1.50%, but not exceeding the lesser of 17% per annum or the highest rate permitted by law.

           If in any auction all the auction rate notes subject to the auction are subject to hold orders, the interest rate for the interest accrual period will equal the all-hold rate, which is 90% of the one-month LIBOR rate for a period comparable to the auction period, but not exceeding the maximum rate.

           Interest accrued on the outstanding principal balance of the auction rate notes during the preceding auction period will be paid on the related auction rate distribution date.

Principal Redemptions

           Although no installments of principal are due on the notes prior to their stated maturity, on each payment date principal reduction payments or principal redemptions will be made on the notes in an amount equal to the funds available to pay principal on the notes as described in “Security and Sources of Payment for the Notes—Collection Fund” and “—Debt Service Fund” in the prospectus.

Collection Fund

           The indenture trustee will credit to the Collection Fund:

•	all revenues derived from the student loans;

•	unless otherwise provided in a supplemental indenture, proceeds of the sale of any student loans held in the Acquisition Fund;

•	any amounts transferred from the Acquisition Fund, the Administration Fund and the Reserve Fund; and

•	any earnings on investments of funds in the Acquisition Fund, the Reserve Fund, the Administration Fund, the Collection Fund, the Surplus Fund and the Debt Service Fund.

           On each monthly calculation date, the indenture trustee will transfer the moneys deposited during the preceding month into the Collection Fund as follows:

           First, to make any payments required under any joint sharing agreement;

           Second, to make any payments due and payable by the trust to the U.S. Department of Education related to the financed student loans or any other payment due and payable to a guarantee agency relating to its guarantee of student loans;

           Third, to the Administration Fund to provide for payment of certain fees, costs and expenses of the trust, subject to the limitations set forth in any supplemental indenture;

           Fourth, to the Interest Account of the Debt Service Fund, to provide for the payment of interest on senior notes or other senior obligations (except for certain payments due under senior swap agreements);

           Fifth, to the Principal Account of the Debt Service Fund, to provide for the payment of principal of senior notes at stated maturity or on mandatory sinking fund payment dates or the reimbursement of senior credit facility providers for the payment of principal of the notes;

           Sixth, to the Interest Account of the Debt Service Fund, to provide for the payment of interest on subordinate notes or other subordinate obligations (except for certain payments due under subordinate swap agreements);

           Seventh, to the Principal Account of the Debt Service Fund, to provide for the payment of principal of subordinate notes at stated maturity or on mandatory sinking fund payment dates or the reimbursement of subordinate credit facility providers for the payment of principal of the notes;

           Eighth, to the Reserve Fund if necessary to increase the balance thereof to its required level;

           Ninth, to the Interest Account of the Debt Service Fund, to provide for the payment of interest on junior subordinate notes or other junior obligations (except for certain payments due under junior subordinate swap agreements);

           Tenth, to the Principal Account of the Debt Service Fund, to provide for the payment of principal of junior subordinate notes at stated maturity or on mandatory sinking fund payment dates or the reimbursement of junior subordinate credit facility providers for the payment of principal of the notes;

           Eleventh, to make such other payments as may be set forth in a supplemental indenture upon satisfaction of a rating agency condition;

           Twelfth, to the Acquisition Fund to fund any add-on loans required to be funded under the Higher Education Act of 1965, as amended, relating to consolidation loans owned by the trust;

           Thirteenth, to the Retirement Account of the Debt Service Fund at the direction of the issuer, to provide for the redemption of, or distribution of principal with respect to, notes (or the reimbursement of credit facility providers for the payment of the prepayment price of the notes);

           Fourteenth, to the Acquisition Fund to fund subsequent disbursements required to be funded under the Higher Education Act of 1965, as amended, relating to Stafford loans and PLUS loans owned by the trust;

           Fifteenth, to the Interest Account of the Debt Service Fund, to provide for the payment of carry-over amounts (and interest thereon) due with respect to the senior notes;

           Sixteenth (but only if the senior asset percentage would be at least 100% upon the application of such amounts), to the Interest Account of the Debt Service Fund, to provide for the payment of carry-over amounts (and interest thereon) due with respect to the subordinate notes;

           Seventeenth, (but only if the senior asset percentage and the subordinate asset percentage would be at least 100% upon the application of such amounts), to the Interest Account of the Debt Service Fund, to provide for the payment of carry-over amounts (and interest thereon) with respect to the junior subordinate notes;

           Eighteenth, to the Interest Account of the Debt Service Fund, to provide for the payment of unpaid amounts due under senior swap agreements;

           Nineteenth, to the Interest Account of the Debt Service Fund to provide for the payment of unpaid amounts due under subordinate swap agreements;

           Twentieth, to the Interest Account of the Debt Service Fund, to provide for the payment of unpaid amounts due under junior subordinate swap agreements;

           Twenty-first, to the Retirement Account of the Debt Service Fund, to provide for the redemption of, or distribution of principal with respect to, notes until, after applying these amounts, the senior asset percentage will not be less than 107%, the subordinate asset percentage will be not less than 101.5% and the aggregate value of all assets pledged under the indenture, less the principal amount of all notes outstanding, will exceed $3,000,000. These percentages may be decreased with confirmation from the rating agencies that the change will not adversely affect the ratings on any of the notes; and

           Twenty-second, to the Surplus Fund, any excess.

           So long as any offered notes are outstanding no payments will be made pursuant to priority eleventh above.

           Retirement Account. All notes that are to be redeemed, or with respect to which principal distributions are to be made, other than at stated maturity, will be redeemed or paid with moneys deposited to the Retirement Account.

           The trust issued previously, and has outstanding, three series of its series 2003-2 notes, each series of which is a LIBOR rate note, and five series of its series 2004-1 notes, four series of which are LIBOR rate notes and one series of which is an auction rate note. Since the timing and amount of principal payments on the trust’s previously issued series 2003-2 notes and series 2004-1 notes will affect the timing and amount of principal payments on the series 2005-1 notes, the following describes the principal payment priorities of the series 2003-2 notes and series 2004-1 notes.

           So long as any series 2003-2 notes are outstanding, on each monthly calculation date the indenture trustee will transfer to the Retirement Account and allocate to the series 2003-2 notes pursuant to priority thirteenth above (to the extent amounts are available in the Collection Fund or the Surplus Fund, after taking into account all prior application of moneys in those funds on that monthly calculation date) an amount equal to the amount determined by the following formula:

           TA = [(TB) x (F/3)] - RAB

           Where

           TA = Amount to be transferred to the Retirement Account and allocated to the series 2003-2 notes on the monthly calculation date.

           TB = Excess, if any, of the aggregate outstanding principal balance of each series of series 2003-2 notes immediately prior to the monthly calculation date less the aggregate targeted balance of each series of series 2003-2 notes listed on Schedule A hereto for the next quarterly distribution date or, if such monthly calculation date is also a quarterly distribution date, the targeted balance for that distribution date.

           F = 1 for the first monthly calculation date occurring in an interest accrual period, 2 for the second monthly calculation date occurring in an interest accrual period and 3 for the third monthly calculation date occurring in an interest accrual period.

           RAB = Amount on deposit in the Retirement Account immediately prior to such monthly calculation date and allocated to the series 2003-2 notes.

           So long as any series 2003-2 notes are outstanding, on each quarterly distribution date the indenture trustee will use amounts on deposit in the Retirement Account and allocated to the series 2003-2 notes to redeem series 2003-2 notes up to the amount needed to reduce their outstanding principal balance to their targeted balance listed on Schedule A hereto for that quarterly distribution date.

           The series 2003-2 notes were structured so that payments of principal will be made on these notes in a sequential order. Therefore, prior to an event of default under the indenture, no series 2003-2 note will receive a payment of principal if a series 2003-2 note with a lower numerical designation is outstanding.

           Prior to their final maturity date, the series 2004-1 notes and series 2005-1 notes will not receive distributions pursuant to priority thirteenth above. Rather, they will receive distributions pursuant to priority twenty-first above.

           Redemptions of notes will be made pursuant to priority twenty-first above as follows:

           First, to redeem each series of series 2004-1 LIBOR rate notes following its principal lock-out period, sequentially in numerical order starting with the series 2004-1A-1 senior notes and ending with the series 2004-1A-4 senior notes, until their outstanding principal balance is reduced to zero.

           Second, to redeem each series of series 2005-1 LIBOR rate notes up to the amount needed to reduce their outstanding principal balance to their targeted balance listed on schedule A hereto for that quarterly distribution date. Redemptions will be made up to these amounts even if the senior asset percentage and subordinate asset percentage would exceed the amounts otherwise required.

           Third, to redeem each series of auction rate notes issued by the trust that are then permitted to be redeemed. The specific series of notes to be redeemed will be determined by issuer order and the redemptions will occur on the auction rate distribution date for the applicable series pursuant to the auction procedures described in the prospectus.

           Fourth, to redeem each series of series 2003-2 notes sequentially in ascending numerical order, until their outstanding principal balance is reduced to zero.

           Fifth, to redeem each series of series 2004-1 LIBOR rate notes during its principal lock-out period, sequentially in numerical order starting with the series 2004-1A-1 senior notes and ending with the series 2004-1A-4 senior notes, until their outstanding principal balance is reduced to zero.

           Sixth, to redeem each series of series 2005-1 LIBOR rate notes sequentially in numerical order, starting with the series 2005-1A-1 senior notes and ending with the series 2005-1A-5 senior notes, until their outstanding principal balance is reduced to zero.

           The principal lock-out period for the series 2004-1 LIBOR rate notes will end on the day immediately preceding the quarterly distribution date occurring in January 2006 with respect to the series 2004-1A-1 senior notes, July 2008 with respect to the series 2004-1A-2 senior notes, October 2010 with respect to the series 2004-1A-3 senior notes and January 2015 with respect to the series 2004-1A-4 senior notes.

           When the series 2005-1 LIBOR rate notes are receiving principal distributions, on each monthly calculation date the indenture trustee will transfer to the Retirement Account and allocate to the series 2005-1 LIBOR rate notes pursuant to priority twenty-first under “Summary - Collection Fund” (to the extent amounts are available in the Collection Fund or the Surplus Fund, after taking into account all prior application of moneys in those funds on that monthly calculation date) an amount equal to the amount determined by the following formula:

           TA = [(TB) x (F/3)] - RAB

           Where

           TA = Amount to be transferred to the Retirement Account and allocated to the series 2005-1 LIBOR rate notes on the monthly calculation date.

           TB = Excess, if any, of the aggregate outstanding principal balance of each series of series 2005-1 LIBOR rate notes immediately prior to the monthly calculation date less the aggregate targeted balance of each series of series 2005-1 LIBOR rate notes listed on Schedule A hereto for the next quarterly distribution date or, if such monthly calculation date is also a quarterly distribution date, the targeted balance for that distribution date.

           F = 1 for the first monthly calculation date occurring in an interest accrual period, 2 for the second monthly calculation date occurring in an interest accrual period and 3 for the third monthly calculation date occurring in an interest accrual period.

           RAB = Amount on deposit in the Retirement Account immediately prior to such monthly calculation date and allocated to the series 2005-1 LIBOR rate notes.

           If on any quarterly distribution date on which the series 2003-2 notes are receiving principal distributions, the amount in the Retirement Account allocated to the series 2003-2 notes is less than the amount needed to reduce their outstanding principal balance to their targeted balance for that quarterly distribution date, amounts in the Retirement Account allocated to the series 2005-1 LIBOR rate notes, up to the amount of the deficiency, will be reallocated from the series 2005-1 LIBOR rate notes to the series 2003-2 notes.

           On each quarterly distribution date occurring when the series 2005-1 LIBOR rate notes are receiving principal distributions, the indenture trustee will use amounts on deposit in the Retirement Account and allocated to the series 2005-1 LIBOR rate notes to redeem series 2005-1 LIBOR rate notes up to the amount needed to reduce their outstanding principal balance to their targeted balance listed on Schedule A hereto for that quarterly distribution date.

           As a result of the priorities described above:

•	so long as any series 2003-2 notes remain outstanding, deposits will be made to the Retirement Account pursuant to priority thirteenth above prior to any other series of notes issued by the trust, including the series 2004-1 notes and series 2005-1 notes, receiving a principal payment, except for any payments due at the stated maturity of a series of notes;

•	so long as any series 2004-1 LIBOR rate note is outstanding and not in a principal lock-out period, no series 2005-1 note will receive payments of principal;

•	the series 2005-1A-2 senior notes will not receive any payments of principal so long as any series 2005-1A-1 senior notes remain outstanding;

•	the series 2005-1A-3 senior notes will not receive any payments of principal so long as any series 2005-1A-2 senior notes remain outstanding;

•	the series 2005-1A-4 senior notes will not receive any payments of principal so long as any series 2005-1A-3 senior notes remain outstanding;

•	the series 2005-1A-5 senior notes will not receive any payments of principal so long as any series 2005-1A-4 senior notes remain outstanding; and

•	no series of series 2005-1 LIBOR rate notes will receive any payments of principal exceeding the amount needed to reduce its outstanding principal balance to the targeted balance listed on Schedule A for the applicable quarterly distribution date unless the trust has redeemed previously each series of auction rate notes that are then permitted to be redeemed and each series of series 2003-2 notes and series 2004-1 LIBOR rate notes.

           Subordinate notes will not be redeemed so long as any series 2003-2 notes, series 2004-1 LIBOR rate notes or series 2005-1 LIBOR rate notes are outstanding. Thereafter, subordinated notes may only be redeemed if, after giving effect to the redemption, while senior notes are outstanding, the senior asset percentage will be at least equal to 107%, and the subordinate asset percentage will be least equal to 100.5%. These percentages may be decreased with confirmation from the rating agencies that the change will not adversely affect the ratings on any of the notes.

           Subject to the limitations described in the preceding paragraph, the subordinate notes, including the series 2005-1B subordinate notes, may be redeemed at our option, in whole or in part, on any auction rate distribution date for that series at a price equal to 100% of the principal amount of notes being redeemed, plus accrued interest to the redemption date.

Characteristics Of Our Student Loan Portfolio

           The portfolio of student loans that we currently own and the student loans that we expect to acquire on the closing date with the proceeds of the series 2005-1 notes will be originated by College Loan Corporation under the Federal Family Education Loan Program. The portfolio is further described below under “Characteristics of our Student Loans” in this prospectus supplement.

           Book-Entry Registration

           The offered notes will be delivered in book-entry form through the Same Day Settlement System of The Depository Trust Company.

Federal Income Tax Consequences

           Stroock & Stroock & Lavan LLP will deliver an opinion that, for federal income tax purposes, the offered notes will be treated as debt, as described in the prospectus. You will be required to include in your income interest on the offered notes as the interest accrues or is paid, in accordance with your method of tax accounting. See “Federal Income Tax Consequences” in this prospectus supplement and the prospectus.

ERISA Considerations

           Notes that are treated as indebtedness without substantial equity features are eligible for purchase by or on behalf of employee benefit plans, retirement arrangements, individual retirement accounts and Keogh Plans, subject to the considerations discussed under “ERISA Considerations” in this prospectus supplement and the prospectus.

Rating of the Notes

           The senior notes offered pursuant to this prospectus supplement will be rated “Aaa” by Moody’s Investors Service, Inc., “AAA” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and “AAA” by Fitch Ratings.

           The subordinate notes offered pursuant to this prospectus supplement will be rated at least “A2” by Moody’s Investors Service, Inc., at least “A” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and at least “A” by Fitch Ratings.

Irish Stock Exchange Listing

           Application will be made to list the series 2005-1 senior notes on the Irish Stock Exchange. There can be no assurance that this listing will be obtained. The issuance and settlement of the notes is not conditioned on the listing of the series 2005-1 senior notes on the Irish Stock Exchange.

CUSIP Numbers

•	Series 2005-1A-1 Senior Notes:	194262CG4
•	Series 2005-1A-2 Senior Notes:	194262CH2
•	Series 2005-1A-3 Senior Notes:	194262CJ8
•	Series 2005-1A-4 Senior Notes:	194262CK5
•	Series 2005-1A-5 Senior Notes:	194262CL3
•	Series 2005-1B Subordinate Notes:	194262CM1

International Securities Identification
Numbers (ISIN)

•	Series 2005-1A-1 Senior Notes:	US194262CG46
•	Series 2005-1A-2 Senior Notes:	US194262CH29
•	Series 2005-1A-3 Senior Notes:	US194262CJ84
•	Series 2005-1A-4 Senior Notes:	US194262CK57
•	Series 2005-1A-5 Senior Notes:	US194262CL31
•	Series 2005-1B Subordinate Notes:	US194262CM14

Euroclear & Clearstream Common Codes

•	Series 2005-1A-1 Senior Notes:	021143901
•	Series 2005-1A-2 Senior Notes:	021143979
•	Series 2005-1A-3 Senior Notes:	021144037
•	Series 2005-1A-4 Senior Notes:	021144088
•	Series 2005-1A-5 Senior Notes:	021144096
•	Series 2005-1B Subordinate Notes:	021144118

Risk Factors

           The discussion under the heading “Risk Factors” in the prospectus describes risks associated with your investment in the notes. In addition, you should consider the following factors:

Our assets may not be sufficient to pay our notes

           On the closing date, after we issue the offered notes and acquire the student loans that we expect to acquire on the closing date, the aggregate principal balance of the student loans we own and the other assets pledged as collateral for our notes will be approximately 98.5% of the aggregate principal balance of all our outstanding notes. As a result, if an event of default should occur under the indenture and we were required to redeem all of our notes, our liabilities may exceed our assets. If this were to occur, we would be unable to repay in full all of the holders of our notes and this would affect our subordinate notes before affecting our senior notes.

The acquisition of additional student loans after the closing date may cause the characteristics of the student loans to differ from those described in this prospectus supplement

           Student loans may be added to the trust with amounts in the Acquisition Fund and with the proceeds of the issuance of additional notes by the trust. Following the transfer of additional student loans to the trust after the closing date, the characteristics of the student loans may differ from the information as of the statistical calculation date presented in this prospectus supplement. The characteristics that may differ include the composition of the student loans, changes in the relative concentration of guarantors in the student loan pool, the distribution by loan type, the distribution by interest rate, the distribution by principal balance and the distribution by remaining term.

The series B notes are subordinated to the series A notes

           Payments of interest and principal on the series B notes are subordinated in priority of payment to payments of interest and principal on the series A notes. Accordingly, holders of series B notes will bear a greater risk of loss than holders of the series A notes in the event of a shortfall in available funds or amounts in the Reserve Fund due to losses or for any other reason. If the actual rate and amount of losses on the student loans exceeds your expectations, and if amounts in the Reserve Fund are insufficient to cover the resulting shortfalls, the yield to maturity on series B notes may be lower than you anticipate and you could suffer a loss. Series B notes are also subordinate to the series A notes as to the direction of remedies upon an event of default under the indenture.

Adverse changes in the financial condition of a guarantee agency may cause a delay or losses on payment of the notes.

           Each student loan is guaranteed by a guarantee agency. American Student Assistance has guaranteed approximately 76.07% of the outstanding principal balance of the student loans as of the statistical calculation date. If there should be a material adverse change in the financial condition of American Student Assistance, it may fail to make its guaranteed payments to the eligible lender trustee. Although in these circumstances we may submit claims directly to the Department of Education, there may be delays in the trust receiving claim payments from the Department of Education. The delay of any such guaranteed payments, interest subsidy payments, or special allowance payments could adversely affect our ability to pay timely interest and principal on the notes.

The notes may have a degree of basis risk which could compromise the issuer’s ability to pay principal and interest on the notes

           There is a degree of basis risk associated with your notes. Basis risk is the risk that shortfalls might occur because, among other things, the interest rates of the trust’s student loans and those of your notes adjust on the basis of different indexes. If a shortfall were to occur, the trust’s ability to pay your principal and/or interest on your notes could be compromised.

The interest rates on the auction rate notes are subject to limitations, which could reduce your yield

           The interest rate on the auction rate notes may be limited by the maximum rate, which will be based on the least of the maximum auction rate, the maximum interest rate (17% per annum or the maximum interest rate permitted by law) or, in certain circumstances, the net loan rate (which is based on the actual return on the trust’s student loans, less certain administrative costs). If, for any auction period, the maximum rate is less than the auction rate determined in accordance with the auction procedures, interest will be paid on the auction rate notes at the maximum rate even though there may be sufficient available funds to pay interest at the auction rate.

           For an auction rate distribution date on which the maximum auction rate, the maximum interest rate or the net loan rate applies, the difference between the amount of interest at the auction rate determined pursuant to the auction procedures for the auction rate notes and the amount of interest at the maximum auction rate, the maximum interest rate or the net loan rate will become a carry-over amount, and will be paid on succeeding auction rate distribution dates only to the extent that there are funds available for that purpose and other conditions are met. It is possible that such carry-over amount may never be paid. Any carry-over amount not paid at the time of redemption or maturity of an auction rate note will be extinguished.

A court ruling may adversely affect a party’s ability to enforce agreements requiring compliance with the Higher Education Act

           In December 2002, the United States District Court for the Eastern District of Virginia, in College Loan Corporation v. SLM Corporation, et al., held that “…the HEA [Higher Education Act] preempts state law actions that implement the HEA to satisfy an element of a common law claim between lenders and servicers” and stated that plaintiff could not “…employ … purported violations of the HEA to satisfy elements of its state law [contract and tort] claims.” In subsequent rulings, the court stated that, in its view, the HEA also preempts state law claims that require the plaintiff to prove compliance with the HEA. This case is currently on appeal.

           The court’s rulings may be interpreted as providing that an entity, such as the trust, may be unable to obtain judicial enforcement of the remedies provided in servicing agreements, loan sale agreements and other agreements if such enforcement is predicated on the alleged failure of a party to comply with the HEA or requires the enforcing party to show that it complied with the HEA.

Military events may result in delayed payments from borrowers called to active military service

           The Servicemembers Civil Relief Act, as amended (“Relief Act”), was signed into law by the President on December 19, 2003 and updates and replaces the Soldiers’ and Sailors’ Civil Relief Act of 1940. The Relief Act provides relief to borrowers who enter active military service and to borrowers in reserve status who are called to active duty after the origination of their student loans. The response of the United States to the terrorist attacks and possible future military action by the United States is expected to increase the number of citizens who are in active military service, including persons in reserve status who have been called or will be called to active duty.

           The Relief Act also limits the ability of a lender in the Federal Family Education Loan Program to take legal action against a borrower during the borrower’s period of active duty and, in some cases, during an additional three month period thereafter. As a result, there may be delays in payment and increased losses on the student loans.

           We do not know how many student loans have been or may be affected by the application of the Relief Act and the United States Department of Education’s recent guidelines.

           The Higher Education Relief Opportunities for Students Act of 2003 (HEROES Act of 2003) authorizes the Secretary of Education, during the period ending September 30, 2005, to waive or modify any statutory or regulatory provisions applicable to student financial aid programs under Title IV of the Higher Education Act as the Secretary deems necessary to ensure that student loan borrowers who: are serving on active military duty during a war or other military operation or national emergency, are serving on National Guard duty during a war or other military operation or national emergency, reside or are employed in an area that is declared by any federal, state or local official to be a disaster area in connection with a national emergency, or suffered direct economic hardship as a direct result of war or other military operation or national emergency, as determined by the Secretary, to ensure that such recipients of student financial assistance are not placed in a worse financial position in relation to that assistance, to ensure that administrative requirements in relation to that assistance are minimized, to ensure that calculations used to determine need for such assistance accurately reflect the financial condition of such individuals, to provide for amended calculations of overpayment, and to ensure that institutions of higher education, eligible lenders, guaranty agencies and other entities participating in such student financial aid programs that are located in, or whose operations are directly affected by, areas that are declared to be disaster areas by any federal, state or local official in connection with a national emergency may be temporarily relieved from requirements that are rendered infeasible or unreasonable. The Secretary was given this same authority under Public Law 107-122, signed by the President on January 15, 2001 but the Secretary has yet to use this authority to provide specific relief to servicepersons with loan obligations who are called to active duty.

           The number and aggregate principal balance of student loans that may be affected by the application of the HEROES Act of 2003 is not known at this time. Accordingly, payments received by the issuer on student loans made to a borrower who qualifies for such relief may be subject to certain limitations. If a substantial number of borrowers of the student loans become eligible for the relief provided under the HEROES Act of 2003, there could be an adverse effect on the total collections on the student loans and the ability of the issuer to pay interest on the notes if there are insufficient funds in the reserve account.

Changes to the Higher Education Act may result in adverse changes to the student loans

           In October 2004, Congress passed legislation extending all provisions of the Higher Education Act through September 30, 2005. The Higher Education Act in the past has been the subject of many changes and amendments that have affected its programs. The Higher Education Act is currently subject to reauthorization. During that process, which is ongoing, proposed amendments to the Higher Education Act are more commonplace.

           It is not possible to predict whether or when any of such proposals may be adopted, in what form they may be adopted, or the final content of any such proposals and their effect upon the trust’s student loan program.

Previously Issued Notes

           Information concerning each outstanding series of notes that we have previously issued under the indenture is provided below. The student loans and other assets pledged to the indenture trustee will serve as collateral for the outstanding notes and any additional notes that we may issue under the indenture in the future, as well as the series 2005-1 notes.

                              Original Principal   Principal Amount as of    Final Maturity
     Series         Class           Amount            December 31, 2004           Date            Interest Rate Index
---------------  ----------- ------------------- -------------------------- ------------------ -----------------------
  Series 2002        A-3          $    73,000,000      $    57,100,000       March 1, 2042            Auction Rate
  Series 2002        A-4          $    73,000,000      $    73,000,000       March 1, 2042            Auction Rate
  Series 2002        A-5          $    73,000,000      $    73,000,000       March 1, 2042            Auction Rate
  Series 2002        A-6          $    73,000,000      $    73,000,000       March 1, 2042            Auction Rate
  Series 2002        A-7          $    73,000,000      $    73,000,000       March 1, 2042            Auction Rate
  Series 2002        A-8          $    73,000,000      $    73,000,000       March 1, 2042            Auction Rate
  Series 2002        A-9          $    73,000,000      $    19,900,000       March 1, 2042            Auction Rate
  Series 2002        B-1          $    42,000,000      $    42,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-10         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-11         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-12         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-13         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-14         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-15         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-16         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-17         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-18         $    80,000,000      $    80,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-19         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-20         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-21         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-22         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-23         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-24         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-25         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-26         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-27         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-28         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-29         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       A-30         $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2002-2       B-2          $    40,000,000      $    40,000,000       March 1, 2042            Auction Rate
 Series 2002-2       B-3          $    40,000,000      $    40,000,000       March 1, 2042            Auction Rate
 Series 2002-2       B-4          $    40,000,000      $    40,000,000       March 1, 2042            Auction Rate
 *Series 2003-1      A-1          $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2003-1       A-2          $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2003-1       A-3          $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2003-1       A-4          $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2003-1       A-5          $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2003-1       A-6          $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2003-1       A-7          $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2003-1       A-8          $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2003-1       A-9          $   100,000,000      $   100,000,000       March 1, 2042            Auction Rate
 Series 2003-1       A-10         $    50,000,000      $    50,000,000       March 1, 2042            Auction Rate
 Series 2003-1       B-1          $    25,000,000      $    25,000,000       March 1, 2042            Auction Rate
 Series 2003-1       B-2          $    25,000,000      $    25,000,000       March 1, 2042            Auction Rate
 Series 2003-2       A-1          $   345,000,000      $   175,100,000       July 25, 2008           3-month LIBOR
 Series 2003-2       A-2          $   646,800,000      $   646,800,000      January 25, 2012         3-month LIBOR
 Series 2003-2       A-3          $   308,200,000      $   308,200,000       July 25, 2013           3-month LIBOR
 Series 2004-1       A-1          $   293,000,000      $   293,000,000       April 25, 2011          3 month LIBOR
 Series 2004-1       A-2          $   307,000,000      $   307,000,000       April 25, 2016          3 month LIBOR
 Series 2004-1       A-3          $   400,000,000      $   400,000,000       April 25, 2021          3 month LIBOR
 Series 2004-1       A-4          $   200,000,000      $   200,000,000       April 25, 2024          3 month LIBOR
 Series 2004-1        B           $   100,000,000      $   100,000,000        May 1, 2044             Auction Rate
                                  ---------------      ---------------
    Total                         $ 6,353,000,000      $ 6,114,100,000

           *This series of notes will be redeemed shortly after the closing date. See “Use of Proceeds” in this prospectus supplement.

           We have paid in full all amounts due and payable on the series of notes specified above.

Credit Enhancement

Subordinate Notes

           Currently, the trust has outstanding $312,000,000 aggregate principal amount of subordinate notes. An additional $40,000,000 aggregate principal amount of subordinate notes will be issued in this offering. Approximately 4.85% of all the trust’s notes that will be outstanding immediately after issuing the series 2005-1 notes will be subordinate notes.

           The rights of the subordinate noteholders to receive payments of interest and principal are subordinated to the rights of the senior noteholders to receive such payments to the extent described in this prospectus supplement and the accompanying prospectus. This subordination is intended to enhance the likelihood of regular receipt by the senior noteholders of the full amount of scheduled monthly payments of principal and interest due them and to protect the senior noteholders against losses.

           Senior noteholders have a preferential right to receive, before any distributions to subordinate noteholders, distributions from the trust estate created under the indenture and, if necessary, the right to receive future distributions on our student loans that would otherwise have been payable to the holders of subordinate notes. See “Description of Credit Enhancement and Swap Agreements—Credit Enhancement” in the prospectus.

Reserve Fund

           We will make a deposit to the Reserve Fund on the date the offered notes are issued in an amount equal to $9,750,000. Subsequent to this deposit, the Reserve Fund will have a balance of approximately $54,485,250. If funds available in the Debt Service Fund are not sufficient to make payments when legally due, moneys in the Reserve Fund may be used to pay amounts due and payable on the notes of any series issued under the indenture. Money withdrawn from the Reserve Fund will be restored to the required minimum balance through transfers from the Collection Fund or the Surplus Fund. The required minimum balance in the Reserve Fund for all notes issued is the greater of $500,000, or the sum of 0.75% of the then outstanding balance of the notes offered by this prospectus supplement and 0.75% of the then outstanding principal balance of all other notes issued under the indenture. These percentages may be decreased with confirmation from the rating agencies that the change will not adversely affect the ratings on any of the notes.

Use of Proceeds

           We estimate that the net proceeds from the sale of the offered notes will be applied as follows:

            Deposit to Acquisition Fund               $      1,186,833,900
            Deposit to Retirement Account             $        100,000,000
            Deposit to Reserve Fund                   $          9,750,000
                                                      ------------------------
                              Total                   $      1,296,583,900

           Approximately $759,948 of the proceeds deposited to the Acquisition Fund will be used to pay the costs of issuing the offered notes. In addition, we will use the proceeds deposited to the Retirement Account to redeem the series 2003-1A-1 notes shortly after the closing date.

Acquisition of Student Loans

           The trust will acquire student loans from eligible lender trustees holding the student loans on behalf of College Loan Corporation and certain of its affiliates. College Loan Corporation will make representations and warranties with respect to the student loans to be sold, including the following:

•	the amount of the unpaid principal balance of each student loan is due and owing, and no counterclaim, offset, defense or right to rescission exists with respect to any student loan which can be asserted and maintained;

•	each student loan has been duly executed and delivered and constitutes the legal, valid and binding obligations of the maker (and the endorser, if any) thereof, enforceable in accordance with its terms;

•	each student loan complies in all respects with the requirements of the Higher Education Act;

•	College Loan Corporation and College Loan Corporation’s eligible lender trustee on behalf of College Loan Corporation is the sole owner and holder of each student loan and has full right and authority to sell and assign the same free and clear of all liens, claims or encumbrances; no student loan has been pledged or assigned for any purpose; and each student loan is free of any and all liens, claims, encumbrances and security interests of any description;

•	each student loan is guaranteed; such guarantee is in full force and effect, is freely transferable as an incident to the sale of each student loan; all amounts due and payable to the Secretary of Education or a guarantee agency, as the case may be, have been or will be paid in full, and none of the student loans has at any time been tendered to either the Secretary of Education or any guarantee agency for payment;

•	each student loan was made in compliance with all applicable local, state and federal laws, rules and regulations, including, without limitation, all applicable nondiscrimination, truth-in-lending, consumer credit and usury laws; and

•	each student loan is accruing interest (whether or not such interest is being paid currently, either by the borrower or the Secretary of Education, or is being capitalized).

           At the trust’s or the indenture trustee’s request, College Loan Corporation will be obligated to repurchase any student loan the trust purchases if:

•	any representation or warranty made or furnished by College Loan Corporation in or pursuant to the loan purchase agreement proves to have been materially incorrect as to the student loan;

•	the Secretary of Education or a guarantee agency, as the case may be, refuses to honor all or part of a claim filed with respect to a student loan, including any claim for interest subsidy, special allowance payments, insurance, reinsurance or guarantee payments on account of any circumstance or event that occurred prior to the sale of the student loan to the trust; or

•	on account of any wrongful or negligent act or omission of College Loan Corporation or its servicing agent that occurred prior to the sale of a student loan to the trust, or a defense that makes the student loan unenforceable is asserted by a maker or endorser, if any, of the student loan with respect to his or her obligation to pay all or any part of the student loan.

           Upon the occurrence of any of the conditions set forth above and upon the trust’s or the indenture trustee’s request, College Loan Corporation will be required to pay to the indenture trustee an amount equal to the then outstanding principal balance of the student loan, plus interest and special allowance payments accrued and unpaid with respect to the student loan. In cases where the obligations seeking to be enforced are based on a violation of the Higher Education Act, a finding by the Department of Education that the Higher Education Act was violated may be required prior to the applicable party being able to enforce the loan purchase agreement.

           So long as the offered notes are outstanding, the trust will not sell or exchange its student loans except if the sale proceeds will be used to redeem a series of notes at their stated maturity or, subject to satisfying certain criteria described in the indenture, in connection with loan consolidations, serializations, transfers to a guarantee agency for payment and repurchases for breaches of representations and warranties.

Characteristics of our Student Loans

           As of the statistical calculation date, the trust owned student loans with an outstanding principal balance of $5,878,788,365. Approximately $975,000,000 of the amount deposited into the Acquisition Fund will be used by the trust on the closing date to acquire student loans from the depositor.

           We expect that the remaining funds deposited into the Acquisition Fund, less the amount needed to pay the costs we incur in issuing the notes, will be used by the trust during the acquisition period ending on June 27, 2005 to acquire additional consolidation, Stafford and Plus loans. However, any amounts remaining in the Acquisition Fund on this date will be used to pay principal on the notes as described in “Payments on the Offered Notes—Debt Service Fund—Retirement Account.”

           Set forth below in the following tables are descriptions as of November 30, 2004 - the statistical calculation date - of certain characteristics of the student loans the trust owned as of that date along with $638,955,719 in student loans that the trust expects to acquire on the closing date that existed as of the statistical calculation date. The percentages set forth below may not always add up to 100% due to rounding. All of the trust’s current student loans, and all of the student loans that the trust will acquire with amounts deposited into the Acquisition Fund, were or will be originated after October 1, 1993. These student loans are at least 98% guaranteed by the applicable guarantee agency and are reinsured by the Department of Education up to a maximum of 98% of the guaranteed payments.

           The Higher Education Act authorizes the Department of Education to recognize lenders and lender servicers (as agent for the eligible lender) for an exceptional level of performance in servicing student loans originated under the Federal Family Education Loan Program (“FFELP”). A lender or lender servicer designated as an Exceptional Performer receives 100%, rather than the statutorily prescribed 98%, reimbursement on all claims submitted for insurance provided that the lender or lender servicer meets and maintains all requirements for achieving its designation.

           Great Lakes Educational Loan Services, Inc., Pennsylvania Higher Education Assistance Agency and Nelnet, Inc., which were granted “Exceptional Performer” status, will service a total of approximately 7.52% of the outstanding principal balance of the trust’s student loans as of the statistical calculation date. So long as a servicer’s exceptional performance status remains in effect, all loans serviced by that servicer, including the student loans to be acquired with the proceeds of the notes, will be eligible to receive 100% reimbursement on any claim submitted for payment. The Secretary of Education may revoke a servicer’s exceptional performance status if, among other things, subsequent audits of its servicing operations fail to meet certain due diligence standards, the required audits are not provided to the Secretary or the Secretary determines that an overall level of regulatory compliance has not been maintained. There can be no assurance that a servicer will maintain its “Exceptional Performer” status in the future. Failure by a servicer to maintain its “Exceptional Performer” status in the future is not a default under the servicing agreements.

Composition of our Student Loan Portfolio
as of the Statistical Calculation Date

Aggregate outstanding principal balance                                  $6,517,744,084
Number of borrowers                                                             335,318
Average outstanding principal balance per borrower                              $19,438
Number of loans                                                                 371,071
Average outstanding principal balance per loan                                  $17,565
Average outstanding principal balance per Consolidation loan borrower           $24,931
Average outstanding principal balance per Stafford loan borrower                 $7,543
Average outstanding principal balance per PLUS loan borrower                     $8,337
Weighted average remaining term to maturity (1)                              236 months
Weighted average annual borrower interest rate                                   4.138%
(1)	Determined from the statistical calculation date to the stated maturity date of the applicable student loans, assuming repayment commences promptly upon expiration of the typical grace period following the expected graduation date and without giving effect to any deferral or forbearance periods that may be granted in the future. See “Description of the Federal Family Education Loan Program” in the prospectus.

Distribution of our Student Loans by Loan Type
as of the Statistical Calculation Date

                                                                 Outstanding Principal        Percent of Loans by
              Loan Type                   Number of Loans*              Balance               Outstanding Balance
--------------------------------  --------------------------- -------------------------- --------------------------
PLUS                                         17,408                 $    118,493,109                1.82%
Subsidized Consolidation                    191,058                    2,745,350,134               42.12%
Unsubsidized Consolidation                  196,951                    2,927,603,544               44.92%
Subsidized Stafford                          97,011                      339,962,516                5.22%
Unsubsidized Stafford                        87,299                      386,334,782                5.93%
                                 --------------------------- -------------------------- --------------------------
Total                                       589,727                  $ 6,517,744,084              100.00%
*	The total number of loans is 218,656 greater than the number of loans included in the trust due to ACS not accounting for subsidy status in their definition of a loan.

Scheduled Weighted Average Remaining Months in Status
as of the Statistical Calculation Date

                                                Scheduled Remaining Months in Status
                                ------------------------------------------------------------------------
Current Status         In School      In Grace       Deferment       Forbearance            Repayment
In School               21.9            6.0             -                -                      120.0
Deferment                -              -              13.6              -                      260.5
Forbearance              -              -               -                3.7                    283.6
Repayment                -              -               -                -                      236.0

Distribution of our Student Loans by Borrower Interest Rate
as of the Statistical Calculation Date

  Borrower                      Number of              Outstanding Principal         Percent of Loans by
Interest Rate                     Loans                       Balance                Outstanding Balance
------------------------   -------------------     --------------------------  -----------------------------
2.000% to 2.499%                       1                $        94,717                     *
2.500% to 2.999%                  125,327                 1,161,914,861                17.83%
3.000% to 3.499%                   40,897                   672,359,746                10.32%
3.500% to 3.999%                   56,665                 1,293,181,472                19.84%
4.000% to 4.499%                   86,819                 1,550,261,986                23.79%
4.500% to 4.999%                   33,819                   788,568,116                12.10%
5.000% to 5.499%                    6,732                   195,907,783                 3.01%
5.500% to 5.999%                    3,846                   170,057,375                 2.61%
6.000% to 6.499%                    6,593                   278,280,753                 4.27%
6.500% to 6.999%                    5,340                   226,758,019                 3.48%
7.000% to 7.499%                    1,434                    53,457,937                 0.82%
7.500% to 7.999%                    1,454                    56,264,430                 0.86%
8.000% to 8.999%                    2,144                    70,636,890                 1.08%
                           -------------------     --------------------------  -----------------------------
         Total                    371,071                $6,517,744,084               100.00%

*     Represents a percentage greater than 0% but less than .01%

Distribution of our Student Loans by Borrower Payment Status
as of the Statistical Calculation Date

           Borrower                      Number of              Outstanding Principal         Percent of Loans by
        Payment Status                     Loans                       Balance                Outstanding Balance
-------------------------            ----------------        -------------------------- --------------------------
Repayment                                  218,368                    $4,473,273,260                68.63%
Claim                                          562                         7,727,174                 0.12%
Forbearance                                 17,006                       542,830,188                 8.33%
Deferment                                   38,831                       865,599,671                13.28%
In Grace                                    10,955                        71,152,591                 1.09%
In School                                   85,349                       557,161,201                 8.55%
                                     ----------------        -------------------------- --------------------------
     Total                                 371,071                    $6,517,744,084               100.00%

Distribution of our Student Loans by Date of Disbursement
as of the Statistical Calculation Date

                                                       Outstanding Principal       Percent of Loans by
      Disbursement Date              Number of Loans          Balance              Outstanding Balance
-------------------------------     ----------------- ----------------------      ---------------------
January 1, 2000 and thereafter            371,071           $6,517,744,084            100.00%
                                    ----------------- ----------------------      ---------------------
     Total                                371,071           $6,517,744,084            100.00%

Student loans disbursed prior to October 1, 1993 are 100% guaranteed by the guarantee agency and are 100% reinsured against default by the Department of Education. Student loans disbursed after October 1, 1993 are 98% guaranteed by the guarantee agency and are reinsured by the Department of Education up to a maximum of 98% of the guarantee payments, provided that all student loans serviced by a servicer designated as an “Exceptional Performer” by the Department of Education will be entitled to 100% reimbursement so long as that servicer retains its status as an Exceptional Performer.

Distribution of our Student Loans by Remaining Term to Scheduled Maturity
as of the Statistical Calculation Date

Number of Months Remaining to            Number of               Outstanding Principal        Percent of Loans by
     Scheduled Maturity                    Loans                        Balance               Outstanding Balance
-------------------------------       -----------------       --------------------------  ------------------------
Less than 73                                20,631                    $  42,060,462                  0.65%
73 to 84                                     9,153                       27,383,542                  0.42%
85 to 96                                     6,676                       29,281,138                  0.45%
97 to 108                                    7,114                       38,701,822                  0.59%
109 to 120                                  18,765                      146,456,195                  2.25%
121 to 132                                  35,612                      303,850,257                  4.66%
133 to 144                                  34,930                      291,598,516                  4.47%
145 to 156                                  23,676                      213,048,714                  3.27%
157 to 168                                  56,434                      693,660,494                 10.64%
169 to 180                                  37,851                      489,661,278                  7.51%
181 to 192                                   8,651                      112,324,664                  1.72%
193 to 204                                   3,308                       54,215,550                  0.83%
205 to 216                                  13,176                      273,980,600                  4.20%
217 to 228                                  23,536                      567,322,220                  8.70%
229 to 240                                  21,877                      573,837,196                  8.80%
241 to 252                                   6,226                      167,181,577                  2.57%
253 to 264                                   1,909                       59,001,217                  0.91%
265 to 276                                   5,444                      195,369,506                  3.00%
277 to 288                                   6,613                      282,467,213                  4.33%
289 to 300                                   7,853                      357,269,085                  5.48%
301 to 312                                   3,260                      154,038,141                  2.36%
313 to 324                                     861                       53,208,538                  0.82%
325 to 336                                   3,862                      239,972,658                  3.68%
337 to 348                                   4,311                      332,587,666                  5.10%
349 to 360                                   5,673                      488,802,841                  7.50%
361 and greater                              3,669                      330,462,994                  5.07%
                                      -----------------       --------------------------  ------------------------
         Total                             371,071                   $6,517,744,084               100.00%

Distribution of our Student Loans by SAP Interest Rate Index
as of the Statistical Calculation Date

      SAP Interest Rate                  Number of              Outstanding Principal         Percent of Loans by
            Index                          Loans                       Balance                Outstanding Balance
--------------------------           -------------------     ---------------------------   ------------------------
90 Day CP Index                           371,071                     $6,517,744,084               100.00%
                                     -------------------     ---------------------------   ------------------------
     Total                                371,071                     $6,517,744,084               100.00%

Geographic Distribution of our Student Loans
as of the Statistical Calculation Date

           The following chart shows the geographic distribution of our student loans based on the permanent billing addresses of the borrowers as shown on the servicers’ records:

                                         Number of              Outstanding Principal         Percent of Loans by
           Location                        Loans                       Balance                Outstanding Balance
---------------------------       -----------------------    ---------------------------  -------------------------
Alabama                                     4,037                  $      82,679,696                1.27%
Alaska                                        547                          9,893,321                0.15%
Arizona                                    10,462                        164,423,884                2.52%
Arkansas                                    1,529                         28,200,709                0.43%
California                                 44,696                        819,418,837               12.57%
Colorado                                    7,534                        148,929,911                2.28%
Connecticut                                 4,480                         81,728,857                1.25%
Delaware                                      948                         17,597,291                0.27%
District of Columbia                        1,040                         31,140,984                0.48%
Florida                                    15,866                        297,364,985                4.56%
Foreign                                        57                          1,422,575                0.02%
Georgia                                    10,073                        207,604,643                3.19%
Hawaii                                      1,647                         28,510,599                0.44%
Idaho                                       2,745                         41,035,036                0.63%
Illinois                                   13,417                        275,882,992                4.23%
Indiana                                     5,973                         98,274,729                1.51%
Iowa                                        4,211                         76,980,669                1.18%
Kansas                                      2,902                         55,651,110                0.85%
Kentucky                                    2,974                         57,704,982                0.89%
Louisiana                                   2,739                         58,994,070                0.91%
Maine                                       1,316                         27,517,476                0.42%
Maryland                                    7,977                        157,816,785                2.42%
Massachusetts                               9,592                        178,088,057                2.73%
Michigan                                   12,703                        235,766,879                3.62%
Military (Europe)                             185                          2,901,300                0.04%
Military (Pacific)                             96                          2,106,171                0.03%
Minnesota                                   6,986                        131,231,254                2.01%
Mississippi                                 1,854                         32,005,304                0.49%
Missouri                                    5,846                        118,553,963                1.82%
Montana                                       904                         17,275,358                0.27%
Nebraska                                    1,760                         32,234,305                0.49%
Nevada                                      3,201                         47,853,176                0.73%
New Hampshire                               1,565                         28,381,299                0.44%
New Jersey                                 12,204                        222,498,833                3.41%
New Mexico                                  2,010                         37,435,701                0.57%
New York                                   39,747                        616,825,514                9.46%
North Carolina                              8,287                        152,082,077                2.33%
North Dakota                                  622                         10,488,617                0.16%
Northern Mariana
Islands                                         2                             48,015                   *
Ohio                                       17,318                        272,561,978                4.18%
Oklahoma                                    2,402                         44,214,984                0.68%
Oregon                                      5,690                        113,198,182                1.74%
Pennsylvania                               29,622                        336,487,642                5.16%
Puerto Rico                                 1,994                         36,681,485                0.56%
Rhode Island                                1,333                         25,763,047                0.40%
South Carolina                              2,991                         57,743,135                0.89%
South Dakota                                  878                         16,739,866                0.26%
Tennessee                                   3,760                         72,980,286                1.12%
Texas                                      18,371                        307,049,742                4.71%
Utah                                        2,118                         34,782,403                0.53%
Vermont                                       720                         12,866,489                0.20%
Virgin Islands                                165                          2,714,381                0.04%
Virginia                                    9,209                        190,124,871                2.92%
Washington                                  8,334                        158,321,732                2.43%
West Virginia                               1,934                         37,501,878                0.58%
Wisconsin                                   8,403                        142,546,566                2.19%
Wyoming                                       468                          6,880,661                0.11%
Other                                         627                         14,034,793                0.22%
                                  -----------------------    ---------------------------  -------------------------
      Total                               371,071                     $6,517,744,084              100.00%

*      Represents a percentage greater than 0% but less than .01%

Distribution of our Student Loans in Repayment by the Number of Days of Delinquency*
as of the Statistical Calculation Date

                                         Number of              Outstanding Principal         Percent of Loans by
       Days Delinquent                     Loans                       Balance                Outstanding Balance
--------------------------          -------------------      -------------------------- ---------------------------
  0-30                                    201,599                     $4,170,873,388               93.24%
  31-60                                     6,372                        131,554,109                2.94%
  61-90                                     3,053                         56,705,519                1.27%
  91-120                                    2,170                         36,596,800                0.82%
  121-150                                   1,561                         24,014,293                0.54%
  151-180                                   1,025                         15,048,453                0.34%
  181-210                                     930                         14,707,243                0.33%
  211-240                                     783                         10,427,924                0.23%
  241-270                                     471                          7,251,787                0.16%
  More than 270                               404                          6,093,744                0.14%
                                    -------------------      -------------------------- ---------------------------
         Total                            218,368                     $4,473,273,260              100.00%

*     For loans in repayment status only.

Distribution of our Student Loans by Range of Principal Balance
as of the Statistical Calculation Date

                                                         Outstanding Principal          Percent of Loans by
Principal Balance Range        Number of Borrowers             Balance                 Outstanding Balance
--------------------------  -------------------------  --------------------------  -------------------------
Less than $10,000.00                  117,839              $   631,588,969                    9.69%
10,000.00-19,999.99                   116,394                1,677,652,148                   25.74%
20,000.00-29,999.99                    45,483                1,102,544,596                   16.92%
30,000.00-39,999.99                    21,166                  731,235,959                   11.22%
40,000.00-49,999.99                    11,549                  515,080,189                    7.90%
50,000.00-59,999.99                     7,195                  393,038,535                    6.03%
60,000.00-69,999.99                     4,451                  287,740,804                    4.41%
70,000.00-79,999.99                     3,034                  226,869,534                    3.48%
80,000.00-89,999.99                     2,028                  171,896,285                    2.64%
90,000.00-99,999.99                     1,549                  146,726,374                    2.25%
100,000.00-119,999.99                   1,923                  209,908,514                    3.22%
120,000.00-139,999.99                   1,063                  137,204,431                    2.11%
More than $139,999.99                   1,644                  286,257,745                    4.39%
                            -------------------------  --------------------------  -------------------------
         Total                        335,318               $6,517,744,084                  100.00%

Distribution of our Student Loans by Servicer
as of the Statistical Calculation Date

                                                                         Outstanding Principal        Percent of Loans by
          Servicer                               Number of Loans              Balance               Outstanding Balance
------------------------------------         ----------------------  ------------------------  -------------------------
ACS Education Services, Inc.                          322,134               $6,027,161,689             92.47%
Great Lakes Educational Loan
     Services, Inc.                                    28,732                  422,522,717              6.48%
Pennsylvania Higher Education
     Assistance Agency                                 20,036                   67,894,600              1.04%
Nelnet, Inc.                                              169                      165,079                 *
                                             ----------------------  ------------------------  -------------------------
     Total                                            371,071               $6,517,744,084              100.00%

*     Represents a percentage greater than 0% but less than .01%

Distribution of Our Student Loans by Guarantee Agency
as of the Statistical Calculation Date

                                                                                                Percent of
                                                                                                 Loans by
                                                                         Outstanding           Outstanding
     Guarantee Agency                             Number of Loans     Principal Balance          Balance
------------------------------------------  ----------------------- ---------------------  -----------------------
American Student Assistance                              217,148            $4,958,013,508        76.07%
California Student Aid Commission                         69,237               861,858,500        13.22%
College Access Network (f/k/a Colorado
   Student Loan Program)                                       1                    30,673          *
Education Assistance Corporation                              83                   140,246          *
Educational Credit Management
   Corporation                                               319                 1,886,992         0.03%
Finance Authority of Maine                                     8                    35,304          *
Florida Office of Student Financial Assistance             1,708                 6,165,191         0.09%
Great Lakes Higher Education Guaranty Corporation         28,641               421,477,455         6.47%
Illinois Student Assistance Commission                       968                 6,514,954         0.10%
Iowa College Student Aid Commission                            8                    58,020          *
Kentucky Higher Education Assistance Authority               460                 2,360,678         0.04%
Louisiana Office of Student Financial Assistance              66                   288,784          *
Michigan Higher Education Assistance Authority               137                   621,497         0.01%
Nebraska Student Loan Program                                798                 7,684,081         0.12%
New Jersey Office of Student Assistance                      615                 2,602,961         0.04%
New York State Higher Education Services Corporation      17,211                94,982,702         1.46%
Northwest Education Loan Association                         702                 2,369,236         0.04%
Oklahoma Guaranteed Student Loan
   Program                                                   108                   659,705         0.01%
Oregon Student Assistance Commis                              19                   117,643          *
Pennsylvania Higher Education Assistance Agency           19,953                67,754,353         1.04%
Student Loan Guarantee Foundation of Arkansas                  9                    50,619          *
Tennessee Student Assistance Corporation                       3                    21,837          *
Texas Guaranteed Student Loan Corporation                  5,131                29,915,367         0.46%
United Student Aid Funds, Inc.                             7,738                52,133,778         0.80%
                                            ----------------------- ---------------------  -----------------------
   Total                                                 371,071            $6,517,744,084       100.00%

*      Represents a percentage greater than 0% but less than .01%

Payments on the Offered Notes

Interest Payments

           Interest will accrue on the series 2005-1 notes at their respective interest rates during each interest accrual period and, in the case of the LIBOR rate notes, will be payable to the noteholders on each quarterly distribution date, commencing April 25, 2005. Subsequent distribution dates for the LIBOR rate notes will be on the 25th of each January, April, July and October, or if any such day is not a business day, the next business day. Interest on the auction rate notes will be payable to the noteholders on the business day following the end of each auction period. However, if an auction period exceeds one year, distributions also will be made to the auction rate notes semi-annually. Interest accrued but not paid on any distribution date will be due on the next distribution date together with an amount equal to interest on the unpaid amount at the applicable rate per annum described below. Any such shortfall will be allocated pro rata to the noteholders, based on the total amount of interest due on each series of notes.

           The interest rate on the series 2005-1A-1 senior notes for each interest accrual period will be equal to three-month LIBOR, except for the initial interest accrual period, as determined on the second business day prior to such interest accrual period, plus 0.03%. The interest rate on the series 2005-1A-2 senior notes for each interest accrual period will be equal to three-month LIBOR, except for the initial interest accrual period, as determined on the second business day prior to such interest accrual period, plus 0.10%. The interest rate on the series 2005-1A-3 senior notes for each interest accrual period will be equal to three-month LIBOR, except for the initial interest accrual period, as determined on the second business day prior to such interest accrual period, plus 0.12%. The interest rate on the series 2005-1A-4 senior notes for each interest accrual period will be equal to three-month LIBOR, except for the initial interest accrual period, as determined on the second business day prior to such interest accrual period, plus 0.15%. The interest rate on the series 2005-1A-5 senior notes for each interest accrual period will be equal to three-month LIBOR, except for the initial interest accrual period, as determined on the second business day prior to such interest accrual period, plus 0.20%.

           LIBOR for the initial interest accrual period will be determined by the following formula:

                  x + [ 25/30  * (y-x)]

         where:   x =  two-month LIBOR, and

         y = three-month LIBOR, in each case, as of the second business day before the start of the initial interest accrual period.

           The resulting percentage figure will be rounded to the fifth decimal point.

           Interest on each of the series 2005-1 LIBOR rate notes will be determined based on the amount of interest accrued at the applicable interest rate on the aggregate outstanding principal balance of the applicable series, and will be calculated on the basis of the actual number of days elapsed during the related interest accrual period divided by 360. Interest on the auction rate notes will be determined based on the amount of interest accrued at the applicable auction rate on a per unit basis equal to $50,000, and will be calculated on the basis of the actual number of days elapsed during the related auction period divided by 365 or 366, as the case may be.

Calculation of LIBOR for LIBOR Rate Notes

           For each interest accrual period, LIBOR will be determined by the indenture trustee by reference to the London interbank offered rate for deposits in U.S. dollars having a maturity of three months which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the related LIBOR determination date. The LIBOR determination date will be the second business day before the beginning of each interest accrual period. If this rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. dollars, having the relevant maturity and in a principal amount of not less than U.S. $1,000,000, are offered at approximately 11:00 a.m., London time, on that LIBOR determination date, to prime banks in the London interbank market by four major banks selected by the indenture trustee. The indenture trustee will request the principal London office of each bank to provide a quotation of its rate. If the banks provide at least two quotations, the rate for that day will be the arithmetic mean of the quotations. If the banks provide fewer than two quotations, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the administrator, at approximately 11:00 a.m., New York time, on that LIBOR determination date, for loans in U.S. Dollars to leading European banks having the relevant maturity and in a principal amount of not less than U.S. $1,000,000. If the banks selected as described above are not providing quotations, three-month LIBOR in effect for the applicable interest accrual period will be three-month LIBOR in effect for the previous accrual period.

           For purposes of determining LIBOR, a business day means any day on which banks in New York, New York and London, England are open for the transaction of international business.

Calculation of the Auction Rate

           For each auction period, the auction rate for the series 2005-1B subordinate notes will be the lower of the maximum rate, which is the least of the maximum auction rate, the maximum interest rate (17% per annum or the maximum interest rate permitted by law) and the net loan rate during the net loan rate restriction period, and the rate determined on the related auction date pursuant to the auction procedures described under “Description of the Notes—Auction rate notes” in the prospectus. The interest rate on the series 2005-1B subordinate notes for the initial interest accrual period will be determined prior to the closing date.

           For an auction rate distribution date on which the maximum auction rate, the maximum interest rate or the net loan rate applies, the difference between the amount of interest at the auction rate determined pursuant to the auction procedures for the auction rate notes and the amount of interest at the maximum auction rate, the maximum interest rate or the net loan rate will become a carry-over amount, and will be paid on succeeding auction rate distribution dates only to the extent that there are funds available for that purpose and other conditions are met. See “Description of the Notes – Auction rate notes – Maximum rate and interest carryovers” in the prospectus.

           “Net loan rate” means, for any auction period, the per annum rate equal to the adjusted student loan portfolio rate of return for the immediately preceding calendar month, less the annual fees and expenses paid by the trust to the servicers, administrators, trustees, auction agents, broker dealers, and other third party service providers, expressed as a percentage of the outstanding principal balance of the financed student loans.

           “Adjusted student loan portfolio rate of return” means, for any calendar month, the amount determined by dividing:

           (1) the product of 12 times the sum of the following amounts accrued during that calendar month (whether or not actually received or paid):

•	interest, including interest subsidy payments and special allowance payments, with respect to the financed student loans, plus

•	any payments received by the issuer under the swap agreements, minus

•	any amount required to be paid to the U. S. Department of Education or to be repaid to the guarantee agencies with respect to the financed student loans that do not qualify for a guarantee, minus

•	the aggregate amount of default claims filed during the month with respect to financed student loans that exceed the amount the guarantee agencies are required to pay under the guarantee agreements, minus

•	any reduction in the interest as a result of borrower incentive programs, minus

•	any payments made by the issuer under the swap agreements; by

           (2) the average daily outstanding principal balance of the financed student loans during the calendar month.

           “Net loan rate restriction period” means the period from and including a net loan rate trigger date, to but excluding, a net loan rate termination date.

           “Net loan rate trigger date” means the first day of an auction period which immediately follows six consecutive auction dates, for which the auction rate established on each such auction date, exceeded a per annum rate equal to the sum of the ninety-day United States treasury bill rate in effect as of each auction date, plus 1%.

           “Net loan rate termination date” means, if a net loan trigger date has occurred, the first day of an auction period which immediately follows three consecutive auction dates, for which the auction rate established on the auction dates was equal to, or less than, a per annum rate equal to the sum of the ninety-day United States treasury bill rate as of each such auction date, plus 1%.

Joint Sharing Agreement

           For administrative convenience and due to a Department of Education policy generally limiting the granting of eligible lender identification numbers, billings submitted to the Department of Education for interest subsidy and special allowance payments on behalf of various College Loan Corporation entities or with respect to different indentures may be consolidated with billings for the payments for student loans using the same lender identification number.  Department of Education payments are made in lump sum form.  The same may be applicable with respect to payments by guarantee agencies.  In addition, if amounts are owed by one or more College Loan Corporation entities or from other College Loan Corporation indentures to the Department of Education, Department of Education lump sum payments may be offset by these amounts and therefore may affect other College Loan Corporation entities using the same eligible lender number.  College Loan Corporation entities have agreed, in a document referred to as the “joint sharing agreement” in the indenture, to properly allocate and pay to or from the correct College Loan Corporation entity or indenture amounts which should be reallocated to reflect payment on the student loans of each such entity or indenture.

Principal Redemption

           Principal payments will be made on the offered notes as described below in “Payments on the Offered Notes-Debt Service Fund-Retirement Account.”

Collection Fund

           The indenture trustee will credit to the Collection Fund:

•	all revenues derived from the student loans;

•	unless otherwise provided in a supplemental indenture, proceeds of the sale of any student loans held in the Acquisition Fund;

•	any amounts transferred from the Acquisition Fund, the Administration Fund and the Reserve Fund; and

•	any earnings on investments of funds in the Acquisition Fund, the Reserve Fund, the Administration Fund, the Collection Fund, the Surplus Fund and the Debt Service Fund.

           On each monthly calculation date, or on other dates directed by the issuer, the indenture trustee will transfer the moneys deposited during the preceding month into the Collection Fund as follows:

           First, to make any payments required under any joint sharing agreement;

           Second, to make any payments due and payable by the trust to the U.S. Department of Education related to the financed student loans or any other payment due and payable to a guarantee agency relating to its guarantee of student loans;

           Third, to the Administration Fund to provide for payment of certain fees, costs and expenses of the trust, subject to the limitations set forth in any supplemental indenture;

           Fourth, to the Interest Account of the Debt Service Fund, to provide for the payment of interest on senior notes or other senior obligations (except, with respect to senior swap agreements, only amounts due in the ordinary course and not any termination, indemnity or other similar or extraordinary payment without satisfaction of a rating agency condition);

           Fifth, to the Principal Account of the Debt Service Fund, to provide for the payment of principal of senior notes at stated maturity or on mandatory sinking fund payment dates or the reimbursement of senior credit facility providers for the payment of principal of the notes;

           Sixth, to the Interest Account of the Debt Service Fund, to provide for the payment of interest on subordinate notes or other subordinate obligations (except, with respect to subordinate swap agreements, only amounts due in the ordinary course and not any termination, indemnity or other similar or extraordinary payment without satisfaction of a rating agency condition);

           Seventh, to the Principal Account of the Debt Service Fund, to provide for the payment of principal of subordinate notes at stated maturity or on mandatory sinking fund payment dates or the reimbursement of subordinate credit facility providers for the payment of principal of the notes;

           Eighth, to the Reserve Fund if necessary to increase the balance thereof to its required level;

           Ninth, to the Interest Account of the Debt Service Fund, to provide for the payment of interest on junior subordinate notes or other junior obligations (except, with respect to junior subordinate swap agreements, only amounts due in the ordinary course and not any termination, indemnity or other similar or extraordinary payment without satisfaction of a rating agency condition);

           Tenth, to the Principal Account of the Debt Service Fund, to provide for the payment of principal of junior subordinate notes at stated maturity or on mandatory sinking fund payment dates or the reimbursement of junior subordinate credit facility providers for the payment of principal of the notes;

           Eleventh, to make such other payments as may be set forth in a supplemental indenture upon satisfaction of a rating agency condition;

           Twelfth, to the Acquisition Fund to fund any add-on loans required to be funded under the Higher Education Act of 1965, as amended, relating to consolidation loans owned by the trust;

           Thirteenth, to the Retirement Account of the Debt Service Fund at the direction of the issuer, to provide for the redemption of, or distribution of principal with respect to, notes (or the reimbursement of credit facility providers for the payment of the prepayment price of the notes);

           Fourteenth, to the Acquisition Fund to fund subsequent disbursements required to be funded under the Higher Education Act of 1965, as amended, relating to Stafford loans and PLUS loans owned by the trust;

           Fifteenth, to the Interest Account of the Debt Service Fund, to provide for the payment of carry-over amounts (and interest thereon) due with respect to the senior notes;

           Sixteenth (but only if the senior asset percentage would be at least 100% upon the application of such amounts), to the Interest Account of the Debt Service Fund, to provide for the payment of carry-over amounts (and interest thereon) due with respect to the subordinate notes;

           Seventeenth, (but only if the senior asset percentage and the Subordinate Asset Percentage would be at least 100% upon the application of such amounts), to the Interest Account of the Debt Service Fund, to provide for the payment of carry-over amounts (and interest thereon) with respect to the junior subordinate notes;

           Eighteenth, to the Interest Account of the Debt Service Fund, to provide for the payment of termination, indemnity or other similar or extraordinary payments due under senior swap agreements;

           Nineteenth, to the Interest Account of the Debt Service Fund to provide for the payment of termination, indemnity or other similar or extraordinary payments due under subordinate swap agreements;

           Twentieth, to the Interest Account of the Debt Service Fund, to provide for the payment of termination, indemnity or other similar or extraordinary payments due under junior subordinate swap agreements;

           Twenty-first, to the Retirement Account of the Debt Service Fund, to provide for the redemption of, or distribution of principal with respect to, notes until, after applying these amounts, the senior asset percentage will not be less than 107%, the subordinate asset percentage will be not less than 101.5% and the aggregate value of all assets pledged under the indenture, less the principal amount of all notes outstanding, will exceed $3,000,000. These percentages may be decreased with confirmation from the rating agencies that the change will not adversely affect the ratings on any of the notes; and

           Twenty-second, to the Surplus Fund, any excess.

           So long as any offered notes are outstanding, no payments will be made pursuant to priority eleventh above.

Debt Service Fund

           The indenture establishes a Debt Service Fund which comprises three accounts:

•	the Interest Account;
•	the Principal Account; and
•	the Retirement Account.

           The Debt Service Fund will be used only for the payment when due of principal and of premium, if any, and interest on the notes, the purchase price of notes, other indenture obligations and carry-over amounts (including any accrued interest thereon).

           Interest Account. With respect to each series of notes on which interest is paid no less frequently than every 60 days, the indenture trustee will deposit to the Interest Account on each monthly calculation date an amount equal to the interest that will become payable on those notes during the following calendar month.

           With respect to each series of notes on which interest is paid less frequently than every 60 days, the indenture trustee will make equal monthly deposits to the Interest Account on each monthly calculation date preceding each interest payment date, to aggregate the full amount of the interest due on that interest payment date.

           With respect to notes that bear interest at a variable rate, for which any such amount cannot be determined on a monthly calculation date, the indenture trustee will make a deposit based upon assumptions set forth in the related supplemental indenture.

           Each deposit required by the preceding paragraphs will be made by transfer from the following funds, in the following order of priority; the Collection Fund, the Surplus Fund, the Reserve Fund and, as to senior notes and other senior obligations only, the Acquisition Fund.

           On each monthly calculation date, if any carry-over amount (including any accrued interest thereon) will be due and payable with respect to a series of notes during the next month, the indenture trustee will transfer to the Interest Account (to the extent amounts are available in the Collection Fund or the Surplus Fund, after taking into account all prior application of moneys in those funds on that monthly calculation date) an amount equal to that carry-over amount (including any accrued interest thereon).

           Principal Account. To provide for the payment of principal due on the stated maturity of notes, the indenture trustee will make equal monthly deposits to the Principal Account on each of the twelve monthly calculation dates preceding the date that payment is due, to aggregate the full amount of that payment.

           These deposits will be made by transfer from the following funds in the following order of priority (after transfers to the Interest Account required on the date of any such transfer as described under “Interest Account” above): the Collection Fund, the Surplus Fund, the Reserve Fund, and, as to senior notes and other senior obligations only, the Acquisition Fund.

           Retirement Account. All notes that are to be redeemed, or with respect to which principal distributions are to be made, other than at stated maturity, will be redeemed or paid with moneys deposited to the Retirement Account.

           The trust issued previously, and has outstanding, three series of its series 2003-2 notes, each series of which is a LIBOR rate note, and five series of its series 2004-1 notes, four series of which are LIBOR rate notes and one series of which is an auction rate note. Since the timing and amount of principal payments on the trust’s previously issued series 2003-2 notes and series 2004-1 notes will affect the timing and amount of principal payments on the series 2005-1 notes, the following describes the principal payment priorities of the series 2003-2 notes and series 2004-1 notes.

           So long as any series 2003-2 notes are outstanding, on each monthly calculation date the indenture trustee will transfer to the Retirement Account and allocate to the series 2003-2 notes pursuant to priority thirteenth above (to the extent amounts are available in the Collection Fund or the Surplus Fund, after taking into account all prior application of moneys in those funds on that monthly calculation date) an amount equal to the amount determined by the following formula:

           TA = [(TB) x (F/3)] - RAB

           Where

           TA = Amount to be transferred to the Retirement Account and allocated to the series 2003-2 notes on the monthly calculation date.

           TB = Excess, if any, of the aggregate outstanding principal balance of each series of series 2003-2 notes immediately prior to the monthly calculation date less the aggregate targeted balance of each series of series 2003-2 notes listed on Schedule A hereto for the next quarterly distribution date or, if such monthly calculation date is also a quarterly distribution date, the targeted balance for that distribution date.

           F = 1 for the first monthly calculation date occurring in an interest accrual period, 2 for the second monthly calculation date occurring in an interest accrual period and 3 for the third monthly calculation date occurring in an interest accrual period.

           RAB = Amount on deposit in the Retirement Account immediately prior to such monthly calculation date and allocated to the series 2003-2 notes.

           So long as any series 2003-2 notes are outstanding, on each quarterly distribution date the indenture trustee will use amounts on deposit in the Retirement Account and allocated to the series 2003-2 notes to redeem series 2003-2 notes up to the amount needed to reduce their outstanding principal balance to their targeted balance listed on Schedule A hereto for that quarterly distribution date.

           The series 2003-2 notes were structured so that payments of principal will be made on these notes in a sequential order. Therefore, prior to an event of default under the indenture, no series 2003-2 note will receive a payment of principal if a series 2003-2 note with a lower numerical designation is outstanding.

           Prior to their final maturity date, the series 2004-1 notes and series 2005-1 notes will not receive distributions pursuant to priority thirteenth above. Rather, they will receive distributions pursuant to priority twenty-first above.

           Redemptions of notes will be made pursuant to priority twenty-first above as follows:

           First, to redeem each series of series 2004-1 LIBOR rate notes following its principal lock-out period, sequentially in numerical order starting with the series 2004-1A-1 senior notes and ending with the series 2004-1A-4 senior notes, until their outstanding principal balance is reduced to zero.

           Second, to redeem each series of series 2005-1 LIBOR rate notes up to the amount needed to reduce their outstanding principal balance to their targeted balance listed on schedule A hereto for that quarterly distribution date. Redemptions will be made up to these amounts even if the senior asset percentage and subordinate asset percentage would exceed the amounts otherwise required.

           Third, to redeem each series of auction rate notes issued by the trust that are then permitted to be redeemed. The specific series of notes to be redeemed will be determined by issuer order and the redemptions will occur on the auction rate distribution date for the applicable series pursuant to the auction procedures described in the prospectus.

           Fourth, to redeem each series of series 2003-2 notes sequentially in ascending numerical order, until their outstanding principal balance is reduced to zero.

           Fifth, to redeem each series of series 2004-1 LIBOR rate notes during its principal lock-out period, sequentially in numerical order starting with the series 2004-1A-1 senior notes and ending with the series 2004-1A-4 senior notes, until their outstanding principal balance is reduced to zero.

           Sixth, to redeem each series of series 2005-1 LIBOR rate notes sequentially in numerical order, starting with the series 2005-1A-1 senior notes and ending with the series 2005-1A-5 senior notes, until their outstanding principal balance is reduced to zero.

           The principal lock-out period for the series 2004-1 LIBOR rate notes will end on the day immediately preceding the quarterly distribution date occurring in January 2006 with respect to the series 2004-1A-1 senior notes, July 2008 with respect to the series 2004-1A-2 senior notes, October 2010 with respect to the series 2004-1A-3 senior notes and January 2015 with respect to the series 2004-1A-4 senior notes.

           When the series 2005-1 LIBOR rate notes are receiving principal distributions, on each monthly calculation date the indenture trustee will transfer to the Retirement Account and allocate to the series 2005-1 LIBOR rate notes pursuant to priority twenty-first under “Payments on the Offered Notes - Collection Fund” (to the extent amounts are available in the Collection Fund or the Surplus Fund, after taking into account all prior application of moneys in those funds on that monthly calculation date) an amount equal to the amount determined by the following formula:

           TA = [(TB) x (F/3)] - RAB

           Where

           TA = Amount to be transferred to the Retirement Account and allocated to the series 2005-1 LIBOR rate notes on the monthly calculation date.

           TB = Excess, if any, of the aggregate outstanding principal balance of each series of series 2005-1 LIBOR rate notes immediately prior to the monthly calculation date less the aggregate targeted balance of each series of series 2005-1 LIBOR rate notes listed on Schedule A hereto for the next quarterly distribution date or, if such monthly calculation date is also a quarterly distribution date, the targeted balance for that distribution date.

           F = 1 for the first monthly calculation date occurring in an interest accrual period, 2 for the second monthly calculation date occurring in an interest accrual period and 3 for the third monthly calculation date occurring in an interest accrual period.

           RAB = Amount on deposit in the Retirement Account immediately prior to such monthly calculation date and allocated to the series 2005-1 LIBOR rate notes.

           If on any quarterly distribution date on which the series 2003-2 notes are receiving principal distributions, the amount in the Retirement Account allocated to the series 2003-2 notes is less than the amount needed to reduce their outstanding principal balance to their targeted balance for that quarterly distribution date, amounts in the Retirement Account allocated to the series 2005-1 LIBOR rate notes, up to the amount of the deficiency, will be reallocated from the series 2005-1 LIBOR rate notes to the series 2003-2 notes.

           On each quarterly distribution date occurring when the series 2005-1 LIBOR rate notes are receiving principal distributions, the indenture trustee will use amounts on deposit in the Retirement Account and allocated to the series 2005-1 LIBOR rate notes to redeem series 2005-1 LIBOR rate notes up to the amount needed to reduce their outstanding principal balance to their targeted balance listed on Schedule A hereto for that quarterly distribution date.

           As a result of the priorities described above:

•	so long as any series 2003-2 notes remain outstanding, deposits will be made to the Retirement Account pursuant to priority thirteenth above prior to any other series of notes issued by the trust, including the series 2004-1 notes and series 2005-1 notes, receiving a principal payment, except for any payments due at the stated maturity of a series of notes;

•	so long as any series 2004-1 LIBOR rate note is outstanding and not in a principal lock-out period, no series 2005-1 note will receive payments of principal;

•	the series 2005-1A-2 senior notes will not receive any payments of principal so long as any series 2005-1A-1 senior notes remain outstanding;

•	the series 2005-1A-3 senior notes will not receive any payments of principal so long as any series 2005-1A-2 senior notes remain outstanding;

•	the series 2005-1A-4 senior notes will not receive any payments of principal so long as any series 2005-1A-3 senior notes remain outstanding;

•	the series 2005-1A-5 senior notes will not receive any payments of principal so long as any series 2005-1A-4 senior notes remain outstanding; and

•	no series of series 2005-1 LIBOR rate notes will receive any payments of principal exceeding the amount needed to reduce its outstanding principal balance to the targeted balance listed on Schedule A for the applicable quarterly distribution date unless the trust has redeemed previously each series of auction rate notes that are then permitted to be redeemed and each series of series 2003-2 notes and series 2004-1 LIBOR rate notes.

           Subordinate notes will not be redeemed so long as any series 2003-2 notes, series 2004-1 LIBOR rate notes or series 2005-1 LIBOR rate notes are outstanding. Thereafter, subordinated notes may only be redeemed if, after giving effect to the redemption, while senior notes are outstanding, the senior asset percentage will be at least equal to 107%, and the subordinate asset percentage will be least equal to 100.5%. These percentages may be decreased with confirmation from the rating agencies that the change will not adversely affect the ratings on any of the notes.

           Subject to the limitations described in the preceding paragraph, the series 2005-1B subordinate notes, may be redeemed at our option, in whole or in part, on any auction rate distribution date for that series at a price equal to 100% of the principal amount of notes being redeemed, plus accrued interest to the redemption date.

           The “senior asset percentage” is determined by dividing the aggregate value of all assets pledged under the indenture, less all accrued interest on senior notes and all accrued issuer swap payments under senior swap agreements, by the aggregate outstanding amount of all senior notes issued under the indenture.

           The “subordinate asset percentage” is determined by dividing the aggregate value of all assets pledged under the indenture, less all accrued interest on senior notes and subordinate notes and all accrued issuer swap payments under senior swap agreements and subordinate swap agreements, by the aggregate outstanding amount of all senior notes and subordinate notes issued under the indenture.

Reserve Fund

           Upon the issuance of any series of notes, the indenture trustee will credit to the Reserve Fund, from the proceeds of that issuance of notes or from the Surplus Fund, the amount, if any so that upon issuance of those notes the balance in the Reserve Fund will not be less than the Reserve Fund Requirement.

           If on any monthly calculation date the balance in the Reserve Fund is less than the reserve fund requirement, the indenture trustee will transfer to the Reserve Fund an amount equal to the deficiency from moneys available in the following funds in the following order of priority (to the extent not required for credit to the Administration Fund, the Debt Service Fund or the Acquisition Fund): the Collection Fund and the Surplus Fund.

           The balance in the Reserve Fund will be used and applied solely for the payment when due of principal and interest on the notes and any other indenture obligations payable from the Debt Service Fund. If on any monthly calculation date the balance in the Reserve Fund exceeds the Reserve Fund Requirement, that excess will be transferred to the Collection Fund.

Surplus Fund

           On each monthly calculation date, the indenture trustee will deposit to the Surplus Fund balances in the Collection Fund not required for deposit to any other fund or account and certain amounts transferred from the Acquisition Fund.

           At any time there is a deficiency in any of the other funds or accounts, balances in the Surplus Fund will be transferred to those funds or accounts to remedy that deficiency in the same order of priority as for the application of moneys in the Collection Fund.

           Any amounts in the Surplus Fund will be released to the sponsor or used to make indemnity payments required pursuant to the terms of a servicing agreement if after taking into account any such release and excluding, for these purposes only, from the calculation of the aggregate value of the trust’s assets, any student loans not satisfying the trust’s eligibility criteria, (a) the senior asset percentage will not be less than 107%, and the subordinate asset percentage will not be less than 101.5% or such greater percentages or amounts as may be required by the rating agencies and (b) the aggregate value of the trust’s assets, less the principal amount of all notes outstanding will exceed $3,000,000 after release or payment; or in all cases lesser percentages or amounts if each rating agency confirms that use of such lesser percentage or amount will not result in a withdrawal or reduction of any ratings then applicable to any outstanding notes.

Information Relating to the Guarantee Agencies

           The payment of principal and interest on all of the student loans held in the trust estate created under the indenture will be guaranteed by designated guarantee agencies and will be reinsured by the United States Department of Education. The guarantee provided by each guarantee agency is an obligation solely of that guarantee agency and is not supported by the full faith and credit of the federal or any state government. However, the Higher Education Act provides that if the Secretary of Education determines that a guarantee agency is unable to meet its insurance obligations, the Secretary shall assume responsibility for all functions of the guarantee agency under its loan insurance program. For further information on the Secretary of Education’s authority in the event a guarantee agency is unable to meet its insurance obligations, see “Description of the Guarantee Agencies” in the prospectus.

           As of the statistical-calculation date, of the student loans owned by the trust on that date, along with those student loans expected to be acquired by the trust on the closing date that existed as of the statistical calculation date, approximately:

•	76.07% were guaranteed by Massachusetts Higher Education Assistance Corporation d/b/a American Student Assistance;

•	13.22% were guaranteed by California Student Aid Commission; and

•	6.47% were guaranteed by Great Lakes Higher Education Guaranty Corporation.

           See “Description of the Guarantee Agencies” in the prospectus for more detailed information concerning the characteristics of the guarantee agencies.

           Presented below is information with respect to each guarantee agency expected to guaranty 5% or more of the student loans as of the closing date, and after giving effect to the loans to be acquired on that date. Except as otherwise indicated, the information regarding each guarantee agency has been obtained from the guarantee agency and has not been independently verified.

           Presented below is information with respect to American Student Assistance (“ASA”), California Student Aid Commission (“CSAC”) and Great Lakes Higher Education Guaranty Corporation (“Great Lakes”). Except as otherwise indicated, this information has been obtained from ASA, CSAC and Great Lakes, respectively. Neither the trust nor the underwriters have independently verified this information.

American Student Assistance

           The Massachusetts Higher Education Assistance Corporation d/b/a American Student Assistance (“ASA”), a Massachusetts not-for-profit corporation organized in 1956, headquartered in Boston, Massachusetts, will guarantee a portion of the Financed Student Loans. ASA is one of the oldest and largest guaranty agencies in the United States, and is the designated guarantor for the Commonwealth of Massachusetts and the District of Columbia. Since 1956, ASA has been a leading provider of higher education financing products and services to students, parents, schools and lenders across the country, guaranteeing more than $19 billion in loans. Originally created by the General Court of the Commonwealth of Massachusetts as the Massachusetts Higher Education Assistance Corporation, ASA currently acts on behalf of the U.S. Department of Education to ensure that the public policy purposes and regulatory requirements of the FFEL Program are met. ASA employed 501 individuals as of June 1, 2004 at its principal offices located at 100 Cambridge Street, Suite 1600, Boston, MA 02114.

           Guaranty Volume. The following table sets forth the original principal amount of FFELP Loans (excluding Consolidation Loans) guaranteed by ASA in each of the last six ASA fiscal years:

             ASA Fiscal Year                         Net FFELP Loans
             (Ending June 30)                       Guaranteed by ASA
                                                  (Dollars in Millions)

                   1999                                  $ 656
                   2000                                    683
                   2001                                    680
                   2002                                    779
                   2003                                    914
                   2004                                   1,270

           Under the Higher Education Act, ASA and the U.S. Secretary of Education as of January 1, 2001 entered into a voluntary flexible agreement (“VFA”). Under the VFA, ASA returned its reserve funds that would otherwise have made up its Federal Reserve Fund through an escrow account in the name of the Department of Education. In the event a loan defaults, ASA receives funding from the Department of Education to act as a disbursing agent. The guarantee is, therefore, no longer limited by the funds on deposit in a federal reserve fund. Because ASA holds no federal reserve fund, the concept of a Reserve Ratio is irrelevant. The VFA establishes a “fee for service” model under which ASA is rewarded through the payment of a portfolio maintenance fee or maintaining a healthy portfolio of loans in good standing. The agency is doubly incented to keep the loans in good standing and to work with borrowers to prevent default because the portfolio maintenance fee increases as ASA’s trigger default rate improves over the national trigger default rate. ASA’s efforts to prevent default are a part of its “Wellness” program of outreach to borrowers from the inception of the loan to educate them on their responsibilities and assist them in making repayment.

           Recovery Rates. A Guarantee Agency’s recovery rate, which provides a measure of the effectiveness of the collection efforts against defaulting borrowers after the guarantee claim has been satisfied, is determined by dividing the aggregate amount recovered from borrowers by the aggregate amount of default claims paid by the Guarantee Agency. The table below sets forth the recovery rates for ASA as taken from the Department of Education Guarantee Agency Activity Report form 1130 or form 2000:

                 Federal Fiscal Year              Cumulative Recovery Rate

                         1998                               49.0%
                         1999                               56.4
                         2000                               64.8
                         2001                               69.8
                         2002                               74.4
                         2003                               79.4
                         2004                               83.5

           Claims Rate. ASA’s claims rate represents the percentage of loans in repayment at the beginning of a federal fiscal year which default during the ensuing federal fiscal year. For the federal years 1999-2004, ASA’s claims rate listed below have not exceeded 5%, and as a result, all claims of ASA have been fully reimbursed at the maximum allowable level by the Department of Education. See “Description of the Federal Family Education Loan Program” in the prospectus for more detailed information concerning the FFELP program. Nevertheless, there can be no assurance the Guarantee Agencies will continue to receive full reimbursement for such claims. The following table sets forth the claims rate of ASA for the last six federal fiscal years:

                 Federal Fiscal Year                     Claims Rate

                         1999                                1.5%
                         2000                                1.0
                         2001                                1.3
                         2002                                1.2
                         2003                                0.9
                         2004                                0.6

           Net Loan Default Claims. The following table sets forth the dollar value of Default Claims paid net of repurchases and refunds for the last six years.

                 Federal Fiscal Year                       Default Claims
                                                       (Dollars in Millions)

                         1999                                 $82
                         2000                                  53
                         2001                                  64
                         2002                                  72
                         2003                                  80
                         2004                                  83

           Default Recoveries. The following table sets forth the amount of recoveries returned to the U.S. Department of Education for the last six years.

                 Federal Fiscal Year                       Default Recoveries
                                                         (Dollars in Millions)

                         1999                                    $76
                         2000                                     92
                         2001                                     82
                         2002                                     86
                         2003                                     79
                         2004                                     82

California Student Aid Commission

           The California Student Aid Commission (“CSAC”) is the agency of the State of California responsible for that State’s participation in the FFEL Program pursuant to California Education Code Section 69760 et seq., and Section 428(c) of the Higher Education Act, referred to as the State Guaranteed Loan Program. CSAC’s role as a Guaranty Agency was created primarily to provide a source of credit to assist students in meeting post-secondary education costs while attending eligible institutions of their choice.

           In September 1996, CSAC was authorized under California law to establish an auxiliary organization in the form of a nonprofit public benefit corporation to provide operational and administrative services related to CSAC’s federal loan programs, including its student loan guaranty programs. The corporation is known as EDFUND. EDFUND is operated as a separate service corporation to CSAC, and, as such, operates CSAC’s federal student loan programs. CSAC continues to be the designated state guarantee agency and continues its oversight of all revenues, expenses, and assets related to its status.

           CSAC began guaranteeing student loans on April 1, 1979, and as of September 30, 2003, had cumulative principal guarantees outstanding of approximately $20 billion.

           As part of the FFEL Program, CSAC established the California Guaranteed Loan Reserve Fund as a reserve for the payment of guaranteed student loans. The State of California has no legal or moral obligation to provide additional funding to replenish the California Guaranteed Loan Reserve Fund should it become insolvent as a result of non-reinsured claims paid. Pursuant to the 1998 Reauthorization Amendments, the California Guaranteed Loan Reserve Fund was divided into the Federal Student Loan Reserve Fund, referred to as CSAC’s Federal Fund, and the Student Loan Operating Fund referred to as CSAC’s Operating Fund.

           As of September 30, 2003, CSAC’s Federal Fund and Operating Fund balances were as follows: CSAC’s Federal Fund had total assets of $84,957,056, total liabilities of $22,897,350 and total fund equity of $62,059,706; and CSAC’s Operating Fund had total assets of $269,921,987, total liabilities of $29,623,273 and total fund equity of $240,298,714. CSAC is and has been in compliance with the reserve fund requirements of the Higher Education Act.

           The 1998 Reauthorization Amendments require Guaranty Agencies to return to the Department of Education $250 million in reserve funds from fiscal years 2002 to 2007, with each agency’s share being based on a formula prescribed in the 1998 Reauthorization Amendments. The Department of Education advised CSAC that its share of this recall is $24,871,909. The first installment payment of $8,456,449 was paid on August 26, 2002. Further installments are due in 2006 and 2007. These payments are disclosed on the financial statements, and will be expensed in the year each installment is made.

           Guaranty Volume. CSAC guaranteed the following amounts for the last five (5) fiscal years ending September 30, as follows:

                                                           FFELP Loan Volume
                    Fiscal Year                          (Dollars in millions)

                        1999                                    $2,077
                        2000                                     2,371
                        2001                                     2,792
                        2002                                     3,523
                        2003                                     4,421

           Reserve Ratio. CSAC’s reserve ratio (determined by dividing its fund balance by the total amount of loans outstanding) for the last five (5) fiscal years ending September 30, is as follows:

                    Fiscal Year                                Reserve Ratio

                        1999                                      1.74%
                        2000                                      1.36
                        2001                                      0.89
                        2002                                      0.44
                        2003                                      0.25

           Recovery Rate. CSAC's recovery rate for each of the past five (5) fiscal years ending September 30, is as follows:

                    Fiscal Year                                Recovery Rate

                        1999                                     49.3%
                        2000                                     56.4
                        2001                                     64.4
                        2002                                     71.6
                        2003                                     79.2

           Claims Rate. CSAC's claims rate for each of the past five (5) fiscal years ending September 30, is as follows:

                    Fiscal Year                                 Claims Rate

                        1999                                      2.60%
                        2000                                      2.59
                        2001                                      2.61
                        2002                                      2.52
                        2003                                      2.07

Great Lakes Higher Education Guaranty Corporation

           Great Lakes Higher Education Guaranty Corporation (“GLHEGC”) is a Wisconsin nonstock, nonprofit corporation whose sole member is Great Lakes Higher Education Corporation (“GLHEC”). GLHEGC’s predecessor organization, GLHEC, was organized as a Wisconsin nonstock, nonprofit corporation and began guaranteeing student loans under the Higher Education Act in 1967. GLHEGC is the designated guarantee agency under the Higher Education Act for Wisconsin, Minnesota, Ohio, Puerto Rico and the Virgin Islands. On January 1, 2002, GLHEC (and GLHEGC directly and through its support services agreement with GLHEC), transferred the majority of their student loan program guaranty support operations and personnel to Great Lakes Educational Loan Services, Inc. (“GLELSI”) a wholly owned subsidiary of GLHEC. GLHEGC continues as the “guaranty agency” as defined in Section 435(j) of the Higher Education Act and continues its default aversion, claim purchase and compliance, collection support and federal reporting responsibilities as well as custody and responsibility for all revenues, expenses and assets related to that status. GLHEGC (through its support services agreement with GLHEC) also performs oversight of all student loan program guaranty support operations transferred to GLELSI and supportive of GLHEGC’s “guaranty agency” responsibilities. The primary operations center for GLHEC and its affiliates (including GLHEGC and GLELSI) is in Madison, Wisconsin, which includes the data processing center and operational staff offices for both guaranty and servicing functions. GLHEC and affiliates also maintain regional offices in Columbus, Ohio and St. Paul, Minnesota and customer support staff located nationally. GLHEGC will provide a copy of GLHEC’s most recent consolidated financial statements on receipt of a written request directed to 2401 International Lane, Madison, Wisconsin 53704, Attention: Chief Financial Officer.

           GLHEGC has entered into a voluntary flexible agreement with the U.S. Department of Education pursuant to the 1998 Reauthorization Amendments. Under GLHEGC’s agreement, which commenced October 1, 2000 and is currently effective through September 30, 2005, GLHEGC’s revenues are tied directly to default aversion performance. Certain sources of GLHEGC’s Operating Fund revenues are replaced by a single fee-for-service funding source tied directly to the percentage of delinquent loans that do not default during the measurement period. In lieu of statutory collection retention amounts, the U.S. Department of Education reimburses GLHEGC only for its actual post-default collection related expenses. This agreement also calls for GLHEGC to escrow the liquid assets of GLHEGC’s Federal Fund for the benefit of the U.S. Department of Education. GLHEGC may also engage in negotiations with lenders to define whether the lender or GLHEGC will complete each of the due diligence requirements. Finally, this agreement allows GLHEGC to pilot a new approach to the claims review process under which GLHEGC develops and implements with willing lenders and servicers a post-claim random sampling process that replaces the current claim-by-claim process. The GLHEGC agreement is automatically renewed for one-year effective periods, unless terminated 90 days prior to the end of an effective period (a pending amendment would make the agreement subject to termination by either party on ninety (90) days notice).

           The information in the following tables has been provided to the Issuer from reports provided by or to the U.S. Department of Education and has not been verified by the Issuer, GLHEGC or the underwriters. No representation is made by the Issuer, GLHEGC or the underwriters as to the accuracy or completeness of this information. Prospective investors may consult the United States Department of Education Data Books and Web site http://www.ed.gov/finaid/prof/resources/data/opeloanvol.html for further information concerning GLHEGC or any other guarantee agency.

           Guarantee Volume. GLHEGC’s guaranty volume for each of the last five federal fiscal years, including Stafford, Unsubsidized Stafford, SLS, PLUS and Consolidation loan volume was as follows:

         Federal Fiscal Year               Guaranty Volume
                                        (Dollars in millions)

                 1999                          $1,736.0
                 2000                           2,141.9
                 2001                           2,246.7
                 2002                           4,473.1
                 2003                           8,721.3

           Reserve Ratio. Following are GLHEGC's reserve fund levels as calculated in accordance with 34 CFR 682.410(a)(10) for the last five federal fiscal years:

                                       Cumulative
                                    Cash Total Loans
                                         Reserves                   Outstanding*               Federal Guaranty
     Federal Fiscal Year           (Dollars in millions)        (Dollars in millions)         Reserve Fund Level

             1999                          $124.5                    $  4,885                        2.55%
             2000                           116.5                       5,495                        2.12
             2001                           116.4                       5,494                        2.12
             2002                           138.0                       7,408                        1.86
             2003                           158.0                      12,618                        1.25
*	In accordance with Section 428(c)(9) of the Higher Education Act, does not include loans transferred from the former Higher Education Assistance Foundation, NorthStar Guarantee Inc., Ohio Student Aid Commission or Puerto Rico Higher Education Assistance Corporation. (Beginning in FFY 1999, under the Higher Education Act, the federal guaranty reserve fund balance is based on net assets with a reserve requirement of .25% as compared to .50% for prior years.)

           Claims Rate. For the past five federal fiscal years, GLHEGC’s claims rate has not exceeded 5%, and, as a result, the highest allowable reinsurance has been paid on all GLHEGC’s claims. The actual claims rates are as follows:

        Fiscal Year                    Claims Rate

            1999                           1.28%
            2000                           1.17
            2001                           1.46
            2002                           1.06
            2003                           1.27

           See “Description of the Guarantee Agencies” in the prospectus for more detailed information concerning the characteristics of the guarantee agencies.

Servicing of the Student Loans

General

           The trust is required under the Higher Education Act, the rules and regulations of the guarantee agencies and the indenture to use due diligence in the servicing and collection of the student loans and to use collection practices no less extensive and forceful than those generally in use among financial institutions with respect to other consumer debt. The trust has entered into agreements with third parties to perform the servicing activities. As of the statistical calculation date, the servicer of approximately 92.47% of the student loans was ACS Education Services, Inc. (“ACS”) (formerly known as AFSA Data Corporation, Inc.), the servicer of approximately 6.48% of the student loans was Great Lakes Educational Services, Inc. (“GLELSI”) and less than 1.05% of the student loans in the aggregate were serviced by Pennsylvania Higher Education Assistance Agency (“PHEAA”) and Nelnet, Inc. (“Nelnet”). The Indenture also permits other servicers upon confirmation that any ratings then applicable to any notes will not be withdrawn or reduced. All such percentages could change in the future. On the closing date, the trust will have servicing agreements in place with ACS, GLELSI, PHEAA and Nelnet.

Description of Servicing Agreements

           ACS Education Services, Inc. Servicing Agreement. The issuer has entered into a Federal FFEL Origination/Servicing Agreement dated as of March 11, 2002 (the “ACS Servicing Agreement”) with ACS Education Services, Inc. (formerly known as AFSA Data Corporation, Inc.). Pursuant to the ACS Servicing Agreement, ACS generally agrees to provide all customary student loan servicing activities with respect to the financed student loans. Such services generally include maintaining custody of copies of promissory notes and related documentation, billing for and processing payments from borrowers, undertaking certain required collection activities with respect to delinquent loans, submitting guarantee claims with respect to defaulted loans, establishing and maintaining records with respect to its servicing activities, and providing certain reports of its activities and the student loan portfolios serviced by them. ACS agrees to service the financed student loans in compliance with the Higher Education Act, the guidelines of the applicable guarantor, and all applicable federal and state laws and regulations.

           The ACS Servicing Agreement is for an initial term of five years commencing as of March 11, 2002 and will automatically extend for one additional year each year thereafter, unless either party gives 90 days written notice prior to the end of the initial term or any extension of the term. Either party may terminate the ACS Servicing Agreement if a material breach of the agreement has not been cured within 90 days (30 days if the material breach is non-payment of ACS’s fees) following written notice thereof. ACS may terminate or amend (as set forth in the ACS Servicing Agreement) the ACS Servicing Agreement if, in ACS’s reasonable determination, changes in any current or future law, regulation or other requirement applicable to the loans it services under the ACS Servicing Agreement expose ACS to a materially increased risk of liability to certain parties, impose materially increased duties or obligations, upon ACS, cause ACS to incur additional material expenses or materially restrict or derogate from ACS’s indemnification rights or limits of liability. Additionally, the issuer may terminate the ACS Servicing Agreement if ACS announces or actually commences a wind-down of its servicing activities.

           The issuer will pay ACS a monthly fee for the servicing of financed student loans according to schedules set forth in the ACS Servicing Agreement. The fees are subject to periodic adjustments.

           Pursuant to the ACS Servicing Agreement, ACS is entitled to cure any errors or omissions in the performance of its duties required under the ACS Servicing Agreement by reperformance of such duties to the extent such reperformance will reasonably eliminate or mitigate losses to the issuer. The ACS Servicing Agreement further provides that ACS shall not be liable in the performance of services except for willful misconduct or negligence and then only to the extent of principal and interest on rejected claims. ACS’s liability for loans that entered repayment status prior to the date ACS assumed servicing responsibility for such loan or loans or which have previously been cured following non-ACS servicing error is limited to general money damages in an aggregate amount not to exceed compensation theretofore paid with respect to such serviced loan.

           Under the ACS Servicing Agreement, ACS is not be liable for its failure to comply with any law, rule, regulation or other requirement applicable to any serviced loans which was not articulated in writing and actually made known to ACS, which is inconsistent with industry practice or prior Guarantor conduct or during any period in which the Department and/or any Guarantor shall have indicated that it will not enforce such requirement. ACS is not liable for any incidental, indirect, special, punitive or consequential damages, for failure to provide services because of reasons beyond its control, for any violation of applicable law, regulation or other requirement under the ACS Servicing Agreement where ACS’s action or inaction was not negligent, for any losses, liabilities or expenses arising from or relating to Guarantor error, for any losses, liabilities or expenses arising from electronic data interchange failure not directly related to ACS’s negligence, or for the uncollectibility or non-payment with respect to accounts serviced under the ACS Servicing Agreement or the failure of a Guarantor to pay any claim except where such uncollectibility or failure is a result of ACS’s negligence or willful misconduct.

           In certain circumstances the issuer is required to indemnify ACS for all claims, losses, liabilities and reasonable expenses unless a court determines that such claim or action is the direct result of ACS’s negligence or willful misconduct; provided, however, the issuer’s obligation to indemnify ACS pursuant to the ACS Servicing Agreement is subordinate to the rights of the Noteholders under the Indenture and is payable only to the extent that monies may be released from the lien of the Indenture. If a court determines that such claim or action was the direct result of ACS’s negligence or willful misconduct, ACS is required to indemnify the issuer.

           GLELSI Servicing Agreement. The issuer has entered into the Student Loan Origination and Servicing Agreement dated as of June 5, 2002 (the “GLELSI Servicing Agreement”) with Great Lakes Educational Loan Services, Inc. (“GLELSI”). GLELSI will service the student loans in accordance with the specifications of the Higher Education Act of 1965, as amended (the “Act”) and as set forth in the GLELSI Servicing Agreement.

           Pursuant to the GLELSI Servicing Agreement, GLELSI generally agrees to provide all customary student loan servicing activities with respect to the student loans. These services generally include maintaining custody of copies of promissory notes and related documentation, billing for and processing payments from borrowers, undertaking certain required collection activities with respect to delinquent loans, submitting guarantee claims with respect to defaulted loans, establishing and maintaining records with respect to its servicing activities, and providing certain reports of its activities and the student loan portfolios serviced by them. GLELSI agrees to service the student loans in compliance with the Act and all regulations issued by the U.S. Department of Education or by the guarantor to implement the Act. GLELSI has agreed to carry out its responsibilities in a diligent and lawful manner.

           The GLELSI Servicing Agreement continues in force until terminated or modified. The GLELSI Servicing Agreement may be terminated only at the end of a calendar quarter and only if written notice is given by the issuer to GLELSI, at least 30 days prior to the end of a calendar quarter, or by GLELSI, to the issuer at least 180 days prior to the end of a calendar quarter. Upon termination by the issuer, the issuer is obligated to pay a termination fee set forth in the GLELSI Servicing Agreement.

           GLELSI is required to indemnify the issuer for losses and expenses (other than consequential damages) resulting from GLELSI’s negligence or misconduct in performing its services under the GLELSI Servicing Agreement. If GLELSI is required to appear, or is made a defendant, in any legal action with respect to any matter arising under the GLELSI Servicing Agreement, the issuer is required to indemnify GLELSI for its losses and expenses, except for those resulting from GLELSI’s acts or omissions in performing its services under the GLELSI Servicing Agreement. The issuer’s obligation to indemnify GLELSI is subordinate to the rights of the noteholders under the Indenture and is payable only to the extent that monies may be released from the lien of the Indenture. Each of GLELSI and the issuer may mitigate its liability by taking action that it deems appropriate, including reperformance.

           The issuer will pay GLELSI a monthly fee for the servicing of student loans according to schedules set forth in the GLELSI Servicing Agreement. The fees are subject to periodic adjustments.

           The information included in this prospectus supplement relating to ACS and GLELSI has been obtained from these parties and has not been independently verified by the issuer. The inclusion of this information is not, and should not be construed as, a representation by the issuer or its counsel as to its accuracy or completeness or otherwise.

ACS Education Services, Inc.

           ACS Education Services, Inc. (“ACS”) acts as a loan servicing agent for the Authority. ACS is a for-profit corporation and a wholly-owned subsidiary of Affiliated Computer Services, Inc. (“ACSI”). Headquartered in Dallas, Texas, ACSI is a Fortune 500 company providing business process and technology outsourcing solutions to world-class commercial and government clients. ACSI’s Series A common stock trades on the New York Stock Exchange under the symbol “ACS”. As of November 2004, ACS provided loan servicing for approximately $104 billion in student and parental loans, including approximately $81 billion in Federal Direct Student Loans under contract with the U.S. Department of Education. ACS Education Services, Inc. has its headquarters at One World Trade Center, Suite 2200, Long Beach, California 90831, and has regional processing centers in Long Beach and Bakersfield, California; Utica, New York; and Lombard, Illinois.

Great Lakes Educational Loan Services, Inc.

           Great Lakes Educational Loan Services, Inc. (GLELSI) acts as a loan servicing agent for the Issuer. GLELSI is a wholly owned subsidiary of Great Lakes Higher Education Corporation (“GLHEC”), a Wisconsin nonstock, nonprofit corporation. The primary operations center for GLHEC and its affiliates (including GLELSI) is in Madison, Wisconsin, which includes the data processing center and operational staff offices for both guarantee support services provided by GLELSI to GLHEC and affiliates and third party guaranty agencies and lender servicing and origination functions. GLHEC and its affiliates also maintain regional offices in Columbus, Ohio and St. Paul, Minnesota and customer support staff located nationally.

           In June 2004, GLELSI received the “Exceptional Performer” designation by the U.S. Department of Education. As a result, lenders serviced by GLELSI are eligible to receive reimbursement on claims for defaulted loans based upon 100% of the unpaid principal balance plus accrued unpaid interest, rather then the statutorily set 98%. GLELSI could lose its Exceptional Performer designation as a result of a variety of factors, including changes to the Higher Education Act. GLELSI also could lose Exceptional Performer status if subsequent audits indicate that the Department’s standards have not been attained.

           As of October 31, 2004, GLELSI serviced 1,644,102 student and parental accounts with an outstanding balance of $21.3 billion for over 1,200 lenders nationwide. As of October 31, 2004, 60% of the portfolio serviced by GLELSI was in repayment status, 7% was in grace status and the remaining 33% was in interim status. GLELSI will provide a copy of GLHEC’s most recent consolidated financial statements on receipt of a written request directed to 2401 International Lane, Madison, Wisconsin 53704, Attention: Chief Financial Officer.

Fees and Expenses of the Issuer

           All fees and expenses, including administrative fees, are not expected to exceed 0.63% on a per annum average while the LIBOR rate notes are outstanding. The overall amount of fees and expenses, in absolute dollar terms, payable by the issuer in priority to the notes is expected to increase as additional notes are issued and additional student loans are added to the trust. In addition, Federal Family Education Loan Program lenders must pay a monthly rebate fee to the Secretary of Education at an annualized rate generally equal to 1.05% on principal and interest on Federal Consolidation Loans disbursed on or after October 1, 1993. See “Description of the Federal Family Education Loan Program” in the prospectus.

ERISA Considerations

           The offered notes may be acquired by, or on behalf of, employee benefit plans or other retirement arrangements which are subject to Title I of ERISA and/or Section 4975 of the Code, (each a “Plan”) provided the proposed transfer and/or holding of an offered note will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or such prohibited transaction will be covered under an individual or class prohibited transaction exemption including, but not limited to, PTCE 84-14 (regarding plan asset transactions determined by independent qualified professional asset managers); PTCE 91-38 (regarding certain transactions involving bank collective investment funds); PTCE 90-1 (regarding certain transactions involving insurance company pooled separate accounts); PTCE 95-60 (regarding certain transactions involving insurance company general accounts); and PTE 96-23 (regarding plan asset transactions determined by in-house asset managers) (“Investor-Based Exemption”). An acquisition of an offered note by an investor shall be deemed a representation that such investor is either not a Plan or that if it is a Plan that no prohibited transaction will result from the acquisition and/or holding of the note which will not be covered by an Investor-Based Exemption or some other applicable exemption. See the discussion of additional considerations regarding the acquisition and/or holding of the notes by Plans and other retirement arrangements not subject to ERISA under “ERISA Considerations” in the prospectus.

Federal Income Tax Considerations

           On the closing date, Stroock & Stroock & Lavan LLP, New York, New York will render, with respect to the offered notes, its opinion to the effect that the offered notes will be treated as debt, rather than as an interest in the student loans, and that the issuer will not be characterized as an association or publicly traded partnership taxable as a corporation, each for federal income tax purposes. Such opinion is not binding on the Internal Revenue Service and there is no assurance that such characterizations would prevail if challenged. See “Federal Income Tax Consequences” in the prospectus.

Plan of Distribution

           Subject to the terms and conditions set forth in the underwriting agreement, between ourselves and each of the underwriters named below, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, the principal amount of the offered notes set forth opposite its name.

                        Series           Series            Series           Series           Series              Series
                       2005-1A-1        2005-1A-2        2005-1A-3         2005-1A-4        2005-1A-5           2005-1B
   Underwriter       Senior Notes     Senior Notes      Senior Notes     Senior Notes     Senior Notes     Subordinate Notes
----------------- ---------------- ------------------ ---------------- ---------------- ----------------- ------------------
UBS Securities
LLC                $  85,700,000    $ 155,900,000      $ 119,000,000     $ 85,000,000    $  54,400,000     $          0
Citigroup Global
Markets Inc.       $  68,600,000    $ 124,800,000      $  95,300,000     $ 67,800,000    $  43,500,000     $          0
Goldman, Sachs &
Co.                $  36,000,000    $  65,500,000      $  50,000,000     $ 35,700,000    $  22,800,000     $ 40,000,000
RBC Dain
Rauscher Inc.      $  25,700,000    $  46,800,000      $  35,700,000     $ 25,500,000    $  16,300,000     $          0
                   --------------   --------------     --------------    -------------   --------------    -------------
    Total          $ 216,000,000    $ 393,000,000      $ 300,000,000     $214,000,000    $ 137,000,000     $ 40,000,000
                   ==============   ==============     ==============    =============   ==============    =============

           The underwriters have agreed to purchase all of the offered notes listed above if any of the offered notes are purchased. The underwriters have advised that they propose to offer the offered notes to the public initially at the respective offering prices set forth below and on the cover page of this prospectus supplement, and to certain dealers at these prices less concessions not in excess of the concessions listed below. The underwriters may allow and such dealers may reallow concessions to other dealers not in excess of the reallowances listed below. After the initial public offering, these prices and concessions may change.

                             Initial Public       Underwriting       Proceeds to
        Series               Offering Price         Discount           the Trust      Concession       Reallowance
       --------             ----------------       ----------         -----------     -----------      -----------
Per Series 2005-1A-1               100%                0.200%         99.800%          0.120%           0.060%
Senior Note
Per Series 2005-1A-2               100%                0.240%         99.760%          0.144%           0.072%
Senior Note
Per Series 2005-1A-3               100%                0.270%         99.730%          0.162%           0.081%
Senior Note
Per Series 2005-1A-4               100%                0.310%         99.690%          0.186%           0.093%
Senior Note
Per Series 2005-1A-5               100%                0.350%         99.650%          0.210%           0.105%
Senior Note
Per  Series 2005-1B                100%                0.220%         99.780%          0.132%           0.066%
Subordinate Note

           The prices and proceeds shown in the table do not include any accrued interest. The actual prices and proceeds will include interest, if any, from the closing date.

           Until the distribution of offered notes is completed, the rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase the offered notes. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of the offered notes. These transactions consist of bids to purchase and open market purchases and sales for the purpose of pegging, fixing or maintaining the price of the offered notes.

           The underwriters may over-allot the offered notes to create a short position for the accounts of the underwriters by accepting orders for more offered notes than are to be sold.

           In addition, the underwriters may impose a penalty bid on the broker-dealer who sells the offered notes. This means that if an underwriter purchases notes in the open market to reduce a broker-dealer’s short position or to stabilize the prices of the offered notes, it may reclaim the selling concession from the broker-dealer who sold those offered notes as part of the offering.

           In general, over-allotment transactions and open market purchases of the offered notes for the purpose of stabilization or to reduce a short position could cause the price of an offered note to be higher than it might be in the absence of such transactions.

           Any broker-dealer submitting an order for its own account in any auction could have an advantage over other potential holders in that it would have knowledge of other orders placed through it in that auction. A broker-dealer would not, however, have knowledge of orders submitted by other broker-dealers, if any. As a result of bidding by a broker-dealer in an auction, the auction rate may be higher or lower than the rate that would have prevailed had the broker-dealer not bid. A broker-dealer may also bid in an auction in order to prevent what would otherwise be a failed auction or the implementation of an auction rate that the broker-dealer believes, in its sole judgment, does not reflect the market for such securities at the time of the auction. A broker-dealer may also encourage additional or revised investor bidding in order to prevent an all-hold auction.

           Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the offered notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

           We have been advised by the underwriters that they presently intend to make a market in the notes; however, they are not obligated to do so. In addition, any market-making may be discontinued at any time, and an active public market for the notes may not develop.

           From time to time, the underwriters or their affiliates may perform investment banking and advisory services for, and may provide general financing and banking services to us and our affiliates. From time to time, we may invest funds in the Reserve Fund and other accounts under the indenture in eligible instruments either acquired from the underwriters or issued by their affiliates.

           The underwriting agreement provides that we will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, and we have agreed to reimburse the underwriters for the fees and expenses of their counsel.

           Each underwriter has represented and agreed that:

•	it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiration of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended (the “POS Regs”);

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”), received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

           No action has been or will be taken by us or the underwriters that would permit a public offering of the notes in any country or jurisdiction other than in the United States, where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither the prospectus, this prospectus supplement nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose hands this prospectus supplement comes are required by us and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver notes or have in their possession or distribute such prospectus supplement, in all cases at their own expense.

           We have not authorized any offer of the notes to the public in the United Kingdom within the meaning of the POS Regs and the FSMA. The notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of these regulations or otherwise in compliance with all applicable provisions of these regulations and the FSMA.

Legal Matters

           Certain legal matters, including certain federal income tax matters, will be passed upon by Stroock & Stroock & Lavan LLP, counsel to the issuer and the sponsor. Certain legal matters will be passed upon for the underwriters by Kutak Rock LLP. Richards, Layton & Finger, P.A., as Delaware counsel for the trust, will pass upon Delaware matters for the trust.

SCHEDULE A

           The following Targeted Balance Schedule pertains to the trust’s series 2005-1 notes. This Targeted Balance Schedule is computed assuming, among other assumptions, that the aggregate principal balance of each series of the series 2005-1 senior notes would be reduced to the respective balances for each such series set forth in the table below if prepayments on the student loans in the trust plus the student loans to be added to the trust during the acquisition period were prepaid at a constant rate between approximately (a) 4.0% and 34.0% CPR in the case of the series 2005-1A-1 notes, (b) 3.0% and 17.0% in the case of the series 2005-1A-2 notes, (c) 0.0% and 12.0% in the case of the series 2005-1A-3 notes, (d) 0.0% and 10.0% CPR in the case of the series 2005-1A-4 notes and (e) 0.0% and 7.0% in the case of the series 2005-1A-5 notes. CPR represents an assumed constant rate of prepayment per annum each month relative to the then outstanding principal balance of the student loans. Other assumptions are made which could impact this schedule. We make no representation regarding whether the assumptions used will occur as projected.

                     Series 2005-1A-1   Series 2005-1A-2    Series 2005-1A-3    Series 2005-1A-4     Series 2005-1A-5
       Quarterly       Senior Notes       Senior Notes        Senior Notes        Senior Notes         Senior Notes
   Distribution Date  Targeted Balance   Targeted Balance    Targeted Balance    Targeted Balance     Targeted Balance
--------------------- ----------------- ------------------ ------------------- ------------------- --------------------
Original Balance      $  216,000,000    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
October 25, 2007      $  165,000,000    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
January 25, 2008      $   79,000,000    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
April 25, 2008        $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
July 25, 2008         $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
October 25, 2008      $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
January 25, 2009      $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
April 25, 2009        $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
July 25, 2009         $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
October 25, 2009      $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
January 25, 2010      $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
April 25, 2010        $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
July 25, 2010         $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
October 25, 2010      $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
January 25, 2011      $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
April 25, 2011        $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
July 25, 2011         $            0    $  393,000,000       $  300,000,000      $  214,000,000       $  137,000,000
October 25, 2011      $            0    $  328,000,000       $  300,000,000      $  214,000,000       $  137,000,000
January 25, 2012      $            0    $  233,000,000       $  300,000,000      $  214,000,000       $  137,000,000
April 25, 2012        $            0    $  143,000,000       $  300,000,000      $  214,000,000       $  137,000,000
July 25, 2012         $            0    $   53,000,000       $  300,000,000      $  214,000,000       $  137,000,000
October 25, 2012      $            0    $            0       $  300,000,000      $  214,000,000       $  137,000,000
January 25, 2013      $            0    $            0       $  300,000,000      $  214,000,000       $  137,000,000
April 25, 2013        $            0    $            0       $  300,000,000      $  214,000,000       $  137,000,000
July 25, 2013         $            0    $            0       $  300,000,000      $  214,000,000       $  137,000,000
October 25, 2013      $            0    $            0       $  300,000,000      $  214,000,000       $  137,000,000
January 25, 2014      $            0    $            0       $  300,000,000      $  214,000,000       $  137,000,000
April 25, 2014        $            0    $            0       $  215,000,000      $  214,000,000       $  137,000,000
July 25, 2014         $            0    $            0       $  135,000,000      $  214,000,000       $  137,000,000
October 25, 2014      $            0    $            0       $   60,000,000      $  214,000,000       $  137,000,000
January 25, 2015      $            0    $            0       $            0      $  214,000,000       $  137,000,000
April 25, 2015        $            0    $            0       $            0      $  214,000,000       $  137,000,000
July 25, 2015         $            0    $            0       $            0      $  214,000,000       $  137,000,000
October 25, 2015      $            0    $            0       $            0      $  214,000,000       $  137,000,000
January 25, 2016      $            0    $            0       $            0      $  214,000,000       $  137,000,000
April 25, 2016        $            0    $            0       $            0      $  214,000,000       $  137,000,000
July 25, 2016         $            0    $            0       $            0      $  154,000,000       $  137,000,000
October 25, 2016      $            0    $            0       $            0      $   95,000,000       $  137,000,000
January 25, 2017      $            0    $            0       $            0      $   40,000,000       $  137,000,000
April 25, 2017        $            0    $            0       $            0      $            0       $  137,000,000
July 25, 2017         $            0    $            0       $            0      $            0       $  137,000,000
October 25, 2017      $            0    $            0       $            0      $            0       $  137,000,000
January 25, 2018      $            0    $            0       $            0      $            0       $  137,000,000
April 25, 2018        $            0    $            0       $            0      $            0       $  137,000,000
July 25, 2018         $            0    $            0       $            0      $            0       $  137,000,000
October 25, 2018      $            0    $            0       $            0      $            0       $  137,000,000
January 25, 2019      $            0    $            0       $            0      $            0       $  137,000,000
April 25, 2019        $            0    $            0       $            0      $            0       $  137,000,000
July 25, 2019         $            0    $            0       $            0      $            0       $   95,000,000
October 25, 2019      $            0    $            0       $            0      $            0       $   54,000,000
January 25, 2020      $            0    $            0       $            0      $            0       $   14,000,000
April 25, 2020        $            0    $            0       $            0      $            0       $            0

           The following Targeted Balance Schedule pertains to the trust’s series 2003-2 notes, which were issued in October 2003. While the series 2003-2 notes are not being offered by this prospectus supplement, the redemption provisions of those notes impact the redemption provisions of the series 2005-1 notes, which are being offered by this prospectus supplement.

           This Targeted Balance Schedule is computed assuming, among other assumptions, that the aggregate principal balance of each series of series 2003-2 notes would be reduced to the respective balances for each such series set forth in the table below if prepayments on the student loans in the trust plus the student loans to be added to the trust during the acquisition period were prepaid at a constant rate between approximately (a) 0.0% and 50.0% CPR in the case of the series 2003-2A-1 notes, (b) 2.0% and 35.0% in the case of the series 2003-2A-2 notes and (c) 1.0% and 27.0% in the case of the series 2003-2A-3 notes. CPR represents an assumed constant rate of prepayment per annum each month relative to the then outstanding principal balance of the student loans. Other assumptions are made which could impact this schedule. We make no representation regarding whether the assumptions used will occur as projected.

                                      Series 2003-2A-1             Series 2003-2A-2             Series 2003-2A-3
          Quarterly                     Senior Notes                 Senior Notes                 Senior Notes
      Distribution Date               Targeted Balance             Targeted Balance             Targeted Balance
--------------------------      --------------------------  --------------------------  ----------------------------
       Original Balance                  $345,000,000                 $646,800,000                 $308,200,000
       January 25, 2004                  $314,500,000                 $646,800,000                 $308,200,000
        April 25, 2004                   $273,500,000                 $646,800,000                 $308,200,000
        July 25, 2004                    $224,300,000                 $646,800,000                 $308,200,000
       October 25, 2004                  $175,100,000                 $646,800,000                 $308,200,000
       January 25, 2005                  $125,700,000                 $646,800,000                 $308,200,000
        April 25, 2005                   $ 75,000,000                 $646,800,000                 $308,200,000
        July 25, 2005                    $ 25,000,000                 $646,800,000                 $308,200,000
       October 25, 2005                  $          0                 $591,200,000                 $308,200,000
       January 25, 2006                  $          0                 $511,900,000                 $308,200,000
        April 25, 2006                   $          0                 $430,900,000                 $308,200,000
        July 25, 2006                    $          0                 $349,700,000                 $308,200,000
       October 25, 2006                  $          0                 $268,600,000                 $308,200,000
       January 25, 2007                  $          0                 $186,800,000                 $308,200,000
        April 25, 2007                   $          0                 $103,600,000                 $308,200,000
        July 25, 2007                    $          0                 $ 25,000,000                 $308,200,000
       October 25, 2007                  $          0                 $          0                 $297,600,000
       January 25, 2008                  $          0                 $          0                 $272,600,000
        April 25, 2008                   $          0                 $          0                 $239,300,000
        July 25, 2008                    $          0                 $          0                 $179,300,000
       October 25, 2008                  $          0                 $          0                 $114,300,000
       January 25, 2009                  $          0                 $          0                 $ 52,300,000
        April 25, 2009                   $          0                 $          0                 $          0

PROSPECTUS

COLLEGE LOAN CORPORATION TRUST I
Issuer

College Loan Corporation
Depositor and Issuer Administrator

STUDENT LOAN ASSET-BACKED NOTES

College Loan Corporation Trust I will issue notes from time to time in one or more series. The specific terms of the notes included in each series, along with information relating to the outstanding notes of each previously issued series, will be described in a supplement to this prospectus.

The trust has issued previously other series of notes and has used the proceeds it received to acquire portfolios of student loans. Proceeds from the sale of future notes also will be used to acquire portfolios of student loans. All student loans acquired by the trust will have been originated by eligible lenders under the Federal Family Education Loan Program. Those student loans will be pledged to secure repayment of the notes. The notes will be limited obligations of the trust payable solely from the student loans that the trust acquires and the other assets of the trust. The notes will not be guaranteed by any other person.

You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may be used to offer and sell the notes only if it is accompanied by a prospectus supplement.

Offers of the notes may be made by different methods, including offerings through underwriters, as more fully described under "Plan of Distribution" below and in the related prospectus supplement. Unless otherwise indicated for a series of the notes, the notes will not be listed on a national securities exchange.

The date of this prospectus is January 26, 2005.

About This Prospectus

           This prospectus is part of a registration statement filed with the Securities and Exchange Commission. Notes may be sold in one or more offerings pursuant to the registration statement.

           College Loan Corporation Trust I will issue notes from time to time in one or more series. The trust has previously issued other series of notes. All notes that the trust issued previously and all notes that the trust will issue in the future will be secured by a common pool of student loans that the trust has acquired and will acquire with the proceeds from the sale of the notes. This prospectus provides you with a general description of the notes the trust has offered previously and may offer in the future. Each time notes are sold, we will provide a prospectus supplement relating to the series of notes being offered that will include:

•	a description of the aggregate principal amount, authorized denominations and interest rate or rates, or the manner of determining the interest rate or rates, of each series of the notes to be sold

•	information concerning the student loans underlying the notes

•	information with respect to any notes the trust may have previously issued that are secured by a common pool of assets that secure payment of the notes described in the prospectus supplement

•	information concerning the guarantee agencies providing guarantees for the student loans

•	information concerning the companies engaged to service the student loans

•	information with respect to any credit or cash flow enhancements designed to reduce the risk to investors caused by shortfalls in payments on the student loans

•	any updates or changes to the information presented in this prospectus.

           You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. No person is authorized to provide you with different information. Notes will not be offered for sale in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date appearing on the front cover of those documents.

TABLE OF CONTENTS TO PROSPECTUS

About This Prospectus	i
Summary of the Offering	iii
Risk Factors	1
Special Note Regarding Forward Looking Statements	11
Formation of the Trust	11
The Sponsor	12
The Issuer Administrator	13
Description of the Notes	14
Security and Sources of Payment for the Notes	22
Book-Entry Registration	33
Additional Notes	38
Additional Indenture Obligations	38
Summary of the Indenture Provisions	39
Description of Credit Enhancement and Swap Agreements	55
Description of the Federal Family Education Loan Program	58
Description of the Guarantee Agencies	72
The Indenture Trustee and The Eligible Lender Trustee	78
The Delaware Trustee	79
Federal Income Tax Consequences	80
ERISA Considerations	84
Plan of Distribution	86
Legal Matters	87
Financial Information	87
Ratings	87
Incorporation of Documents by Reference; Where to Find More Information	87
Glossary of Terms	89
Appendix I - Global Clearance, Settlement and Tax Documentation Procedures	97

Summary of the Offering

           The following summary highlights selected information from this prospectus but does not contain all of the information you should consider before making an investment decision. Before deciding to purchase any notes, you should read the more detailed information appearing in this prospectus and in the related prospectus supplement.

Overview

College Loan Corporation Trust I is a Delaware statutory trust that has sold, and will from time to time continue to sell, notes in one or more series, and has purchased, and will continue to purchase, pools of student loans with the proceeds received from these sales. Unlike other issuers that create separate trusts each time they sell securities, all of the notes we sell will be secured by all the student loans we acquire and pledge under the indenture. The priority of payments among the various series of notes sold by the trust will be described in the related prospectus supplement. These payments will come principally from amounts received on the student loans held by the trust.

Prior Notes

Each prospectus supplement will provide certain information describing each series of notes issued by the trust that will be outstanding on the date of the prospectus supplement. This information will include:

•	name and designations of each series

•	date that the series was issued

•	original principal amount

•	outstanding principal amount

•	interest rate or method used to determine the interest rate

•	legal final maturity date

•	whether the notes are senior, subordinate or junior subordinate notes

Parties

Issuer: College Loan Corporation Trust I, a Delaware statutory trust formed under a trust agreement between the sponsor and the Delaware trustee.

Depositor: College Loan Corporation. You may contact College Loan Corporation at 16855 West Bernardo Drive, Suite 100, San Diego, California 92127, or by phone by contacting Investor Relations at (888) 972-6311.

Servicers: The servicers of the student loans will be identified in each prospectus supplement. We may replace any servicer with one or more new servicers or add one or more new servicers not listed in a prospectus supplement under certain circumstances.

Issuer Administrator: College Loan Corporation will provide certain administrative services for the trust.

Eligible Lender Trustee and Indenture Trustee: Deutsche Bank Trust Company Americas is the eligible lender trustee for the trust and also is the indenture trustee under the indenture governing the trust's issuance of notes.

Delaware Trustee: Wilmington Trust Company acts as the Delaware trustee for the trust.

Interest rates

The prospectus supplement will describe the interest that will be paid on the notes. The interest rate may be fixed for the full term of the notes, or the interest rate may be subject to periodic adjustment as described below.

Auction Rate Notes. The trust may issue series of notes that bear interest at a rate determined by auction. The initial interest rate for these auction rate notes, or the method for determining the initial interest rate, will be described in the related prospectus supplement. The interest rates for the auction rate notes will be reset at the end of each auction period pursuant to the auction procedures.

The auction procedures are summarized and an example of an auction is included under "Description of the Notes—Auction rate notes."

Index rate notes. The trust may issue series of notes that bear interest at a rate determined by reference to LIBOR, by reference to United States Treasury Securities, by reference to a commercial paper index or by reference to another index described in a prospectus supplement. These notes will bear interest at an initial rate described in the prospectus supplement. Thereafter, the interest rate for LIBOR rate notes will be determined periodically by reference to the designated LIBOR rate, the interest rate for treasury rate notes will be determined periodically by reference to the rate of interest paid on designated U.S. Treasury securities, the interest rate for commercial paper notes will be determined by reference to the designated commercial paper index and the interest rate for other index rate notes will be determined periodically by reference to the index described in a prospectus supplement. See "Description of the Notes—LIBOR rate notes" and "—Treasury rate notes" in this prospectus.

Accrual notes. The trust may issue one or more series of accrual notes. Accrual notes will not be entitled to receive payments of interest during the designated accrual period. Instead, interest accrued on the accrual notes will be capitalized and added to their principal balance. The rate of interest to be accrued and the accrual period will be specified in the related prospectus supplement. See "Description of the Notes—Accrual notes" in this prospectus.

Original issue discount notes. The trust may issue series of notes at a discount from the principal amount payable at maturity that pay no interest or interest at a rate that is below market rates at the time of issuance. The interest paid on these original issue discount notes, if any, and the yield to maturity of the original issue discount notes, will be described in the related prospectus supplement. See "Description of the Notes—Original issue discount notes" in this prospectus.

Payments on the notes

The indenture trustee will make payments of principal and interest due on the notes on behalf of the trust solely from the assets held by the trust. The assets of the trust will consist of a pool of student loans, payments made on the student loans and funds in accounts held by the indenture trustee under the indenture. Interest and principal on the notes will be paid on the dates specified in the related prospectus supplement. The principal balance of the notes of each series will be payable in full on the stated maturity date, unless earlier redeemed or repaid as described in this prospectus or in the related prospectus supplement. Principal payments received on student loans will be used to make principal payments on the notes.

Optional Purchase

If provided in the applicable prospectus supplement, we may, at our option, purchase, or arrange for the purchase of, some or all of the student loans owned by the trust on any payment date when the outstanding principal amount of one or more series of notes declines to the level specified in that prospectus supplement. Our exercise of this purchase option will result in the early retirement of the series of notes specified in the related prospectus supplement. See "Summary of the Indenture Provisions—Sale of student loans held in trust estate" in this prospectus.

Redemption Provisions

Mandatory redemption. If the proceeds from the sale of a series of notes are not used to purchase student loans within the period of time specified in a prospectus supplement, those remaining proceeds will be used to redeem notes. The principal payments received on the student loans and, until the principal balance of the student loans reaches a specified minimum percentage of the principal balance of the outstanding notes, interest received on the student loans, after deducting all required payments, will be used to redeem the notes.

Optional redemption. Notes may be redeemed from interest payments received on student loans that are not needed to pay interest on the notes and the trust's expenses. In addition, the trust may sell some or all of its student loans for not less than their principal balance plus any unamortized premium and accrued interest and use the proceeds to redeem some or all of its notes. A prospectus supplement relating to a series of notes may describe restrictions on our ability to sell student loans and redeem notes.

Partial redemption. If less than all of the notes of any series are to be redeemed, we will determine the series of notes that will be redeemed. Generally, senior notes will be redeemed before subordinate notes. A supplemental indenture may provide for the issuance of junior subordinate notes, and if so, subordinate notes generally will be redeemed before junior subordinate notes. However, we may have the option of redeeming some or all of the subordinate notes before all of the senior notes are redeemed, and may redeem some or all of the junior subordinate notes before all the senior notes and subordinate notes are redeemed, if specified ratios of assets to liabilities of the trust exceed levels specified in the prospectus supplement. See "Description of the Notes—Notice and partial redemption of notes" in this prospectus.

Additional Redemption Provisions. As a general rule, we will not redeem any series of notes bearing interest based upon an auction rate unless we have redeemed previously each series of notes then permitted to be redeemed that bear interest based upon a different method that are secured on a parity with the auction rate notes that we will be redeeming. This rule may be amended for one or more series of notes to the extent described in the prospectus supplement relating to those notes. We also may amend this rule if each rating agency rating our notes indicates that the proposed amendment will not cause the rating agency to lower or withdraw its rating on each series of our notes.

Student loan assets

The student loans that comprise the assets of the trust will be held by the eligible lender trustee on behalf of the trust. The student loans will have been originated under the Federal Family Education Loan Program to pay costs incurred by students enrolled in qualified, accredited institutions of higher education.

The characteristics of the portfolio of student loans to be acquired by the trust with the proceeds of the notes of any series, and the characteristics of any existing portfolio held by the indenture trustee for the trust, will be described in the related prospectus supplement.

Student loan guarantees

The payment of principal and interest on all of the student loans that comprise the assets of the trust will be guaranteed by designated guarantee agencies and will be reinsured by the United States Department of Education pursuant to the Higher Education Act. This guarantee, however, is contingent upon compliance with a variety of regulations concerning origination and servicing of the loans. Failure to follow these regulations may result in the guarantee claim for a loan being denied.

Student loans originated prior to October 1, 1993 are fully guaranteed as to principal and accrued interest. Student loans originated after October 1, 1993 are guaranteed as to 98% of principal and accrued interest, provided that all student loans serviced by a servicer designated as an "Exceptional Performer" by the Department of Education will be entitled to 100% reimbursement so long as that servicer retains its status as an Exceptional Performer.

The Higher Education Act provides that if the Secretary of Education determines that a guarantee agency is unable to meet its obligations to holders of loans, such as the indenture trustee, then the holders may submit guarantee claims directly to the Department of Education. The Department of Education is required to pay the guarantee agency's full insurance obligation to the holders until the obligations are transferred to a new guarantee agency capable of meeting the obligations, or until a qualified successor guarantee agency assumes the obligations. Delays in receiving reimbursement could occur if a guarantee agency fails to meet its obligations.

Subordinate notes

The rights of the owners of subordinate notes to receive payments of principal and interest will be subordinated to the rights of the owners of senior notes issued by the trust to receive payments of principal and interest. The rights of the owners of any junior subordinate notes issued by the trust to receive payments of principal and interest will be subordinated to the rights of the owners of subordinate notes and senior notes issued by the trust to receive payments of principal and interest. This subordination is intended to enhance the likelihood that the owners of more senior notes will regularly receive the full amount of payments of principal and interest due them and to protect those owners against losses.

Funds

The indenture governing the notes creates the following funds:

Acquisition Fund. Most of the proceeds from the issuance of a series of notes will be deposited into an Acquisition Fund. The trust will use these funds to originate or acquire the student loans that secure the notes.

If so provided in a prospectus supplement, during an acquisition period specified in the prospectus supplement, also known as a prefunding period, we will use a specified percentage of the proceeds in the Acquisition Fund to originate or purchase additional portfolios of student loans, to originate or purchase serial loans and to originate consolidation loans. The acquisition period will begin on the date the series of notes are issued and end on the earlier of the date specified in the prospectus supplement or upon our determination that we are unable to acquire additional student loans.

Funds in the Acquisition Fund that are not used by the trust to acquire student loans will be used to redeem notes as described in the related prospectus supplement.

Collection Fund. Funds received with respect to student loans will be deposited into the Collection Fund. We also will deposit into the Collection Fund payments we receive under any credit enhancement facilities or swap agreements. Generally, funds on deposit in the Collection Fund will be transferred to other funds and accounts, from which they will be used to pay the fees and expenses of the trust and principal and interest on the notes issued by the trust. A supplemental indenture may provide for the establishment of a capitalized interest account in the Collection Fund. Amounts in the Collection Fund also will be transferred to the Reserve Fund to the extent necessary to restore the Reserve Fund to its required minimum balance and will otherwise be used in accordance with the terms of the indenture and as described in the related prospectus supplement.

Administration Fund. Funds in the Administration Fund will be used to pay the costs of issuing each series of notes and the trust's ongoing fees and expenses.

Debt Service Fund. The Debt Service Fund is comprised of an Interest Account, a Principal Account and a Retirement Account. Funds transferred from the Collection Fund to the Debt Service Fund will be used to pay interest and principal on the notes, and to purchase or redeem notes as provided in the applicable prospectus supplement.

Reserve Fund. In connection with the issuance of each series of notes, we may deposit into the Reserve Fund the amount, if any, specified in the related prospectus supplement. The Reserve Fund will be required to be maintained at the balance specified in the related prospectus supplement from extra amounts in the Collection Fund and the Surplus Fund. Money in the Reserve Fund will be used to pay interest and principal on the notes and certain other obligations if funds in the Debt Service Fund are insufficient to make those payments. A reserve fund insurance policy may be provided in lieu of a deposit of money to the Reserve Fund if so provided in a prospectus supplement.

Surplus Fund. Excess funds in the Collection Account not needed to make transfers or payments in any month will be transferred to the Surplus Fund and will be available on future dates to offset deficiencies in other funds or accounts. Amounts in the Surplus Fund also may be released to the sponsor or used to make indemnity payments required under a servicing agreement if, after taking into account any such release, certain asset to liability ratio tests are satisfied. These tests are described in this prospectus under the heading "Security and Sources of Payment for the Notes—Surplus Fund" but may be modified if so specified in a prospectus supplement.

Additional transfers may be made from certain funds to make up deficiencies in amounts available in other funds, in the manner specified in the indenture.

See "Security and Sources of Payment for the Notes" in this prospectus for additional information regarding the funds and accounts.

Credit enhancement and swap agreements

Credit enhancement for a series of notes may be established in the form of:

•	insurance policies or surety bonds;
•	subordination of certain series or subseries of notes;
•	one or more reserve funds;
•	letters of credit; or
•	other arrangements acceptable to each rating agency rating the notes to provide for coverage of risks of defaults or losses.

The trust may also enter into swap agreements with respect to a series of notes, such as interest rate, currency or other swaps, exchange agreements, interest rate protection agreements and other hedge agreements. The trust's obligation to make payments in connection with a swap agreement may be secured by a pledge of and lien on the assets of the trust. The source of funds and priority of payments owed in respect of a swap agreement will be specified in the applicable prospectus supplement.

Any credit enhancement facility or swap agreement for a series of notes will be described in the related prospectus supplement. See "Description of Credit Enhancement and Swap Agreements" in this prospectus.

Reports to noteholders

Periodic reports concerning the notes and the security for the notes will be provided to the noteholders. Those reports will not be reviewed by a certified public accounting firm. If notes are issued in book-entry form and registered in the name of Cede & Co., the nominee of The Depository Trust Company, then all reports will be provided to those entities, which in turn will provide the reports to their eligible participants. Those participants will then forward the reports to the beneficial owners of notes. See "Book-Entry Registration" in this prospectus.

Risk Factors

           You should consider the following factors regarding your purchase of the notes.

The notes are not suitable investments for all
investors

The notes are not a suitable investment if you require a regular or predictable schedule of payments or payment on any specific date. The notes are complex investments that should be considered only by investors who, either alone or with their financial, tax and legal advisors, have the expertise to analyze the prepayment, reinvestment, default and market risk, the tax consequences of an investment and the interaction of these factors.

Your notes are payable solely from the trust
estate and you will have no other recourse
against us

           Interest and principal on your notes will be paid solely from the funds and assets held in the trust estate created under the indenture. No insurance or guarantee of the notes will be provided by any government agency or instrumentality, by any affiliate of the trust, by any insurance company or by any other person or entity, except to the extent that credit enhancement is provided for a series of notes as described in the related prospectus supplement. Therefore, your receipt of payments on the notes will depend solely

•	on the amount and timing of payments and collections on the student loans held in the trust estate and interest paid or earnings on the funds held in the accounts established pursuant to the indenture;

•	amounts on deposit in the Reserve Fund and other funds held in the trust estate; and

•	any form of credit enhancement described in the related prospectus supplement.

You will have no additional recourse against any other party if those sources of funds for repayment of the notes are insufficient.

Failure to comply with loan origination and
servicing procedures for student loans may
result in loss of guarantee and other benefits

           The Higher Education Act and its implementing regulations require holders of student loans and guarantee agencies guaranteeing student loans to follow specified procedures in making and collecting student loans.

           Failure to follow the specified procedures, as a result of computer software errors or otherwise, may result in:

•	the Department of Education's refusal to make insurance payments to the applicable guarantor or to make interest subsidy payments and Special Allowance Payments on the student loans of the trust; or

•	the guarantors' inability or refusal to make guarantee payments on the student loans of the trust.

           Each loan purchase agreement requires the seller to repurchase its loans if the representations and warranties made by the seller prove not to be true or if a claim for a loan is denied because of events occurring before the sale. However, a seller may not be financially able to repurchase loans if called upon to do so.

           If the Department of Education or a guaranty agency refused to pay a claim, that refusal would reduce the revenues of the trust and impair its ability to pay principal and interest on your notes.

If a servicer or any subservicer fails to comply
with the Department of Education's third-party
servicer regulations, payments on your notes
could be adversely affected

           The Department of Education regulates each servicer of federal student loans. Under these regulations, a third-party servicer, including a servicer or any subservicer, is jointly and severally liable with its client lenders for liabilities to the Department of Education arising from its violation of applicable requirements. In addition, if a servicer or any subservicer fails to meet standards of financial responsibility or administrative capability included in the regulations, or violates other requirements, the Department of Education may fine a servicer or any subservicer and/or limit, suspend, or terminate a servicer's or subservicer's eligibility to contract to service federal student loans. If a servicer or any subservicer were so fined or held liable, or its eligibility were limited, suspended, or terminated, its ability to properly service the student loans and to satisfy its obligation to purchase student loans with respect to which it has breached its representations, warranties or covenants could be adversely affected. In addition, if the Department of Education terminates a servicer's or any subservicer's eligibility, a servicing transfer will take place and there may be delays in collections and temporary disruptions in servicing. Any servicing transfer may temporarily adversely affect payments to you.

Bankruptcy or insolvency of College Loan
Corporation could result in payment delays or
reductions

           College Loan Corporation is the depositor of the trust and will sell to the trust all of the loans acquired by the trust with the proceeds of the notes. If College Loan Corporation seeks relief under the bankruptcy or related laws, a bankruptcy court could attempt to consolidate the trust's assets into the bankruptcy estate of College Loan Corporation, or otherwise limit remedies available against College Loan Corporation. If that occurs, you can expect delays in receiving payments on your notes and even a reduction in payments on your notes.

           We have taken steps to structure each loan purchase by the trust from College Loan Corporation as a "true sale" under applicable law. A true sale helps to establish that the loans would not continue to be the property of College Loan Corporation if College Loan Corporation becomes bankrupt or insolvent. If a court disagrees with this position, we could experience delays in receiving payments on our student loans and you could then expect a delay in receiving payments on your notes or even a reduction in payments on your notes. A court could also subject the student loans to a superior tax or government lien arising before the sale of the student loans to the trust.

Bankruptcy or insolvency of a servicer or any
subservicer could result in payment delays to
you

           If any servicer or subservicer identified in a prospectus supplement becomes subject to an insolvency or bankruptcy proceeding, a court, conservator, receiver or liquidator may have the power to prevent the indenture trustee or the noteholders from appointing a successor servicer or subservicer and delays in collections in respect of the student loans may occur. Any delay in the collections of student loans may delay payments to you.

You may incur losses or delays in payment on
your notes if borrowers default on their student
loans

           For a variety of economic, social and other reasons, all the payments that are actually due on student loans may not be made. Borrowers' failures to make timely payments of the principal and interest due on the loans will affect the revenues of the trust estate, which may reduce the amounts available to pay principal and interest due on the notes.

           In general, a guarantee agency reinsured by the Department of Education will guarantee 98% of each student loan not serviced by a servicer designated as an Exceptional Performer by the Department of Education. As a result, if a borrower of a student loan defaults, the trust may experience a loss of approximately 2% of the outstanding principal and accrued interest on each of the defaulted loans. The trust does not have any right to pursue the borrower for the remaining 2% unguaranteed portion. If any credit enhancement described in the related prospectus supplement is not sufficient, you may suffer a delay in payment or a loss on your investment.

The rate of payments on student loans may affect
the maturity and yield of your notes

           Student loans may be prepaid at any time without penalty. If the trust receives prepayments on its student loans, those amounts will be used to make principal payments on notes as described in the related prospectus supplement, which could shorten the average life of each series of its notes. Factors affecting prepayment of loans include general economic conditions, prevailing interest rates and changes in the borrower's job, including transfers and unemployment. Refinancing opportunities which may provide more favorable repayment terms, including those offered under consolidation loan programs like the federal direct consolidation loan program, also affect prepayment rates. There is insufficient information available to be able to estimate the rate of prepayment with respect to the student loans in the trust estate.

           Scheduled payments with respect to, and the maturities of, student loans may be extended as authorized by the Higher Education Act. Also, periods of forbearance or refinancings through consolidation loans having longer maturities may lengthen the remaining term of the loans and the average life of each series of notes. You will bear entirely any reinvestment risks resulting from a faster or slower incidence of prepayment of loans.

           The rate of principal payments to you on the notes and the yield to maturity of the notes will be directly related to the rate of payments of principal on the student loans the trust acquires. Changes in the rate of prepayments may significantly affect your actual yield to maturity, even if the average rate of principal prepayments is consistent with your expectations. In general, the earlier a prepayment of principal of a loan, the greater the effect on your yield to maturity. The effect on your yield as a result of principal payments occurring at a rate higher or lower than the rate anticipated by you during the period immediately following the issuance of the notes will not be offset by a subsequent like reduction, or increase, in the rate of principal payments.

The characteristics of the portfolio of student
loans held in the trust estate may change

           As a master trust, the trust may issue several series of notes and use the proceeds to add additional student loans to the trust estate. The prospectus supplement for a series of notes will describe the characteristics of our student loan portfolio at that time. Following the transfer of additional student loans purchased with the proceeds of issuance of subsequent series of notes, the characteristics of the student loans may differ significantly from those described in that prospectus supplement. The characteristics that may differ include the composition of our student loan portfolio, changes in the relative concentration of guarantors in our portfolio, distribution by loan type, distribution by interest rate, distribution by principal balance and distribution by remaining term. In addition, the characteristics of the loans in our portfolio will change from time to time due to factors such as repayment of the loans in the normal course of business, amendments to the Higher Education Act, sales or exchanges of student loans, or the occurrence of delinquencies or defaults on the student loans. A portfolio of student loans acquired previously by us is not necessarily indicative of future performance of student loans held by the trust.

           The trust's cash flow, and its ability to make payments due on your notes will be reduced to the extent interest is not currently payable on our student loans. The borrowers on most student loans are not required to make payments during the period in which they are in school and for certain authorized periods after graduation as described in the Higher Education Act. The Department of Education will make all interest payments while payments are deferred under the Higher Education Act on certain of the student loans. For all other student loans, interest generally will be capitalized and added to the principal balance of the loans. The trust estate will consist of student loans for which payments are deferred as well as student loans for which the borrower is currently required to make payments of principal and interest. The proportions of the loans in our portfolio for which payments are deferred and currently in repayment will vary during the period that the notes are outstanding.

Student loans are unsecured and the ability of
the guarantee agencies to honor their guarantees
may become impaired

           The Higher Education Act requires that all student loans be unsecured. As a result, the only security for payment of the student loans held in the trust estate are the guarantees provided by the guarantee agencies.

           A deterioration in the financial status of a guarantee agency and its ability to honor guarantee claims on defaulted student loans could delay or impair the guarantee agency's ability to make claims payments to the indenture trustee. The financial condition of a guarantee agency can be adversely affected if it submits a large number of reimbursement claims to the Department of Education, which results in a reduction of the amount of reimbursement that the Department of Education is obligated to pay the guarantee agency. The Department of Education may also require a guarantee agency to return its reserve funds to the Department of Education upon a finding that the reserves are unnecessary for the guarantee agency to pay its program expenses or to serve the best interests of the federal student loan program. The inability of any guarantee agency to meet its guarantee obligations could reduce the amount of principal and interest paid to you as the owner of the notes or delay those payments past their due date.

           If the Department of Education has determined that a guarantee agency is unable to meet its guarantee obligations, the loan holder may submit claims directly to the Department of Education and the Department of Education is required to pay the full guaranty claim amount due with respect thereto. See "Description of the Guarantee Agencies" in this prospectus. However, the Department of Education's obligation to pay guarantee claims directly in this fashion is contingent upon the Department of Education's making the determination that a guarantee agency is unable to meet its guarantee obligations. The Department of Education may not ever make this determination with respect to a guarantee agency and, even if the Department of Education does make this determination, payment of the guarantee claims may not be made in a timely manner.

Payment offsets by guarantee agencies or the
Department of Education could prevent the trust
from paying you the full amount of the principal
and interest due on your notes

           The sponsor has established, and may continue to establish, other trusts that have the same eligible lender trustee as we do. The eligible lender trustee has used, and may continue using the same Department of Education lender identification number for student loans in the trust as it uses for other student loans it holds on behalf of other trusts established by the sponsor. The billings submitted to the Department of Education and the claims submitted to guarantee agencies will be consolidated with the billings and claims for payments for student loans under other trusts using the same lender identification number. Payments on those billings by the Department of Education as well as claim payments by the applicable guarantee agencies will be made to the eligible lender trustee, or to a servicer on behalf of the eligible lender trustee, in lump sum form. Those payments must be allocated by the eligible lender trustee among the various trusts that reference the same lender identification number.

           If the Department of Education or a guarantee agency determines that the eligible lender trustee owes it a liability on any student loan held in any trust (whether or not a part of this trust estate) the Department or the applicable guarantee agency may seek to collect that liability by offsetting it against payments due to the eligible lender trustee in respect of the student loans pledged to secure your notes. Any offsetting or shortfall of payments due to the eligible lender trustee could adversely affect the amount of funds available to the trust and thus the trust's ability to pay you principal and interest on your notes.

If the trust cannot purchase student loans, it will
pay principal on or redeem notes

           We will use the proceeds of the notes sold by the trust to acquire student loans. If the student loan purchases are not completed, or if the trust is not able to use note proceeds to purchase student loans that meet its requirements, the trust will use those amounts to pay principal on or to redeem your notes as provided in the related prospectus supplement.

A secondary market for your notes may not
develop, and this could diminish their value

           Each series of notes will be a new issue without an established trading market. We do not intend to list any series of notes on any national exchange. As a result, we cannot assure you that a secondary market for the notes will develop, and therefore it may be difficult for you to resell your notes at the time and at a price you desire. If a secondary market does not develop, the spread between the bid price and the asked price for the notes may widen, thereby reducing the net proceeds to you from the sale of your notes.

Congressional actions may affect the trust's
student loan portfolio

           The Department of Education's authority to provide interest subsidies and federal insurance for loans originated under the Higher Education Act terminates on a date specified in the Higher Education Act. The Higher Education Act Amendments of 1998 extended the authorization for the Federal Family Education Loan Program to loans made on or before September 30, 2004. In October 2004, Congress passed legislation extending all provisions of the Higher Education Act through September 30, 2005. While Congress has consistently extended the effective date of the Higher Education Act and the Federal Family Education Loan Program, it may elect not to reauthorize the Department's ability to provide interest subsidies and federal insurance for loans. While this failure to reauthorize would not affect the student loans the trust then owned, it would reduce the number of loans available for purchase in the future.

           Funds for payment of interest subsidies and other payments under the Federal Family Education Loan Program are subject to annual budgetary appropriation by Congress. Federal budget legislation has in the past contained provisions that restricted payments made under the Federal Family Education Loan Program to achieve reductions in federal spending. Future federal budget legislation may adversely affect expenditures by the Department of Education, and the financial condition of the guarantee agencies.

           Congressional amendments to the Higher Education Act or other relevant federal laws, and rules and regulations promulgated by the Secretary of Education, may adversely impact holders of student loans. For example, changes might be made to the rate of interest paid on student loans, to the level of insurance provided by guarantee agencies or to the servicing requirements for student loans. See "Description of the Federal Family Education Loan Program" and "Description of the Guarantee Agencies" in this prospectus.

Competition created by the Federal Direct
Student Loan Program could adversely affect the
availability of student loans, the cost of servicing,
the value of student loans and prepayment
expectations

           In 1992, Congress created the Federal Direct Student Loan Program. Under this program, the Department of Education makes student loans directly to student borrowers through the educational institutions they attend. This program could result in reductions in the volume of student loans made under the Federal Family Education Loan Program and available to us for purchase. This reduced volume may cause a servicer or subservicer to experience increased costs due to reduced economies of scale. These cost increases could reduce the ability of a servicer to satisfy its obligations to service the student loans. This could also reduce revenues received by the guarantee agencies available to pay claims on defaulted student loans. The Department of Education has implemented a direct consolidation loan program, which may further reduce the volume of student loans available for purchase and may increase the rate of repayment of student loans. We refer you to "Description of the Federal Family Education Loan Program" in this prospectus.

The subordinate and junior subordinate notes
are subordinated to the senior notes

           Payments of interest and principal on subordinate notes are subordinated in priority of payment to payments of interest and principal due on senior notes. A supplemental indenture may also provide for the issuance of junior subordinate notes, which will be subordinated in priority of payment to payments of interest and principal due on subordinate notes. Subordinate notes and junior subordinate notes are subordinated to senior notes, and junior subordinate notes are also subordinate to subordinate notes, as to the direction of remedies upon an event of default. Consequently, holders of subordinate notes and junior subordinate notes may bear a greater risk of losses or delays in payment than holders of senior notes. As a result, the junior subordinate notes and subordinate notes will be very sensitive to losses on the student loans and the timing of those losses. If you are a holder of a subordinate note or a junior subordinate note, if the actual rate and amount of losses on the student loans exceed your expectations and any available credit enhancement is insufficient to cover the resulting shortfalls, the yield to maturity on your notes may be lower than you anticipate, and you could suffer a loss.

           Failure to pay interest due on any subordinate notes or junior subordinate notes issued under a supplemental indenture will not constitute an event of default so long as any senior notes issued under that supplemental indenture are outstanding. Similarly, failure to pay interest due on any junior subordinate notes issued under a supplemental indenture will not constitute an event of default so long as any senior or subordinate notes issued under that supplemental indenture are outstanding.

The trust may issue additional notes secured by
the trust estate

           The trust may issue additional notes, in one or more series if so provided in the related prospectus supplement. The proceeds from the sale of these additional notes will be used to acquire additional student loans, and the additional student loans together with the existing student loans will secure all series of notes issued by the trust. Those additional notes may be issued without the consent or approval of the owners of any notes then outstanding and may be on a parity with or subordinate to any senior notes and senior to, on a parity with or subordinate to subordinate or junior subordinate notes issued by the trust. However, before issuing additional notes, the trust must receive written evidence from each rating agency then rating any outstanding notes of the trust that the rating or ratings will not be reduced or withdrawn as a result of the issuance of the proposed additional notes. See "Additional Notes" in this prospectus.

Different rates of change in interest rate indexes
may affect the trust's cash flow

           The interest rates on your notes may fluctuate from one interest period to another in response to changes in LIBOR rates, U.S. Treasury security rates, commercial paper rates, or other rate indexes, or as a result of the auction procedures described in this prospectus, as specified in the related prospectus supplement. The student loans that will be purchased with the proceeds from the sale of notes bear interest at fixed or floating rates, which are generally based upon the bond equivalent yield of the 91 day U.S. Treasury bill rate and, in certain interest rate environments, the trust may be entitled to receive Special Allowance Payments on its student loans from the Department of Education based upon a three month commercial paper rate. See "Description of the Federal Family Education Loan Program" in this prospectus. If there is a decline in the rates payable on student loans the trust acquires, the amount of funds representing interest deposited into the Collection Fund may be reduced. If the interest rates payable on notes issued by the trust do not decline in a similar manner and time, the trust may not have sufficient funds to pay interest on its notes when it becomes due. Even if there is a similar reduction in the rates applicable to the notes, there may not necessarily be a reduction in the other amounts required to be paid out of the trust estate, such as administrative expenses, causing interest payments to be deferred to future periods. Sufficient funds may not be available in future periods to make up for any shortfalls in the current payments of interest on the notes or expenses of the trust estate.

The notes may be issued only in book-entry form

           Usually, each series of notes will be initially represented by one or more certificates registered in the name of Cede & Co., the nominee for The Depository Trust Company, and will not be registered in your name or the name of your nominee. If we elect to issue definitive notes registered in the name of the holder in connection with the sale of a series of notes, that election will be contained in the related prospectus supplement. Unless and until definitive securities are issued, holders of the notes will not be recognized by the indenture trustee as holders as that term is used in the indenture. Until definitive securities are issued, holders of the notes will only be able to exercise the rights of holders indirectly through The Depository Trust Company and its participating organizations. See "Book-Entry Registration" in this prospectus.

The ratings of the notes are not a
recommendation to purchase and may change

           It is a condition to issuance of the notes that they be rated as indicated in the related prospectus supplement. Ratings are based primarily on the creditworthiness of the underlying student loans, the level of subordination, the amount of credit enhancement and the legal structure of the transaction. The ratings are not a recommendation to you to purchase, hold or sell any series of notes inasmuch as the ratings do not comment as to the market price or suitability for you as an investor. An additional rating agency may rate the notes, and that rating may not be equivalent to the initial rating described in the related prospectus supplement. Ratings may be lowered or withdrawn by any rating agency if in the rating agency's judgment circumstances so warrant. A lowered rating is likely to decrease the price a subsequent purchaser will be willing to pay you for your notes.

Borrowers of student loans are subject to a
variety of factors that may adversely affect their
repayment ability

           Collections on the student loans during a monthly collection period may vary greatly in both timing and amount from the payments actually due on the student loans for that monthly collection period for a variety of economic, social and other factors.

           Failures by borrowers to pay timely the principal and interest on their student loans or an increase in deferments or forbearances could affect the timing and amount of available funds for any monthly collection period and the ability to pay principal and interest on your notes. In addition, originators of student loans may, from time to time, offer incentive programs to borrowers. Generally, under these programs, the interest rate on a borrower's student loan is reduced if the borrower timely pays a specified number of consecutive student loan payments. The effect of these factors, including the effect on the timing and amount of available funds for any monthly collection period and the ability to pay principal and interest on your notes is impossible to predict.

The principal amount of the notes outstanding
may exceed the principal amount of the assets in
the trust estate, which could result in losses on
your notes if there was a liquidation

           We expect to acquire student loans from amounts in the Acquisition Fund at premiums exceeding the principal amount of the student loans. Therefore, the principal amount of notes outstanding at any time may exceed the principal amount of student loans and other assets in the trust estate held by the indenture trustee under the indenture. If an event of default occurs and the assets in the trust estate are liquidated, the student loans would have to be sold at a premium for the subordinated noteholders and possibly the senior noteholders to avoid a loss. We cannot predict the rate or timing of accelerated payments of principal or the occurrence of an event of default or when the aggregate principal amount of the notes may be reduced to the aggregate principal amount of the student loans.

           Payment of principal and interest on the notes is dependent upon collections on the student loans. If the yield on the student loans does not generally exceed the interest rate on the notes and expenses relating to the servicing of the student loans and administration of the indenture, the trust may have insufficient funds to repay the notes.

If the indenture trustee is forced to sell loans
after an event of default, there could be losses on
your notes

           Generally, during an event of default, the indenture trustee is authorized with certain noteholder consent to sell the student loans. However, the indenture trustee may not find a purchaser for the student loans. Also, the market value of the student loans plus other assets in the trust estate might not equal the principal amount of notes plus accrued interest. The competition currently existing in the secondary market for loans made under the FFEL program also could be reduced, resulting in fewer potential buyers of the trust's student loans and lower prices available in the secondary market for those loans. There may be even fewer potential buyers for those loans, and therefore lower prices available in the secondary market. You may suffer a loss if the indenture trustee is unable to find purchasers willing to pay sufficient prices for the student loans.

Less than all of the holders can approve
amendments to the indenture or waive defaults
under the indenture

           Under the indenture, holders of specified percentages of the aggregate principal amount of the notes may amend or supplement provisions of the indenture and the notes and waive events of defaults and compliance provisions without the consent of the other holders. You have no recourse if the holders vote and you disagree with the vote on these matters. The holders may vote in a manner which impairs the ability to pay principal and interest on your notes. Also, so long as senior notes are outstanding, the holders of subordinate notes will not have the right to approve certain amendments, or exercise certain rights, under the indenture. Further, so long as any senior notes or subordinate notes are outstanding, the holders of junior subordinate notes will not have the right to approve certain amendments, or exercise certain rights, under the indenture.

Rating agencies can permit certain actions to be
taken without your approval

           The indenture provides that the trust and the indenture trustee may undertake various actions based upon receipt by the indenture trustee of confirmation from the rating agencies that the outstanding ratings assigned by such rating agencies to the notes are not thereby impaired. Such actions include, but are not limited to, amendments to the indenture, the issuance of additional notes and the execution by the trust of interest rate exchange agreements. To the extent such actions are taken after issuance of your notes, you will be relying on the evaluation by the rating agencies of such actions and their impact on credit quality.

The trust may enter into swap agreements which
could result in delays in payment or losses on
your notes if the counterparty fails to make its
payments

           Under the indenture, the trust may enter into interest rate swap agreements if certain requirements are met, including the requirement that the rating agencies will not reduce or withdraw the ratings on any notes. Interest rate swap agreements carry risks relating to the credit quality of the counterparty and the enforceability of the swap agreement.

Special Note Regarding Forward Looking Statements

           Statements in this prospectus and a prospectus supplement, including those concerning expectations as to our ability to purchase eligible student loans, to structure and to issue competitive securities, and certain of the information presented in this prospectus and the prospectus supplement, constitute forward looking statements, which represent the expectations and beliefs of College Loan Corporation about future events. Actual results may vary materially from expectations. For a discussion of the factors which could cause actual results to differ from expectations, please see the caption entitled "Risk Factors" in this prospectus and in the prospectus supplement.

Formation of the Trust

The trust

           The trust was established in March 2002 as a Delaware statutory trust pursuant to a trust agreement between College Loan LLC, as sponsor, and Wilmington Trust Company, as Delaware trustee. The trust will issue notes in one or more series. The trust agreement limits the operations of the trust to the following activities:

•	acquire, hold, manage and sell student loans, other assets of the trust and any proceeds therefrom;

•	issue notes;

•	enter into swap agreements and credit enhancement facilities;

•	make payments of principal and interest on the notes; and

•	engage in any incidental or related activities, including, but not limited to, originating student loans through the eligible lender trustee.

           Each series of notes will be issued pursuant to the indenture of trust and a supplemental indenture of trust described in the related prospectus supplement. The notes will represent indebtedness of the trust only, secured by the assets of the trust.

           The eligible lender trustee will acquire legal title to the student loans on behalf of the trust and will enter into a guarantee agreement with each of the guarantee agencies for the student loans. The eligible lender trustee will use the proceeds from the sale of notes to purchase student loans on behalf of the trust.

           Following the acquisition of student loans, the assets of the trust will include:

•	student loans purchased with the proceeds from the issuance of the notes, legal title to which will be held by the eligible lender trustee;

•	revenues, consisting of all principal and interest payments, proceeds, charges and other income the indenture trustee receives on account of any student loan, including interest subsidy payments and any Special Allowance Payments with respect to any student loan, and investment income from all funds created under the indenture, and any proceeds from the sale or other disposition of the student loans;

•	all money and investments held in the funds created under the indenture;

•	rights under any loan purchase agreement and servicing agreement, including the right to require any seller or servicer to repurchase student loans or to substitute student loans under certain circumstances;

•	any other property described in the related prospectus supplement, including any credit enhancement facilities for the notes and rights to receive payments under swap agreements.

The Sponsor

           College Loan LLC, a Delaware limited liability company that is owned by College Loan Corporation, is the sponsor under the trust agreement and will own all the equity interests in the trust. The sponsor has been structured as a bankruptcy-remote, special purpose entity. Its limited liability company agreement contains certain limitations, including restrictions on the nature of the sponsor's business and a restriction on the sponsor's ability to commence a voluntary case or proceeding under any insolvency law without the prior unanimous affirmative vote of all its members, including its independent members.

The Issuer Administrator

           College Loan Corporation serves as issuer administrator for the trust pursuant to an administration agreement. The issuer administrator will provide certain administrative services to the trust, the indenture trustee and the Delaware trustee, including, among other things:

•	administering accounting and financial reporting activities of the trust;

•	preparing operating budgets, statistical reports and cash flow projections to the extent required by the indenture; and

•	providing certain notices and performing certain other administrative obligations required by the indenture and the trust agreement.

           Based in San Diego, California, College Loan Corporation is a national student loan company offering Stafford, Plus and Consolidation loans under the Federal Family Education Loan (FFEL) Program through an eligible lender trustee to eligible applicants in all 50 states and the District of Columbia. While College Loan Corporation refers many of its borrowers applying for non-federal alternative (or private) loans to one of our business partners, College Loan Corporation began offering its own private loan product to selected schools in November 2004.

           Founded in 1999, College Loan Corporation employs more than 450 employees, including a national sales force. Over 600 colleges and universities have designated College Loan Corporation as a preferred lender.

           College Loan Corporation specializes in providing customer service superior to its competition. Highly trained loan consultants, available by phone twenty-four hours a day, seven days a week, provide one-on-one counseling to families searching for the best way to pay for college and eligible consumers seeking to consolidate their existing debt with federal Consolidation loans. In addition, College Loan Corporation's School Relations team works directly with schools to provide a high level of service to students and their families. The company's loan processors assist borrowers throughout the entire application process.

           College Loan Corporation has entered into contractual agreements with several reputable, highly qualified, outside service providers to originate and service its loans. The company's membership in ELM Resources makes automated loan processing available online to schools and borrowers.

Use of Industry Experts

           Since inception, College Loan Corporation has had all training materials, marketing literature and marketing scripts reviewed by in-house and outside legal counsel. Legal counsel has provided advice regarding these materials and all significant contracts negotiated with student loan industry business partners.

Description of the Notes

           The following description of the notes is only a summary of their principal terms. It is not complete. You should refer to the provisions of the indenture and the applicable supplemental indenture for a complete description of the terms of your notes. Definitions of some of the terms used in this description can be found in the Glossary of Terms appearing at page 89 of this prospectus.

           Classes of notes will have a stated principal or notional amount and will bear interest at a specified rate or may be entitled to principal distributions with disproportionately low, nominal or no interest distributions; interest distributions with disproportionately low, nominal or no principal distributions; distributions based on a combination of components or distributions limited to collections from a designated portion of assets in the trust fund.

Fixed rate notes

           The fixed rate notes will have a stated maturity set forth in the applicable prospectus supplement. The notes will bear interest from the date and at the rate per annum specified in the applicable prospectus supplement. The dates on which the holders of fixed rate notes will receive payments of principal and interest will be specified in the applicable prospectus supplement.

Auction rate notes

           The auction rate notes will have a stated maturity set forth in the applicable prospectus supplement and will bear interest at the rate per annum specified in the prospectus supplement through the first auction date. The interest period for auction rate notes will initially consist of a number of days set forth in the applicable prospectus supplement. The interest rate for the auction rate notes will be reset on interest rate adjustment dates specified in the applicable prospectus supplement at the interest rate determined pursuant to the auction procedures described below, but the rate will not exceed the maximum auction rate per annum set forth in the applicable prospectus supplement. Interest on the auction rate notes will accrue daily and will be computed for the actual number of days elapsed on the basis of a year consisting of 360 days or 365 days as specified in the prospectus supplement. Interest on the auction rate notes will be payable on the first business day following the expiration of each interest period for the notes, and principal on the auction rate notes will also be payable as specified in the applicable prospectus supplement. However, if an auction period exceeds one year, distributions also will be made to the auction rate notes semi-annually.

           Determination of note interest rate. The procedures that will be used in determining the interest rates on the auction rate notes are summarized in the following paragraphs.

           The interest rate on each series of auction rate notes will be determined periodically on interest rate determination dates specified in the applicable prospectus supplement by means of a "Dutch Auction." In this Dutch Auction, investors and potential investors submit orders through an eligible broker-dealer as to the principal amount of auction rate notes they wish to buy, hold or sell at various interest rates. The broker-dealers submit their clients' orders to the auction agent. The auction agent processes all orders submitted by all eligible broker-dealers and determines the interest rate for the upcoming interest period. The broker-dealers are notified by the auction agent of the interest rate for the upcoming interest period and are provided with settlement instructions relating to purchases and sales of auction rate notes. Auction rate notes will be purchased and sold between investors and potential investors at a price equal to their then-outstanding principal balance plus any accrued interest.

           In the auction, the following types of orders may be submitted:

•	"bid/hold orders" – specify the minimum interest rate that a current investor is willing to accept in order to continue to hold auction rate notes for the upcoming interest period;

•	"sell orders" – an order by a current investor to sell a specified principal amount of auction rate notes, regardless of the upcoming interest rate; and

•	"potential bid orders" – specify the minimum interest rate that a potential investor, or a current investor wishing to purchase additional auction rate notes, is willing to accept in order to buy a specified principal amount of auction rate notes.

           If an existing investor does not submit orders with respect to all its auction rate notes, the investor will be deemed to have submitted a hold order at the new interest rate for that portion of the auction rate notes for which no order was received.

           The following example helps illustrate how the auction procedures are used in determining the interest rate on the auction rate notes.

(a)	Assumptions:

          1. Denominations (Units)          =  $50,000
          2. Interest period                =  28 days
          3. Principal amount outstanding   =  $50 Million (1000 Units)
(b)	Summary of all orders received for the auction

             Bid/Hold Orders       Sell Orders       Potential Bid Orders
             ---------------       -----------       --------------------

           20 Units at 2.90%     100 Units Sell         40 Units at 2.95%
           60 Units at 3.02%     100 Units Sell         60 Units at 3.00%
          120 Units at 3.05%     200 Units Sell        100 Units at 3.05%
          200 Units at 3.10%     ==============        100 Units at 3.10%
          200 Units at 3.12%        400 Units          100 Units at 3.11%
          ==================                           100 Units at 3.14%
                600 Units                              200 Units at 3.15%
                                                       ==================
                                                           700 Units

           The total units under bid/hold orders and sell orders always equal the issue size (in this case 1000 units).

(c)	Auction agent organizes orders in ascending order

                    Cumulative
Order      Number      Total                Order      Number      Cumulative
Number    Of Units    (Units)    Percent    Number    of Units    Total (Units)    Percent
------    --------    -------    -------    ------    --------    -------------    -------

 1.         20(W)        20       2.90%      7.        200(W)           600         3.10%
 2.         40(W)        60       2.95%      8.        100(W)           700         3.10%
 3.         60(W)       120       3.00%      9.        100(W)           800         3.11%
 4.         60(W)       180       3.02%     10.        200(W)          1000         3.12%
 5.        100(W)       280       3.05%     11.        100(L)                       3.14%
 6.        120(W)       400       3.05%     12.        200(L)                       3.15%

(W) Winning Order (L) Losing Order

           Order #10 is the order that clears the market of all available units. All winning orders are awarded the winning rate (in this case, 3.12%) as the interest rate for the next interest period, at the end of which another auction will be held. Multiple orders at the winning rate are allocated units on a pro rata basis first to existing holders and then to potential holders. Regardless of the results of the auction, the interest rate will not exceed the maximum rate specified in the applicable prospectus supplement.

           The example assumes that a successful auction has occurred, that is, that all sell orders and all bid/hold orders below the new interest rate were fulfilled. However, there may be insufficient potential bid orders to purchase all the auction rate notes offered for sale. In these circumstances, the interest rate for the upcoming interest period will equal the maximum rate. Also, if all the auction rate notes are subject to hold orders (i.e., each holder of auction rate notes wishes to continue holding its auction rate notes, regardless of the interest rate), the interest rate for the upcoming interest period will equal the all hold rate specified in the related prospectus supplement.

           If a payment default has occurred, the rate will be the non-payment rate specified in the related prospectus supplement.

           Maximum rate and interest carry-overs. If the auction rate for a series of auction rate notes is greater than a maximum rate calculated as described in the related prospectus supplement, then the interest rate applicable to those auction rate notes will be the maximum rate. If the interest rate for a series of auction rate notes exceeds the maximum rate, the excess over the maximum rate will be carried over for that series of auction rate notes. The maximum rate will, however, be capped at a fixed rate described in the related prospectus supplement. There will be no carry-over of interest if the auction rate for a series of auction rate notes exceeds this cap. The carry-over amount will bear interest calculated at the one-month LIBOR rate or as otherwise specified in the related prospectus supplement, until paid.

           The carry-over amount, and interest accrued thereon, for a series of auction rate notes will be paid by the indenture trustee on the date of defeasance of the auction rate notes or an interest payment date if there are sufficient funds to pay all interest due on the notes on that interest payment date, and in the case of subordinate notes, payment of the interest carry-over on more senior notes. Any carry-over amount, and any interest accrued on the carry-over amount, due on any auction rate note which is to be redeemed will be paid to the holder on the redemption date to the extent that funds are available. Any carry-over amount, and any interest accrued on that carry-over amount, which is not yet due and payable on a date on which an auction rate note is to be redeemed will be canceled and will not be paid.

           Changes in auction period. As specified in the related prospectus supplement, we may, from time to time, change the length of the auction period for a series of auction rate notes in order to conform with then current market practice with respect to similar securities or to accommodate economic and financial factors that may affect or be relevant to the length of the auction period and the interest rate borne by the auction rate notes. Any adjusted auction period will be at least 7 days but not more than 366 days. The auction period adjustment will take effect only if the auction agent receives orders sufficient to complete the auction for the new auction period.

           Changes in the auction date. The applicable broker-dealer, with our written consent, may specify a different auction date for a series of auction rate notes in order to conform with then current market practice with respect to similar securities or to accommodate economic and financial factors that may affect or be relevant to the day of the week constituting an auction date for the auction rate notes.

LIBOR rate notes

           The LIBOR rate notes will be dated their date of issuance and will have a stated maturity set forth in the applicable prospectus supplement. Interest on the LIBOR rate notes will be paid in arrears on each payment date. The payment date for the LIBOR rate notes will be the business day specified in the prospectus supplement following the end of the interest period for the LIBOR rate notes specified in the prospectus supplement. The amount of interest payable to holders of LIBOR rate notes for any interest period will be calculated on the basis of a 360-day year for the number of days actually elapsed. The interest rate will be the LIBOR rate for the interest period for the LIBOR rate notes plus the margin specified in the related prospectus supplement. Principal on the LIBOR rate notes will be payable as specified in the applicable prospectus supplement.

           The interest rate payable on the LIBOR rate notes may be subject to limitations described in the related prospectus supplement.

           If so provided in the related prospectus supplement, the trust may enter into a LIBOR note swap agreement. Under the terms of this agreement, the counterparty will pay to the trust the excess, if any, of the LIBOR rate for the LIBOR rate notes over the adjusted student loan rate as provided by the terms of the agreement. The indenture trustee will use those funds to make interest payments on the LIBOR rate notes at the LIBOR rate. If these payments are made by the counterparty, the counterparty will become entitled to reimbursement in the order and in the manner specified in the prospectus supplement.

Treasury rate notes

           The treasury rate notes will be dated their date of issuance and will have a stated maturity set forth in the applicable prospectus supplement. Interest on the treasury rate notes will be paid in arrears on each interest payment date. An interest payment date for the treasury rate notes will be the business day specified in the applicable prospectus supplement following the end of the interest period for the treasury rate notes specified in the prospectus supplement. Principal will be payable on the treasury rate notes as specified in the applicable prospectus supplement.

           The amount of interest payable on the treasury rate notes will generally be adjusted weekly on the calendar day following each auction of 91-day Treasury Bills which are direct obligations of the United States with a maturity of 13 weeks. The rate will be calculated to be the sum of the bond equivalent yield for auctions of 91-day Treasury Bills on a rate determination date for an interest period, plus a spread described in the related prospectus supplement. Interest on the treasury rate notes will be computed for the actual number of days elapsed on the basis of a year consisting of 365 or 366 days, as applicable.

           If so provided in the related prospectus supplement, the interest rate payable on the treasury rate notes for any interest period may be subject to a limitation based on an "adjusted student loan rate." The adjusted student loan rate is the percentage equivalent of a fraction:

•	The numerator of which is equal to the sum of the expected interest collections on the trust's student loans and reciprocal payments that the trust receives on a swap agreement, if any, less the sum of the servicing fee, the administration fee, and reciprocal payments the trust makes on any swap agreement, if any, with respect to an interest period; and

•	The denominator of which is the aggregate principal amount of the notes as of the last day of the interest period.

Commercial paper rate notes

           The commercial paper rate notes will be dated their date of issuance and will have a stated maturity set forth in the applicable prospectus supplement. Interest on the commercial paper rate notes will be paid in arrears on each interest payment date. An interest payment date for the commercial paper rate notes will be the business day specified in the applicable prospectus supplement following the end of the interest period for the commercial paper rate notes specified in the prospectus supplement. Principal will be payable on the commercial paper rate notes as specified in the applicable prospectus supplement.

           The amount of interest payable on the commercial paper rate notes will be adjusted as specified in the applicable prospectus supplement. The interest rate will be the commercial paper rate plus a spread, in each case as specified in the related prospectus supplement. The interest rate payable on the commercial paper rate notes for any interest period may be subject to limitations as specified in a prospectus supplement.

Accrual notes

           Accrual notes will be entitled to payments of accrued interest commencing only on the interest payment date, or under the circumstances specified in the related prospectus supplement. Prior to the time interest is payable on any series of accrual notes, the amount of accrued interest will be added to the note principal balance thereof on each interest payment date. The principal balance of the accrual notes will begin to be paid from available funds received with respect to the student loans after the date that accrued interest is no longer being added to the principal balance of the notes. Accrued interest for each interest payment date will be equal to interest at the applicable interest rate accrued for a specified period (generally the period between interest payment dates) on the outstanding note principal balance thereof immediately prior to such interest payment date.

Original issue discount notes

           Original issue discount notes will have a stated maturity set forth in the applicable prospectus supplement. The notes will be issued at a discount from the principal amount payable at maturity. The notes may have a "zero coupon" and currently pay no interest, or may pay interest at a rate that is below market rates at the time of issuance. For original issue discount notes, all or some portion of the interest due will accrue during the life of the original issue discount note and be paid only at maturity or upon earlier redemption. Upon redemption or optional purchase, the amount payable on an original issue discount note will be determined as described under the heading "Description of the Notes – Redemption Price." Each holder of an original issue discount note will be required to include in current income a portion of the original issue discount determined using a constant yield, even though the holder may not receive any payment of interest during the period. See "Federal Income Tax Consequences—Taxation of Interest Income of Holders" in this prospectus.

Outstanding principal balance of the notes

           If the prospectus supplement for a series of notes provides for payments of principal prior to maturity, the remaining outstanding balance of the notes, after giving effect to distributions of principal, will be determined through use of a note pool factor. The pool factor for each series of notes will be a seven-digit decimal computed by the issuer administrator before each payment date. Each pool factor will initially be 1.0000000. Thereafter, it will decline to reflect reductions in the outstanding balance of the notes. Your portion of the aggregate outstanding balance of a series of notes will be the product of:

•	the original denomination of your note; and

•	the applicable pool factor.

           Noteholders will receive reports concerning various matters, including the payments the trust has received on its student loans, the pool balance, the applicable pool factor and various other items of information. See "Security and Sources of Payment for the Notes—Statements to indenture trustee and trust" in this prospectus.

Denominations and payments of the notes

           The notes of a series will be issued in the denominations specified in the related prospectus supplement.

           The principal of and premium, if any, on the notes due at maturity (whether at the stated maturity date, by redemption, acceleration or otherwise) together with interest payable on the notes on that date, if not a regularly scheduled interest payment date, will be payable at the principal office of the trustee, as paying agent, upon presentation and surrender of the notes.

           Interest on each series of notes, and payments of principal prior to maturity, will be payable on the regularly scheduled payment date with respect to that series, by check mailed to the person who is the holder of the note on the regular record date for that payment date, or, in the case of any note held by a holder of notes of that series in the aggregate principal amount of $1,000,000 or more (or, if less than $1,000,000 in principal amount of the notes of that series is outstanding, the holder of all outstanding notes of that series), at the direction of that holder received by the paying agent by 5:00 p.m. on the last business day preceding the applicable regular record date, by electronic transfer by the paying agent in immediately available funds to an account designated by that holder.

           The "regular record date" with respect to any regularly scheduled payment date for a series of notes generally means the last business day preceding that payment date.

           Any interest not so timely paid or duly provided for (referred in this prospectus as "defaulted interest") will cease to be payable to the person who is the holder of the related notes at the close of business on the regular record date and will be payable to the person who is the holder of that note at the close of business on a special record date established by the trustee (a "special record date") for the payment of any such defaulted interest. This special record date will be fixed by the trustee whenever funds become available for payment of the defaulted interest, and notice of the special record date will be given to the holders of the notes of the applicable series not less than 10 days prior to the special record date by first-class mail to each such holder as shown on the note register on a date selected by the trustee, stating the date of the special record date and the date fixed for the payment of the defaulted interest.

           All payments on the notes will be made in United States dollars.

Mandatory redemption

           The notes of a series are subject to mandatory redemption following the end of the acquisition period described in the related prospectus supplement in an amount equal to the proceeds held in the Acquisition Fund from the sale of notes that have not been used to purchase student loans. The principal payments received on the student loans and, until the principal balance of the student loans reaches a specified minimum percentage of the principal balance of the outstanding notes, interest received on the student loans, after deducting all required payments, will be used to redeem the notes.

           See "Notice and partial redemption of notes" below for a discussion of the order in which notes will be redeemed.

Optional redemption

           Notes of a series may be subject to redemption, from funds received by the indenture trustee constituting interest on student loans remaining after all other prior required payments have been made. In addition, the trust may sell some or all of its student loans for not less than their principal balance plus any unamortized premium and accrued interest and use the proceeds to redeem some or all of its notes. A prospectus supplement relating to a series of notes may describe restrictions on our ability to sell student loans and redeem notes. The notes also may be optionally redeemed in whole or in part, on or after the date set forth in the prospectus supplement. Any limitations on optional redemptions of a series of notes will be described in the prospectus supplement relating to issuance of that series of notes. See "Notice and partial redemption of notes" below for a discussion of the order in which notes will be redeemed.

Redemption or purchase price

           Upon redemption, the price to be paid to the holder of a note, other than an original issue discount note, will be an amount equal to the aggregate current principal balance plus accrued interest to the date of redemption. If a note is an original issue discount note, the amount payable upon redemption or optional purchase will be the amortized face amount on the redemption or purchase date. The amortized face value of an original issue discount note will be equal to the issue price plus that portion of the difference between the issue price and the principal amount of the note that has accrued at the yield to maturity described in the prospectus supplement by the redemption or purchase date. The amortized face value of an original issue discount note will never be greater than its principal amount.

           The indenture trustee will provide notice of any early redemption or purchase by mailing a copy of the redemption or purchase notice to each holder of a note being prepaid.

Senior Asset Requirement

           If less than all of the notes of any series are to be redeemed or purchased, we will determine which notes will be redeemed or purchased. We will not redeem any subordinate notes while senior notes are outstanding unless, after giving effect to the redemption, the Senior Asset Requirement will be met. In general, the "Senior Asset Requirement" requires that the Senior Asset Percentage is at least 107% and the Subordinate Asset Percentage is at least 100.5%. These percentages may be decreased on confirmation from each rating agency that the contemplated reduction will not result in the withdrawal or reduction in the then current ratings on any outstanding notes.

Additional Redemption Provisions

           As a general rule, we will not redeem any series of notes bearing interest based upon an auction rate unless we have redeemed previously each series of notes that bear interest based upon a different method that are secured in a parity with the auction rate notes that we will be redeeming. This rule may be amended for one or more series of notes to the extent described in the prospectus supplement relating to those notes. We also may amend this rule if each rating agency rating our notes indicates that the proposed amendment will not cause the rating agency to lower or withdraw its rating on each series of our notes.

Sale of student loans held in trust estate

           Student loans may be sold or otherwise disposed of by the indenture trustee free from the lien of the indenture in connection with loan consolidation, serialization or transfer to a guarantee agency or servicer for payment. Student loans also may be sold by the indenture trustee to College Loan Corporation or other seller if that party is required to repurchase the student loan pursuant to a student loan purchase agreement. Also, with the approval of the rating agencies rating our notes, any student loan may be sold by the indenture trustee for a price no less than the principal balance of the student loan as of the sale date, plus any unamortized premium and borrower accrued interest. A prospectus supplement relating to a series of notes may describe restrictions on an ability to sell student loans.

           If so provided in a prospectus supplement, we may, at our option, purchase, or arrange for the purchase of, all of the student loans owned by the trust on any payment date when the outstanding principal balance of one or more series of notes declines to the level specified in that prospectus supplement. The purchase price for the loans will not be less than the minimum purchase amount specified in the related prospectus supplement. These amounts will be used to retire the related notes.

Security and Sources of Payment for the Notes

General

           The notes are limited obligations of the trust, secured by and payable solely from the trust's assets as set forth in the indenture. The following assets will serve as security for the notes:

•	revenues, consisting of all principal and interest payments, proceeds, charges and other income received by the indenture trustee or the trust on account of any student loan, including interest subsidy payments, any Special Allowance Payments and guarantee payments with respect to any student loan, and investment income from all funds created under the indenture and any proceeds from the sale or other disposition of the student loans;

•	payments from counterparties under any swap agreements described in prospectus supplement;

•	all money and investments held in the funds created under the indenture; and

•	student loans purchased with money from the Acquisition Fund or otherwise acquired or originated and pledged or credited to the Acquisition Fund.

           In addition, the trust's assets may include rights that provide credit enhancement (for example, the right to draw under any letter of credit or note insurance) or cash flow enhancement as described in this prospectus and in the related prospectus supplement.

Additional indenture obligations

           Under the indenture, the trust has issued previously several series of notes. Each prospectus supplement will provide certain information describing each series of notes issued by the trust that will be outstanding on the date of the prospectus supplement. This information will include:

•	name and designations of each series;

•	original principal amount;

•	outstanding principal amount;

•	interest rate or method used to determine the interest rate;

•	legal final maturity date; and

•	whether the notes are senior, subordinate or junior subordinate notes

           The indenture provides that in the future, upon the satisfaction of certain conditions, the trust may issue additional series of notes. These additional notes may be issued as senior notes, on a parity with any other senior notes, or as subordinate notes, on a parity with any other subordinate notes. The indenture also provides that junior subordinate notes, that are subordinate to senior notes and subordinate notes, may be issued.

           In addition, the trust may enter into swap agreements and may obtain credit enhancement facilities. The trust's obligations under these swap agreements and credit enhancement facilities may be issued on a parity with the senior notes, the subordinate notes or any junior subordinate notes issued pursuant to the indenture. In this prospectus, we refer to any swap agreements or credit enhancement facilities and the series of notes having the same payment priority as "senior obligations," "subordinate obligations," or "junior subordinate obligations," as applicable. We refer to the senior obligations, subordinate obligations and junior subordinate obligations collectively as "indenture obligations."

Priorities

           The senior notes (and any other senior obligations) are entitled to payment and certain other priorities over the subordinate notes (and any other subordinate obligations). Current payments of interest and principal due on subordinate notes on an interest payment date or principal payment date will be made (on a parity basis with any other subordinate obligations) only to the extent that there are sufficient funds available for such payment, after making all such payments due on such date with respect to senior notes and other senior obligations.

           So long as any senior obligations remain outstanding under the indenture, the failure to make interest or principal payments with respect to subordinate notes will not constitute an event of default under the indenture. In the event of an acceleration of the notes, the principal of and accrued interest on the subordinate notes will be paid (on a parity basis with any other subordinate obligations) only to the extent there are funds available under the indenture after payment of the principal of, and accrued interest on, all senior notes and the satisfaction of all other senior obligations.

           In addition, holders of senior notes and beneficiaries of other senior obligations are entitled to direct certain actions to be taken by the indenture trustee prior to and upon the occurrence of an event of default, including election of remedies. See "Summary of Indenture Provisions—Remedies on default" in this prospectus.

Flow of funds

           The following funds were created by the indenture trustee under the indenture for the benefit of the holders:

•	Acquisition Fund

•	Collection Fund

•	Administration Fund

•	Debt Service Fund

•	Reserve Fund

•	Surplus Fund

Acquisition Fund

           With respect to each series of notes, the indenture trustee will deposit into the Acquisition Fund the amount of proceeds from the issuance of that series specified in the related supplemental indenture. The indenture trustee will also deposit into the Acquisition Fund:

•	any funds transferred from the Collection Fund or the Surplus Fund,

•	proceeds of the sale of any student loans held in the Acquisition Fund during the acquisition period; and

•	any other amounts specified in a supplemental indenture.

           Balances in the Acquisition Fund will be used:

•	to acquire student loans (through the eligible lender trustee), including the payment of any related premium and origination and guarantee fees if any;

•	to originate federal consolidation loans in order to consolidate one or more federal student loans held by the trust and to add other student loans of that borrower to existing consolidation loans held by the trust;

•	to purchase serial loans from sellers, to the extent that the trust already holds another student loan of that borrower that was transferred to the trust on the date of issuance of a series of notes or purchased during the related acquisition period for that series;

•	to transfer funds to the Retirement Account of the Debt Service Fund to redeem the notes following the end of the acquisition period as provided in a supplemental indenture; and

•	to deposit funds into the Retirement Account of the Debt Service Fund to redeem one or more outstanding series of notes.

           In addition, funds in the Acquisition Fund may be used:

•	to deposit amounts into the Debt Service Fund, if there are insufficient funds in the Debt Service Fund to pay debt service on the notes and other indenture obligations when due;

•	following the acquisition period, to the extent not used to redeem notes or used as otherwise specified in the supplemental indenture, to deposit amounts into the Surplus Fund;

•	to deposit amounts into the Administration Fund to pay certain fees, costs and expenses of the trust; or

•	to perform such other actions related to the trust's student loan programs as may be provided in a supplemental indenture.

           If on any monthly calculation date the amount in the Acquisition Fund available to pay origination fees, guarantee fees, related premiums and other fees due in the next month is less than the amount so needed, the indenture trustee will transfer an amount equal to that deficiency to the Acquisition Fund from the following funds in the following order of priority: first, the Collection fund, and second, the Surplus Fund.

           Following the end of the acquisition period relating to a series of notes, the indenture trustee will transfer from the Acquisition Fund to the Retirement Account of the Debt Service Fund, for the redemption of notes, all amounts remaining in the Acquisition Fund.

Collection Fund

           The indenture trustee will credit to the Collection Fund:

•	all revenues derived from the student loans;

•	unless otherwise provided in a supplemental indenture, proceeds of the sale of any student loans held in the Acquisition Fund;

•	any amounts transferred from the Acquisition Fund, the Administration Fund and the Reserve Fund;

•	any earnings on investments of funds in the Acquisition Fund, the Reserve Fund, the Administration Fund, the Surplus Fund and the Debt Service Fund; and

•	all payments by counterparties pursuant to any swap agreements.

           On each monthly calculation date, the indenture trustee will transfer the money deposited during the preceding month into the Collection Fund as follows:

           FIRST, to make any payments required under any joint sharing agreement;

           SECOND, to make any payments due and payable by the trust to the U.S. Department of Education related to the student loans or any other payment due and payable to a guaranty agency relating to its guarantee of student loans;

           THIRD, to the Administration Fund to provide for payment of certain fees, costs and expenses of the trust, subject to the limitations set forth in any supplemental indenture;

           FOURTH, to the Interest Account of the Debt Service Fund, to provide for the payment of interest on senior notes or other senior obligations (except, with respect to senior swap agreements, only amounts due in the ordinary course and not any termination, indemnity or other similar or extraordinary payment without satisfaction of a rating agency condition);

           FIFTH, to the Principal Account of the Debt Service Fund, to provide for the payment of principal of senior notes at stated maturity or on mandatory sinking fund payment dates or the reimbursement of senior credit facility providers for the payment of principal of the notes;

           SIXTH, to the Interest Account of the Debt Service Fund, to provide for the payment of interest on subordinate notes or other subordinate obligations (except, with respect to subordinate swap agreements, only amounts due in the ordinary course and not any termination, indemnity or other similar or extraordinary payment without satisfaction of a rating agency condition);

           SEVENTH, to the Principal Account of the Debt Service Fund, to provide for the payment of principal of subordinate notes at stated maturity, on mandatory sinking fund payment dates or the reimbursement of subordinate credit facility providers for the payment of principal of the notes;

           EIGHTH, to the Reserve Fund if necessary to increase the balance thereof to its required level;

           NINTH, to the Interest Account of the Debt Service Fund, to provide for the payment of interest on junior subordinate notes or other junior obligations (except, with respect to junior subordinate swap agreements, only amounts due in the ordinary course and not any termination, indemnity or other similar or extraordinary payment without satisfaction of a rating agency condition);

           TENTH, to the Principal Account of the Debt Service Fund, to provide for the payment of principal of junior subordinate notes at stated maturity or on mandatory sinking fund payment dates or the reimbursement of junior subordinate credit facility providers for the payment of principal of the notes;

           ELEVENTH, to make such other payments as may be set forth in a supplemental indenture upon satisfaction of a rating agency condition;

           TWELFTH, to the Acquisition Fund, to fund any add-on loans required to be funded under the Higher Education Act of 1965, as amended, relating to consolidation loans owned by the trust;

           THIRTEENTH, to the Retirement Account of the Debt Service Fund, to provide for the redemption of, or distribution of principal with respect to, notes (or the reimbursement of credit facility providers for the payment of the prepayment price of the notes);

           FOURTEENTH, to the Acquisition Fund to fund subsequent disbursements required to be funded under the Higher Education Act of 1965, as amended, relating to Stafford and PLUS loans owned by the trust;

           FIFTEENTH, to the Interest Account of the Debt Service Fund, to provide for the payment of carry-over amounts (and interest thereon) due with respect to the senior notes;

           SIXTEENTH, (but only if the Senior Asset Percentage would be at least 100% upon the application of such amounts), to the Interest Account of the Debt Service Fund, to provide for the payment of carry-over amounts (and interest thereon) due with respect to the subordinate notes;

           SEVENTEENTH, (but only if the Senior Asset Percentage and the Subordinate Asset Percentage would be at least 100% upon the application of such amounts), to the Interest Account of the Debt Service Fund, to provide for the payment of carry-over amounts (and interest thereon) with respect to the junior subordinate notes;

           EIGHTEENTH, to the Interest Account of the Debt Service Fund, to provide for the payment of unpaid termination, indemnity or other similar or extraordinary payments due under senior swap agreements;

           NINETEENTH, to the Interest Account of the Debt Service Fund, to provide for the payment of unpaid termination, indemnity or other similar or extraordinary payments due under subordinate swap agreements;

           TWENTIETH, to the Interest Account of the Debt Service Fund, to provide for the payment of unpaid termination, indemnity or other similar or extraordinary payments due under junior subordinate swap agreements;

           TWENTY-FIRST, to the Retirement Account of the Debt Service Fund, to provide for the redemption of, or distribution of principal with respect to, notes until, after applying these amounts, the asset release requirement shall be satisfied; and

           TWENTY-SECOND, to the Surplus Fund.

Administration Fund

           The indenture trustee will credit to the Administration Fund, from the proceeds of the issuance of each series of notes, the amount, if any, specified in the related supplemental indenture. The indenture trustee also will credit to the Administration Fund all amounts transferred to it from the Collection Fund, the Surplus Fund and the Acquisition Fund. Amounts in the Administration Fund will be used to pay costs of issuance (to the extent provided by a supplemental indenture) and the costs, fees and expenses of the trust.

Debt Service Fund

           The indenture establishes a Debt Service Fund which comprises three accounts:

•	the Interest Account;

•	the Principal Account; and

•	the Retirement Account.

           The Debt Service Fund will be used only for the payment when due of principal of and premium, if any, and interest on the Notes, the purchase price of notes, other indenture obligations and carry-over amounts (including any accrued interest thereon).

           Any supplemental indenture providing for the issuance of any series of notes to be paid pursuant to or secured by a credit enhancement facility will also provide for the creation of separate sub-accounts within the Interest Account, the Principal Account and the Retirement Account. Any payment received pursuant to that credit enhancement facility will be deposited into the applicable sub-account, and these funds will be used only for the payment of principal of and premium, if any, and interest on notes of the applicable series, or for any other purposes permitted by the applicable supplemental indenture, subject to the conditions set forth in that supplemental indenture.

           Interest Account. The indenture trustee will deposit in the Interest Account:

•	proceeds of the issuance of notes if directed by the related supplemental indenture;

•	that portion of the proceeds from the sale of the trust's refunding bonds, notes or other evidences of indebtedness, if any, to be used to pay interest on the notes;

•	all payments under any credit enhancement facilities to be used to pay interest on the notes; and

•	all amounts required to be transferred to the Interest Account from the funds described below.

           With respect to each series of notes on which interest is paid no less frequently than every 60 days, the indenture trustee will deposit to the Interest Account on each monthly calculation date an amount equal to the interest that will become payable on those notes during the following calendar month.

           With respect to each series of notes on which interest is paid less frequently than every 60 days, the indenture trustee will make equal monthly deposits to the Interest Account on each monthly calculation date preceding each interest payment date, to aggregate the full amount of the interest due on that interest payment date.

           With respect to notes that bear interest at a variable rate, for which any such amount cannot be determined on a monthly calculation date, the indenture trustee will make a deposit based upon assumptions set forth in the related supplemental indenture.

           With respect to each swap agreement or credit enhancement facility under which swap agreement payments by the trust or credit enhancement facility fees are payable no less frequently than every 60 days, the indenture trustee will deposit to the credit of the Interest Account on each monthly calculation date an amount equal to the trust swap agreement payments or fees that will become payable during the following calendar month.

           With respect to each swap agreement or credit enhancement facility under which swap agreement payments by the trust or credit enhancement facility fees are payable less frequently than every 60 days, the indenture trustee will make equal monthly deposits to the Interest Account on each monthly calculation date preceding each payment date, to aggregate the full amount of those swap agreement payments or credit enhancement facility fees, as the case may be.

           With respect to any swap agreement for which any such amount cannot be determined on the monthly calculation date, the indenture trustee will make the deposit based upon assumptions set forth in the supplemental indenture authorizing that swap agreement.

           Each deposit required by the preceding paragraphs will be made by transfer from the following funds, in the following order of priority: the Collection Fund, the Surplus Fund, the Reserve Fund and, as to senior notes and other senior obligations only, the Acquisition Fund.

           On each monthly calculation date, if any carry-over amount (including any accrued interest thereon) will be due and payable with respect to a series of notes during the next month, as provided in the related supplemental indenture, the indenture trustee will transfer to the Interest Account (to the extent amounts are available in the Collection Fund or the Surplus Fund, after taking into account all prior application of moneys in those funds on that monthly calculation date) an amount equal to that carry-over amount (including any accrued interest thereon).

           Principal Account. The indenture trustee will deposit in the Principal Account:

•	proceeds of the issuance of notes in an amount, if any, representing premium of those notes paid as a part of their purchase price thereof;

•	the portion of the proceeds from the sale of the trust's bonds, notes or other evidences of indebtedness, if any, to be used to pay principal of the Notes;

•	all payments under any credit enhancement facilities to be used to pay principal of notes; and

•	all amounts required to be transferred to the Principal Account from the funds described below.

           To provide for the payment of principal due on the stated maturity of notes or on a mandatory sinking fund payment date for notes (or for the reimbursement to any credit facility provider for the payment of such principal), the indenture trustee will make equal monthly deposits to the Principal Account on each of the twelve monthly calculation dates preceding the date that payment is due, to aggregate the full amount of that payment.

           These deposits will be made by transfer from the following funds in the following order of priority (after transfers to the Interest Account required on the date of any such transfer as described under "—Interest Account" above): the Collection Fund, the Surplus Fund, the Reserve Fund, and, as to senior notes and other senior obligations only, the Acquisition Fund.

           Balances in the Principal Account may also be applied to the purchase of notes at a purchase price not to exceed the principal amount thereof plus accrued interest, or to the redemption of or distribution of principal with respect to notes at a prepayment price not to exceed the principal amount thereof plus accrued interest upon transfer to the Retirement Account, as determined by the trust at such time. Any such purchase, redemption or distribution of principal will be limited to those notes whose stated maturity or mandatory sinking fund payment date is the next succeeding principal payment date.

           Retirement Account. The indenture trustee will deposit in the Retirement Account:

•	any amounts transferred thereto from the Acquisition Fund, the Collection Fund, the Surplus Fund, or the Principal Account to provide for the redemption of or the distribution of principal with respect to the notes;

•	that portion of the proceeds from the sale of the trust's bonds, notes or other evidences of indebtedness, if any, to be used to pay the principal or redemption price of notes on a date other than the stated maturity thereof or a mandatory sinking fund payment date therefor;

•	that portion of the proceeds of the sale or securitization of a student loan, if any, to be used to pay the principal or prepayment price of notes on a date other than the stated maturity date thereof or a mandatory sinking fund payment date thereof; and

•	all payments under any credit enhancement facilities to be used to pay the principal or redemption price of notes payable from the Retirement Account.

           All notes that are to be redeemed, or with respect to which principal distributions are to be made, other than at stated maturity or on a mandatory sinking fund payment date, will be redeemed or paid with funds deposited to the Retirement Account. Funds in the Retirement Account will also be used for the reimbursement to any credit facility provider for the payment of those amounts pursuant to a credit enhancement facility.

           Amounts deposited in the Retirement Account to provide for the payment of the redemption price of notes subject to mandatory redemption, or for mandatory principal distributions with respect to notes, will be applied to the payments with respect to notes of all series subject to prepayment in such order of priority as may be established by the related supplemental indenture (or in the absence of direction from those supplemental indentures, in the order in which notes mature, and among notes with the same stated maturity, in the order in which those notes were issued). No redemption (other than mandatory sinking fund redemption) of, or principal distribution with respect to, subordinate notes will be permitted unless, after giving effect to that redemption or distribution, the Senior Asset Requirement will be met.

           Balances in the Retirement Account may also be applied to the purchase of notes at a purchase price not to exceed the principal amount thereof plus accrued interest plus any then applicable redemption premium, as determined by the trust at such time.

Reserve Fund

           Upon the issuance of any series of notes, the indenture trustee will credit to the Reserve Fund, from the proceeds of that issuance of notes or from the Surplus Fund, the amount, if any, so that upon issuance of those notes the balance in the Reserve Fund will not be less than the Reserve Fund Requirement.

           If on any monthly calculation date the balance in the Reserve Fund is less than the Reserve Fund Requirement, the indenture trustee will transfer to the Reserve Fund an amount equal to the deficiency from moneys available in the following funds in the following order of priority (to the extent not required for credit to the Administration Fund, the Debt Service Fund or the Acquisition Fund): the Collection Fund and the Surplus Fund.

           The balance in the Reserve Fund will be used and applied solely for the payment when due of principal of and interest on the notes and any other indenture obligations payable from the Debt Service Fund. If on any monthly calculation date the balance in the Reserve Fund exceeds the Reserve Fund Requirement, that excess will be transferred to the Collection Fund.

Surplus Fund

           On each monthly calculation date, the indenture trustee will deposit to the Surplus Fund balances in the Collection Fund not required for deposit to any other fund or account and certain amounts transferred from the Acquisition Fund.

           At any time there is a deficiency in any of the other funds or accounts, balances in the Surplus Fund will be transferred to those funds or accounts to remedy that deficiency in the same order of priority as for the application of money in the Collection Fund.

           Amounts in the Surplus Fund may be applied to any one or more of the following purposes at any time as determined by the trust:

•	transfer to the Retirement Account for the redemption or purchase of, or distribution of principal with respect to, notes; or

•	during an acquisition period, transfer to the Acquisition Fund for the acquisition or origination of student loans.

           Any amounts in the Surplus Fund will also be released to the sponsor or used to make indemnity payments required pursuant to the terms of a servicing agreement if , after taking into account any such release and excluding, for these purposes only, from the calculation of the aggregate value of the trust's assets, any student loans not satisfying the trust's eligibility criteria, (a) the Senior Asset Percentage will not be less than 107%, and the Subordinate Asset Percentage will not be less than 101.5% or such greater percentages or amounts as may be required by the rating agencies and (b) the aggregate value of the trust's assets, less the principal amount of all notes outstanding will exceed $3,000,000 after release or payment; or in all cases lesser percentages or amounts if each rating agency confirms that use of such lesser percentage or amount will not result in a withdrawal or reduction of any ratings then applicable to any outstanding notes.

Statements to indenture trustee and trust

           The issuer administrator will prepare and provide periodic statements to the indenture trustee that will include:

•	the amount of principal distributions on the notes;

•	the amount of interest distributions for each series of notes and the applicable interest rates;

•	the amount of interest distributed on carry-over amounts and the amount of any outstanding carry-over interest;

•	the pool balance at the end of the collection period;

•	the outstanding principal amount of each series of notes;

•	the interest rate for any series of variable rate notes for that month;

•	the servicing fees, trustees' fees, auction agent fees, broker-dealer fees and administrative fees for the collection period;

•	the amount of principal and interest collected on the student loans;

•	the balance of any reserve account, after giving effect to changes in the balance on that payment date;

•	the amount of any distributions from funds on deposit in the Acquisition Fund;

•	during each acquisition period, the principal amount of student loans acquired;

•	the amount remaining in the Acquisition Fund being transferred to the Debt Service Fund;

•	the ratio of the trust's assets to the outstanding amount of senior notes and all of the notes;

•	the interest rates, if available, for the next interest period for each series;

•	the amount of any aggregate realized losses for the collection period;

•	the amount of any shortfall in the payment of the principal distribution amount for each series, and any changes in these amounts from the preceding statement; and

•	the balance of student loans held by the trust that are delinquent in each delinquency period as of the end of collection period.

Investment of funds held by indenture trustee

           The indenture trustee will invest amounts credited to any fund established under the indenture in investment securities described in the indenture pursuant to orders received from us. In the absence of an order, and to the extent practicable, the indenture trustee will invest amounts held under the indenture in direct obligations of, or in obligations fully guaranteed by, the United States.

           The indenture trustee is not responsible or liable for any losses on investments made by it or for keeping all funds held by it fully invested at all times. Its only responsibility is to comply with investment instructions in a non-negligent manner.

Book-Entry Registration

           Investors acquiring beneficial ownership interests in the notes issued in book-entry form will hold their notes through The Depository Trust Company in the United States, or Clearstream, Luxembourg or Euroclear (in Europe) if they are participants of these systems, or indirectly through organizations which are participants in these systems. The book-entry notes will be issued in one or more instruments which equal the aggregate principal balance of the series of notes and will initially be registered in the name of Cede & Co., the nominee of The Depository Trust Company. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's name on the books of its respective depositary which in turn will hold positions in customers' securities accounts in such depositary's name on the books of The Depository Trust Company. Citibank N.A. will act as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank will act as depositary for Euroclear. Except as described below, no person acquiring a book-entry note will be entitled to receive a physical certificate representing the notes. Unless and until Definitive Certificates are issued, it is anticipated that the only holder of the notes will be Cede & Co., as nominee of The Depository Trust Company.

           The Depository Trust Company is a New York-chartered limited-purpose trust company that performs services for its participants, some of which, and/or their representatives, own The Depository Trust Company. In accordance with its normal procedures, The Depository Trust Company is expected to record the positions held by each of its participants in notes issued in book-entry form, whether held for its own account or as nominee for another person. In general, beneficial ownership of book-entry notes will be subject to the rules, regulations and procedures governing The Depository Trust Company and its participants as in effect from time to time.

           Purchases of the notes under The Depository Trust Company system must be made by or through direct participants, which are to receive a credit for the notes on The Depository Trust Company's records. The ownership interest of each actual purchaser of each series of notes, or beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners shall not receive written confirmation from The Depository Trust Company of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners shall not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the series of any notes is discontinued.

           To facilitate subsequent transfers, all notes deposited by participants with The Depository Trust Company are registered in the name of The Depository Trust Company's partnership nominee, Cede & Co. The deposit of such notes with The Depository Trust Company and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository Trust Company has no knowledge of the actual beneficial owners of notes; The Depository Trust Company's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

           Conveyance of notices and other communications by The Depository Trust Company to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

           Redemption notices shall be sent to Cede & Co. If less than all of a series of notes are being redeemed, The Depository Trust Company's practice is to determine by lot the amount of the interest of each Direct Participant in that series to be redeemed.

           Neither The Depository Trust Company nor Cede & Co. will consent or vote with respect to the notes of any series. Under its usual procedures, The Depository Trust Company mails an omnibus proxy to College Loan Corporation Trust I, or the indenture trustee, as appropriate, as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date.

           Principal and interest payments on the notes are to be made to The Depository Trust Company. The Depository Trust Company's practice is to credit direct participant's accounts on the due date in accordance with their respective holdings shown on The Depository Trust Company's records unless The Depository Trust Company has reason to believe that it will not receive payment on the due date. Payments by participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and shall be the responsibility of the participant and not of The Depository Trust Company, the indenture trustee or the trust, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to The Depository Trust Company is the responsibility of the trust, or the indenture trustee. Disbursement of such payments to direct participants shall be the responsibility of The Depository Trust Company, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

           Depository Trust Company may discontinue providing its services as securities depository with respect to the notes of any series at any time by giving reasonable notice to the trust or the indenture trustee. In the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered.

           Clearstream Banking, société anonyme, Luxembourg, formerly Cedelbank ("Clearstream, Luxembourg"), has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its participating organizations. Clearstream, Luxembourg facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry changes in accounts of Clearstream, Luxembourg participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its Clearstream, Luxembourg participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depository, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (the "CSSF"). Clearstream, Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg participant, either directly or indirectly.

           Euroclear has advised that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./NV (the "Euroclear operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the Cooperative"). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

           The Euroclear operator has advised that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian Bank, it is regulated by the Belgian Banking Commission.

           Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law. The Terms and Conditions govern transfers of securities and cash within the Euroclear, withdrawals of securities and cash from the Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

           Distributions with respect to notes held through Clearstream, Luxembourg or Euroclear will be credited to the cash accounts of Clearstream, Luxembourg participants or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Those distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a noteholder under the indenture on behalf of a Clearstream, Luxembourg participant or Euroclear participant only in accordance with the relevant rules and procedures and subject to the relevant Depositary's ability to effect such actions on its behalf through The Depository Trust Company.

           Noteholders may hold their notes in the United States through The Depository Trust Company or in Europe through Clearstream, Luxembourg or Euroclear if they are participants of such systems, or indirectly through organizations which are participants in such systems.

           The notes will initially be registered in the name of Cede & Co., the nominee of The Depository Trust Company. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of The Depository Trust Company. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank of New York will act as depositary for Euroclear.

           Transfers between participants will occur in accordance with The Depository Trust Company Rules. Transfers between Clearstream, Luxembourg participants and Euroclear participants will occur in accordance with their respective rules and operating procedures.

           Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a participant will be made during subsequent securities settlement processing and dated the business day following The Depository Trust Company settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg participant or Euroclear participant to a participant will be received with value on The Depository Trust Company settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in The Depository Trust Company.

           Cross-market transfers between persons holding directly or indirectly through The Depository Trust Company, on the one hand, and directly or indirectly through Clearstream, Luxembourg participants or Euroclear participants, on the other, will be effected in The Depository Trust Company in accordance with The Depository Trust Company Rules on behalf of the relevant European international clearing system by its depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions to the depositaries.

           Depository Trust Company has advised that it will take any action permitted to be taken by a noteholder under the indenture only at the direction of one or more participants to whose accounts with The Depository Trust Company the notes are credited. Clearstream, Luxembourg or Euroclear will take any action permitted to be taken by a noteholder under the indenture on behalf of a participant only in accordance with their relevant rules and procedures and subject to the ability of the relevant depositary to effect these actions on its behalf through The Depository Trust Company.

           Although The Depository Trust Company, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of The Depository Trust Company, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

           Neither the trust, the seller, the servicers, the sub-servicers, the indenture trustee nor the underwriters will have any responsibility or obligation to any The Depository Trust Company participants, Clearstream, Luxembourg participants or Euroclear participants or the persons for whom they act as nominees with respect to

•	the accuracy of any records maintained by The Depository Trust Company, Clearstream, Luxembourg or Euroclear or any participant,

•	the payment by The Depository Trust Company, Clearstream, Luxembourg or Euroclear or any participant of any amount due to any beneficial owner in respect of the principal amount or interest on the notes,

•	the delivery by any The Depository Trust Company participant, participant or Euroclear participant of any notice to any beneficial owner which is required or permitted under the terms of the indenture to be given to noteholders or

•	any other action taken by The Depository Trust Company.

           In certain circumstances, the trust may discontinue use of the system of book entry transfers through The Depository Trust Company or a successor securities depository. In that event, note certificates are to be printed and delivered.

Additional Notes

           The trust may, upon complying with the provisions of the indenture, issue from time to time additional notes secured by the assets of the trust on a parity with or subordinate to either senior notes or subordinate notes, or junior subordinate notes if any, then outstanding. We may issue additional notes without the approval of the holders of any outstanding notes.

           The trust will not issue additional notes unless the following conditions have been satisfied:

•	the trust has entered into a supplemental indenture with the indenture trustee providing the terms and forms of the additional notes;

•	the indenture trustee has received a rating confirmation from each rating agency which has assigned a rating to any outstanding notes of the trust that such rating will not be reduced or withdrawn as a result of the issuance of the proposed additional notes; and

•	the indenture trustee has received an opinion of counsel to the effect that all of the foregoing conditions to the issuance of the proposed additional notes have been satisfied.

Additional Indenture Obligations

           Upon complying with the terms of the indenture, the trust may enter into swap agreements and obtain credit enhancement facilities. Any swap agreement or credit enhancement facility may be obtained for the sole benefit of the series of notes designated in that swap agreement or facility. In that event, payments under that swap agreement or credit enhancement facility would not be available to make payments on any other series of notes. However, any payments required to be made to any counterparty or credit facility provider would be parity obligations with the other indenture obligations of the same series, payable from any revenues available to pay those indenture obligations. We may enter into swap agreements or credit enhancement facilities without the approval of holders of any outstanding notes. Under the indenture, the trust may not, however, enter into a swap agreement or credit enhancement facility unless the indenture trustee has received written confirmation from each rating agency that such action would not result in the reduction or withdrawal of any ratings then applicable to the outstanding notes.

Summary of the Indenture Provisions

           The trust will issue series of notes from time to time pursuant to the indenture and a related supplemental indenture. The following is a summary of some of the provisions contained in the indenture. This summary is not comprehensive and reference should be made to the indenture for a full and complete statement of its provisions.

Parity and priority of lien

           The provisions of the trust's indenture are generally for the equal benefit, protection and security of the holders of all of the notes issued by the trust. However, the senior notes have priority over the subordinate notes with respect to payments of principal and interest, and the subordinate notes have priority over the junior subordinate notes, if any, with respect to payments of principal and interest.

           The trust will not:

•	create, or permit the creation of, any pledge, lien, charge or encumbrance upon the student loans or the other assets pledged under the indenture, except only as to a lien subordinate to the lien of the indenture created by any other indenture authorizing the issuance of bonds, notes or other evidences of indebtedness of the trust, the proceeds of which have been or will be used to refund or otherwise retire all or a portion of the outstanding notes or as otherwise provided in or permitted by the indenture or

•	issue any bonds or other evidences of indebtedness, other than the notes as permitted by the indenture and other than swap agreements and credit enhancement facilities relating to notes as permitted by the indenture, secured by a pledge of the revenues and other assets pledged under the indenture, creating a lien or charge equal or superior to the lien of the indenture.

Covenants

           Enforcement and amendment of guarantee agreements. The trust will cause the eligible lender trustee to enter into and maintain guarantee agreements covering the trust's student loans so as to maintain benefits for all student loans. The trust also will not voluntarily consent to or permit any rescission of or consent to any amendment to or otherwise take any action under or in connection with these agreements that in any manner will materially adversely affect the rights of the holders of the notes or the other beneficiaries under the indenture, unless each rating agency confirms that the proposed amendment will not result in the withdrawal or reduction of any ratings then applicable to the outstanding notes.

           Acquisition, collection and assignment of student loans. The trust will purchase or originate student loans only with moneys in any of the funds and, subject to any adjustments referred to in the following paragraph, will diligently cause to be collected all principal, interest and other payments in respect of the student loans to which the trust is entitled.

           Enforcement of student loans. The trust will cause to be diligently enforced all terms, covenants and conditions of all student loans and agreements in connection with the student loans, including the prompt payment of all principal and interest and other amounts due to the trust. The trust will not permit the release of the obligations of any borrower under any student loan and will, to the extent permitted by law, cause to be defended, enforced, preserved and protected, the rights and privileges of the trust, the eligible lender trustee, the indenture trustee, the holders of the notes and the other beneficiaries under the indenture, under and with respect to each student loan and related agreement. The trust will not consent or agree to or permit any amendment or modification of any student loan or related agreement that will in any manner materially adversely affect the rights or security of the holders of the notes and other beneficiaries under the indenture. The trust may, however:

•	settle a default or cure a delinquency on a student loan on terms that are required by law,

•	amend the terms of a student loan to provide a different rate of interest to the extent required by law and

•	reduce the interest rate of or forgive interest or principal payments on student loans pursuant to borrower benefit programs within certain limitations specified in the indenture.

           The trust may otherwise amend the terms of any student loan or reduce interest payments or forgive interest or principal payments in excess of the specified limitations if each rating agency has confirmed that the proposed action will not result in the withdrawal or reduction of any ratings then applicable to any outstanding notes.

           Administration and collection of student loans. The trust will enter into one or more servicing agreements pursuant to which servicers (which shall not include the trust) that meet certain standards set forth in the indenture agree to service and collect, all student loans originated under the Federal Family Education Loan Program in accordance with all requirements of the Higher Education Act, the Secretary of Education, the indenture and each guarantee agreement. The trust will diligently enforce all terms, covenants and conditions of all servicing agreements, student loan purchase agreements and administration agreements, including the prompt payment of all amounts due under those agreements. The trust will not permit the release of the obligations of any servicer under any servicing agreement, any administrator under any administration agreement or any party under a loan purchase agreement, except in accordance with the terms of the applicable agreement. The trust will not consent or agree to or permit any amendment or modification of any servicing agreement, administration agreement or loan purchase agreement unless each rating agency confirms that the amendment or modification will not result in the withdrawal or reduction of any ratings then applicable to the outstanding notes.

           Limitation on fees. The fees, costs and expenses of the trust may not exceed certain levels unless each rating agency confirms that such levels will not result in the withdrawal or reduction of any ratings then applicable to any outstanding notes.

           Tax Treatment. The trust agrees, and each holder of notes, by its acceptance of its notes, agrees, to treat the notes for federal, state and local income, business and franchise tax purposes as indebtedness of the trust.

           Continued existence; merger and consolidation. The trust will maintain its existence as a Delaware statutory trust and will not dispose of all or substantially all of its assets, except as otherwise specifically authorized in the indenture, or consolidate with or merge into another entity, or permit any other entity to consolidate with or merge into it, unless either the trust is the surviving entity or each of the following conditions is satisfied:

•	the surviving, resulting or transferee entity, as the case may be, is a corporation, limited liability company or other legal entity organized under the laws of the United States or one of the states thereof;

•	at least 30 days before any merger, consolidation or transfer of assets becomes effective, the trust gives the indenture trustee written notice of the proposed transaction;

•	immediately after giving effect to any merger, consolidation or transfer of assets, no event of default under the indenture has occurred and is continuing;

•	each rating agency confirms that the merger, consolidation or transfer of assets will not result in the withdrawal or reduction of any ratings then applicable to any outstanding notes; and

•	prior to or concurrently with any merger, consolidation or transfer of assets,

•	any action necessary to maintain the lien and security interest created in favor of the indenture trustee under the indenture is taken;

•	the surviving, resulting or transferee entity, as the case may be, delivers to the indenture trustee an instrument assuming all of the obligations of the trust under the indenture and related agreements, together with any necessary consents; and

•	the trust delivers to the indenture trustee and each rating agency a certificate and an opinion of counsel (which will either describe the actions taken that are necessary to maintain the lien and security interest in favor of the indenture trustee under the indenture or that no such action needs to be taken), each stating that all conditions precedent to the merger, consolidation or transfer of assets have been complied with.

Events of default

           The indenture defines the following events as events of default:

•	default in the due and punctual payment of any interest on any senior note; or

•	default in the due and punctual payment of the principal of, or premium, if any, on any senior note, whether at stated maturity, at the date fixed for redemption of that senior note (including, but not limited to, mandatory sinking fund payment dates) or otherwise upon the maturity of that senior note; or

•	default by the trust in its obligation to purchase any senior note on a tender date for that senior note; or

•	default in the due and punctual payment of any amount owed by the trust to any other senior beneficiary under a senior swap agreement or senior credit enhancement facility; or

•	if no senior obligations are outstanding, default in the due and punctual payment of any interest on any subordinate note; or

•	if no senior obligations are outstanding, default in the due and punctual payment of the principal of, or premium, if any, on, any subordinate note, whether at stated maturity, at the date fixed for redemption of that subordinate note (including but not limited to, mandatory sinking fund payment dates) or otherwise upon the maturity of that subordinate note; or

•	if no senior obligations are outstanding, default by the trust in its obligation to purchase any subordinate note on a tender date for that subordinate note; or

•	if no senior obligations are outstanding, default in the due and punctual payment of any amount owed by the trust to any other subordinate beneficiary under a subordinate swap agreement or a subordinate credit enhancement facility; or

•	if no senior obligations and no subordinate obligations are outstanding, default in the due and punctual payment of any interest on any junior subordinate note; or

•	if no senior obligations and no subordinate obligations are outstanding, default in the due and punctual payment of the principal of, or premium, if any, on, any junior subordinate note, whether at stated maturity, at the date fixed for redemption of that junior subordinate note (including, but not limited to, mandatory sinking fund payment dates) or otherwise upon the maturity of that junior subordinate note; or

•	if no senior obligations and no subordinate obligations are outstanding, default by the trust in its obligation to purchase any junior subordinate note on a tender date therefor; or

•	if no senior obligations and no subordinate obligations are outstanding, default in the due and punctual payment of any amount owed by the trust to any other junior subordinate beneficiary under a junior subordinate swap agreement or junior subordinate credit enhancement facility; or

•	default in the performance of any of the trust's obligations with respect to the transmittal of money to be credited to the Collection Fund, the Acquisition Fund or the Debt Service Fund under the provisions of the indenture that has continued unremedied for 30 days; or

•	default in the performance or observance of any other of the covenants, agreements or conditions on the part of the trust contained in the indenture or in the notes that has continued unremedied for 30 days after written notice specifying the default has been given to the trust by the indenture trustee, unless the default is such that it can be corrected, but not within 30 days, corrective action has been instituted by the trust within 30 days and is diligently pursued until the default is corrected; or

•	certain events of bankruptcy or insolvency of the trust.

Remedies on default

           Whenever any event of default has occurred and is continuing, the indenture trustee may (and, upon the written request of the Acting Beneficiaries Upon Default, the indenture trustee will), by notice in writing delivered to the trust, declare the principal of and interest accrued on all notes then outstanding due and payable and principal and interest will become immediately due and payable.

           At any time after such a declaration of acceleration has been made, and before a judgment or decree for payment of the money due has been obtained by the indenture trustee, the Acting Beneficiaries Upon Default, by written notice to the trust and the indenture trustee, may rescind and annul that declaration and its consequences if:

•	a sum of money has been paid to or deposited with the indenture trustee by or for the account of the trust, or provision for payment satisfactory to the indenture trustee has been made, sufficient to pay:

•	if senior obligations are outstanding:

•	all overdue installments of interest on all senior notes;

•	the principal of (and premium, if any, on) any senior notes which have become due other than by declaration of acceleration, together with interest at the rate or rates borne by those senior notes;

•	to the extent lawful, interest upon overdue installments of interest on the senior notes at the rate or rates borne by the senior notes;

•	all other senior obligations which have become due other than as a direct result of declaration of acceleration;

•	all other sums required to be credited to the Collection Fund and the Interest Account; and

•	all sums paid or advanced by the indenture trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the indenture trustee, its agents and counsel and any paying agents, remarketing agents, tender agents, auction agents, market agents and broker-dealers;

•	if no senior obligations are outstanding, but subordinate obligations are outstanding:

•	all overdue installments of interest on all subordinate notes;

•	the principal of (and premium, if any, on) any subordinate notes which have become due other than by declaration of acceleration, together with interest at the rate or rates borne by those subordinate notes;

•	to the extent lawful, interest upon overdue installments of interest on the subordinate notes at the rate or rates borne by the subordinate notes;

•	all other subordinate obligations which have become due other than as a direct result of declaration of acceleration;

•	all other sums required to be credited to the Collection Fund and the Interest Account; and

•	all sums paid or advanced by the indenture trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the indenture trustee, its agents and counsel and any paying agents, remarketing agents, tender agents, auction agents and broker-dealers; or

•	if no senior obligations and no subordinate obligations are outstanding but junior subordinate notes are outstanding:

•	all overdue installments of interest on all junior subordinate notes;

•	the principal of (and premium, if any, on) any junior subordinate notes which have become due other than by declaration of acceleration, together with interest at the rate or rates borne by those junior subordinate notes;

•	to the extent lawful, interest upon overdue installments of interest on the junior subordinate notes at the rate or rates borne by the junior subordinate notes;

•	all other junior subordinate obligations which have become due other than as a direct result of declaration or acceleration;

•	all other sums required to be credited to the Collection Fund and the Interest Account; and

•	all sums paid or advanced by the indenture trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the indenture trustee, its agents and counsel and any paying agents, remarketing agents, tender agents, auction agents, market agents and broker-dealers;

and

•	all events of default, other than the nonpayment of the principal of and interest on notes or other obligations which have become due solely by, or as a direct result of, declaration of acceleration, have been cured or waived as provided in the indenture.

           If an event of default has occurred and is continuing, the indenture trustee may, subject to applicable law, pursue any available remedy by suit at law or in equity to enforce the covenants of the trust in the indenture and may pursue such appropriate judicial proceedings as the indenture trustee deems most effective to protect and enforce, or aid in the protection and enforcement of, the covenants and agreements in the indenture. The indenture trustee is also authorized to file proofs of claims in any equity, receivership, insolvency, bankruptcy, liquidation, readjustment, reorganization or other similar proceedings.

           If an event of default has occurred and is continuing, the Acting Beneficiaries Upon Default have requested the indenture trustee to do so and the indenture trustee has been indemnified as provided in the indenture, the indenture trustee is obliged to exercise such one or more of the rights and powers conferred by the indenture as the indenture trustee deems most expedient in the interests of the beneficiaries. However, the indenture trustee has the right to decline to comply with any such request if counsel has advised the indenture trustee that the action requested may not lawfully be taken or if the indenture trustee receives, before exercising that right or power, contrary instructions from the Acting Beneficiaries Upon Default.

           The Acting Beneficiaries Upon Default have the right to direct the method and place of conducting all proceedings to be taken in connection with the enforcement of the terms and conditions of the indenture, provided that:

•	such direction will not violate any provisions of law or of the indenture;

•	the indenture trustee does not determine that the action so directed would be unjustly prejudicial to the holders of notes or other beneficiaries not taking part in the direction, other than by effect of the subordination of any of their interests;

•	the indenture trustee may take any other action deemed proper by the indenture trustee which is not inconsistent with the direction; and

•	the indenture trustee will be indemnified to its reasonable satisfaction as provided in the indenture.

           Except as permitted in a supplemental indenture with respect to an other beneficiary, no holder of any note or other beneficiary will have any right to institute any suit, action or proceeding in equity or at law for the enforcement of the indenture or for the execution of any trust under the indenture or for the appointment of a receiver or any other remedy under the indenture unless:

•	an event of default has occurred and is continuing;

•	the Acting Beneficiaries Upon Default have provided written request to the indenture trustee;

•	that beneficiary or those beneficiaries have offered to the indenture trustee indemnity;

•	the indenture trustee has failed or refused for a period of 60 days after the receipt of the request and indemnification to exercise the powers granted in the indenture or to institute that action, suit or proceeding in its own name; and

•	no direction inconsistent with such written request has been given to the indenture trustee during that 60-day period by the holders of not less than a majority in aggregate principal amount of the notes then outstanding.

           No one or more holders of the notes or any other beneficiary has any right in any manner whatsoever to affect, disturb or prejudice the lien of the indenture by his, her, its or their action or to enforce any right under the indenture except in the manner described indenture, and all proceedings at law or in equity must be instituted, had and maintained in the manner described in the indenture and for the benefit of the holders of all outstanding notes and other beneficiaries, as their interests may appear. Nevertheless, the Acting Beneficiaries Upon Default may institute any such suit, action or proceeding in their own names for the benefit of the holders of all outstanding notes and other beneficiaries under the indenture.

           Unless the indenture trustee has declared the principal of and interest on all outstanding notes immediately due and payable and has obtained a judgment or decree for payment of the money due, the indenture trustee, will waive any event of default and its consequences upon written request of the Acting Beneficiaries Upon Default; except that the indenture trustee is not permitted to waive:

•	any event of default arising from the acceleration of the maturity of the notes, except upon the rescission and annulment of the declaration as described above;

•	any event of default in the payment when due of any amount owed to any beneficiary (including payment of principal of or interest on any note) except with the consent of that beneficiary or unless, prior to the waiver, the trust has paid or deposited with the indenture trustee a sum sufficient to pay all amounts owed to that beneficiary (including, to the extent permitted by law, interest upon overdue installments of interest);

•	any event of default arising from the failure of the trust to pay unpaid expenses of the indenture trustee, its agents and counsel, and any authenticating agent, paying agents, note registrars, tender agents, remarketing agents, auction agents, market agents and broker-dealers as required by the indenture, unless, prior to the waiver, the trust has caused to be paid or deposited with the indenture trustee sums required to satisfy those obligations of the trust under the indenture; or

•	any default in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of each affected holder of a note.

           Notwithstanding any other provisions of the indenture, if an "event of default" occurs under a swap agreement or a credit enhancement facility and, as a result, any other beneficiary that is a party is entitled to exercise one or more remedies under that swap agreement or credit enhancement facility, that other beneficiary may exercise those remedies, including the termination of that agreement, in its own discretion. Nevertheless, that party may not exercise any such remedy if it adversely affects the legal ability of the trustee or Acting Beneficiaries Upon Default to exercise any remedy available under the indenture.

           After the occurrence of a default, the indenture trustee will have a lien on the trust estate prior to the lien of the noteholders and all other persons as security for the obligation of the trust to pay the reasonable fees of the indenture trustee and to indemnify the indenture trustee in accordance with the provisions of the indenture.

Application of Proceeds

           Unless the principal of all the notes shall have become or shall have been declared due and payable, all such funds will be applied as follows:

           FIRST, to the payment to the holders of the senior notes and other senior obligations of all installments of principal and interest then due (except, with respect to senior swap agreements, only amounts due in the ordinary course and not any termination, indemnity or other similar or extraordinary payment without satisfaction of a rating agency condition), and if the amount available will not be sufficient to pay all those amounts in full, then to the payment ratably, in proportion to the amounts due without regard to due date, to the senior noteholders and to each other senior beneficiary, and the indenture trustee will apply the amount so apportioned to the senior noteholders first to the payment of interest and thereafter to the payment of principal;

           SECOND (only if the Senior Asset Percentage would be at least 100% upon the application of such amounts or if there are no senior notes outstanding), to the payment to the holders of subordinate notes and other subordinate obligations of all installments of principal and interest then due (except, with respect to subordinate swap agreements, only amounts due in the ordinary course and not any termination, indemnity or other similar or extraordinary payment without satisfaction of a rating agency condition), and if the amount available will not be sufficient to pay all those amounts in full, then to the payment ratably, in proportion to the amounts due, without regard to due date, to the subordinate noteholders and to each other subordinate beneficiary, and the indenture trustee will apply the amount so apportioned to the subordinate noteholders first to the payment of interest and thereafter to the payment of principal;

           THIRD (only if the Subordinate Asset Percentage would be at least 100% upon the application of such amounts or there are no senior notes or subordinate notes outstanding), to the payment to the junior subordinate beneficiaries of all installments of principal and interest then due on the junior subordinate notes and all other junior subordinate obligations (except, with respect to junior subordinate swap agreements, only amounts due in the ordinary course and not any termination, indemnity or other similar or extraordinary payment without satisfaction of a rating agency condition), and if the amount available shall not be sufficient to pay all such amounts in full, then to the payment ratably, in proportion to the amounts due, without regard to due date, to the junior subordinate noteholders and to each other junior subordinate beneficiary, and the indenture trustee will apply the amount so apportioned to the junior subordinate noteholders first to payment of interest and thereafter to the payment of principal;

           FOURTH, to the payment of the holders of the senior notes of all carry-over amounts (together with interest thereon) then due and payable in the order in which such amounts became due and payable, and if the amount available shall not be sufficient to pay in full all such carry-over amounts (and interest thereon) which became due and payable on any particular date, then to the payment, ratably, according to the amounts due on such date, to the senior noteholders entitled thereto;

           FIFTH (only if the Senior Asset Percentage would be at least 100% upon the application of such amounts or if there are no senior notes outstanding), to the payment to the holders of the subordinate notes of all carry-over amounts (together with interest thereon) then due and payable in the order in which such amounts became due and payable, and if the amount available shall not be sufficient to pay in full all such carry-over amounts (and interest thereon) which became due and payable on any particular date, then to the payment, ratably, according to the amounts due on such date, to the subordinate noteholders entitled thereto;

           SIXTH (only if the Subordinate Asset Percentage would be at least 100% upon the application of such amounts or there are no senior notes or subordinate notes outstanding), to the payment to the holders of the junior subordinate notes of all carry-over amounts (together with interest thereon) then due and payable in the order in which such amounts became due and payable, and if the amount available shall not be sufficient to pay in full all such carry-over amounts (and interest thereon) which became due and payable on any particular date, then to the payment, ratably, according to the amounts due on such date, to the junior subordinate noteholders entitled thereto;

           SEVENTH, to the payment of unpaid termination, indemnity or other similar or extraordinary payments then due and payable to swap agreement counterparties under senior swap agreements, in the order in which such termination payments became due and payable, and if the amount available shall not be sufficient to pay in full all such termination payments which became due and payable on any particular date, then to the payment, ratably, according to the amounts due on such date, to the senior swap agreement counterparties entitled thereto;

           EIGHTH (only if the Senior Asset Percentage would be at least 100% upon the application of such amounts or if there are no senior notes outstanding), to the payment of unpaid termination, indemnity or other similar or extraordinary payments then due and payable to swap agreement counterparties under subordinate swap agreements, in the order in which such termination payments became due and payable, and if the amount available shall not be sufficient to pay in full all such termination payments which became due and payable on any particular date, then to the payment, ratably, according to the amounts due on such date, to the subordinate swap agreement counterparties entitled thereto; and

           NINTH (only if the Subordinate Asset Percentage would be at least 100% upon the application of such amounts or if there are no senior notes or subordinate notes outstanding), to the payment of unpaid termination, indemnity or other similar or extraordinary payments then due and payable to swap agreement counterparties under junior subordinate swap agreement agreements, in the order in which such termination payments became due and payable, and if the amount available shall not be sufficient to pay in full all such termination payments which became due and payable on any particular date, then to the payment, ratably, according to the amounts due on such date, to the junior subordinate swap agreement counterparties entitled thereto.

           If the principal of all outstanding notes shall have become due or shall have been declared due and payable and such declaration has not been annulled and rescinded under the provisions of the indenture, all such funds will be applied as follows:

           FIRST, to the payment to the senior beneficiaries of all principal and interest then due on the senior notes and all other senior obligations (except, with respect to senior swap agreements, only amounts due in the ordinary course and not any termination, indemnity or other similar or extraordinary payment without satisfaction of a rating agency condition), without preference or priority of principal over interest or of interest over principal, or of any installment of interest over any other installment of interest, or of any senior beneficiary over any other senior beneficiary, ratably, according to the amounts due, to the persons entitled thereto;

           SECOND, to the payment to the subordinate beneficiaries of the principal and interest then due on the subordinate notes and all other subordinate obligations (except, with respect to subordinate swap agreements, only amounts due in the ordinary course and not any termination, indemnity or other similar or extraordinary payment without satisfaction of a rating agency condition), without preference or priority of principal over interest or of interest over principal, or of any installment of interest over any other installment of interest, or of any subordinate beneficiary over any other subordinate beneficiary, ratably, according to the amounts due, to the person entitled thereto;

           THIRD, to the payment to the junior subordinate beneficiaries of the principal and interest then due and unpaid upon the junior subordinate notes and all other junior subordinate obligations (except, with respect to junior subordinate swap agreements, only amounts due in the ordinary course and not any termination, indemnity or other similar or extraordinary payment without satisfaction of a rating agency condition), without preference or priority of principal over interest or of interest over principal, or of any installment of interest over any other installment of interest, or of any junior subordinate beneficiary over any other junior subordinate beneficiary, ratably, according to the amounts due, to the persons entitled thereto;

           FOURTH, to the payment of the holders of the senior notes of all carry-over amounts (together with interest thereon) then due and unpaid, without any preference or priority of carry-over amounts over interest thereon or of interest thereon over carry-over amounts, ratably, according to the amounts due, to the senior noteholders entitled thereto;

           FIFTH, to the payment to the holders of the subordinate notes of all carry-over amounts (together with interest thereon) then due and unpaid, without any preference or priority of carry-over amounts over interest thereon or of interest thereon over carry-over amounts, ratably, according to the amounts due, to the subordinate noteholders entitled thereto;

           SIXTH, to the payment to the holders of the junior subordinate notes of all carry-over amounts (together with interest thereon) then due and unpaid, without any preference or priority of carry-over amounts over interest thereon or of interest thereon over carry-over amounts, ratably, according to the amounts due, to the junior subordinate noteholders entitled thereto;

           SEVENTH, to the payment of unpaid termination, indemnity or other similar or extraordinary payments then due and unpaid to swap agreement counterparties under senior swap agreements, ratably, according to the amounts due on such date, to the senior swap agreement counterparties entitled thereto;

           EIGHTH, to the payment of unpaid termination, indemnity or other similar or extraordinary payments then due and unpaid to swap agreement counterparties under subordinate swap agreement agreements, ratably, according to the amounts due on such date, to the subordinate swap agreement counterparties entitled thereto, without any discrimination or preference; and

           NINTH to the payment of unpaid termination, indemnity or other similar or extraordinary payments then due and unpaid to swap agreement counterparties under junior subordinate swap agreements, ratably, according to the amounts due on such date, to the junior subordinate swap agreement counterparties entitled thereto.

           If the principal of all outstanding notes has been declared due and payable and then been rescinded and annulled, then, the money held by the indenture trustee under the indenture will be applied in accordance with the provisions above for payments following an event of default but prior to acceleration of all outstanding notes.

The indenture trustee

           Prior to the occurrence of an event of default which has not been cured, the indenture trustee is required to perform such duties and only such duties as are specifically set forth in the indenture. Upon the occurrence and continuation of an event of default, the indenture trustee is required to exercise the rights and powers vested in it by indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in his own affairs.

           Before taking any action under the indenture, the indenture trustee may require that satisfactory indemnity be furnished to it for the reimbursement of all expenses to which it may be put and to protect it against all liability by reason of any action so taken, except liability which is adjudicated to have resulted from its negligence or willful misconduct.

           The indenture trustee may at any time resign upon 60 days' notice to the trust and to the beneficiaries, such resignation to take effect upon the appointment of a successor trustee. The indenture trustee may be removed at any time by the trust, and the trust agrees to remove the indenture trustee at the request of the holders of a majority in principal amount of notes outstanding except during the existence of an event of default. No such removal will be effective until the appointment of a successor indenture trustee.

Supplemental indentures

           Supplemental indentures not requiring consent of noteholders and other beneficiaries. The trust can agree with the indenture trustee to enter into any indentures supplemental to the indenture for any of the following purposes without notice to or the consent of noteholders or any other beneficiary:

•	to cure any ambiguity or formal defect or omission in the indenture or any supplemental indenture;

•	to grant to the indenture trustee for the benefit of the beneficiaries any additional benefits, rights, remedies, powers, authority or security;

•	to describe or identify more precisely any part of the trust estate or subject additional revenues, properties or collateral to the lien and pledge of the indenture;

•	to evidence the appointment of a separate trustee or a co-trustee or the succession of a new indenture trustee under the indenture;

•	to authorize the issuance of a series of notes, subject to the requirements of the indenture;

•	to modify, eliminate from or add to the indenture as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939 or any similar federal statue, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act of 1939;

•	to modify the indenture as required by any credit facility provider or counterparty, or otherwise necessary to give effect to any credit enhancement facility, swap agreement or counterparty guaranty at the time of issuance of a series of notes to which such agreement relates; provided that the each rating agency has confirmed that such modifications would not result in any withdrawal or downgrade of any then current rating on any outstanding notes; and provided further that no such modifications will be effective if the consent of any noteholders would be required therefore under the proviso described under "—Supplemental indentures requiring consent of noteholders and other beneficiaries" below and such consent has not been obtained or if the indenture trustee determines that the modifications are to the prejudice of any other beneficiary;

•	to create additional funds, accounts or sub-accounts under the indenture;

•	to provide for an additional series of indenture obligations which is subordinate to each outstanding series of indenture obligations, except to the extent specifically authorized or permitted by the supplemental indenture authorizing the issuance of those outstanding indenture obligations or to the extent consented to by each beneficiary who would be adversely affected thereby; provided that each rating agency has confirmed that such additional series of indenture obligations would not result in a withdrawal or downgrade of any then current ratings on any outstanding notes; or

•	to make any other change in the indenture, if the indenture trustee shall have received written confirmation from each rating agency that such change will not result in the reduction or withdrawal of any ratings then applicable to any outstanding notes.

           Supplemental indentures requiring consent of noteholders and other beneficiaries. The trust and the indenture trustee also may enter into indentures supplemental to the indenture providing for any other amendment of the indenture, other than those listed in the paragraph below, upon receipt of an instrument evidencing the consent of:

•	if they are affected by the proposed amendment, the holders of not less than two-thirds of the aggregate principal amount of the outstanding senior notes;

•	if they are affected by the proposed amendment, the holders of not less than two-thirds of the aggregate principal amount of the outstanding subordinate notes;

•	if they are affected by the proposed amendment, the holders of not less than two-thirds of the aggregate principal amount of the outstanding junior subordinate notes; and

•	each other party that any supplemental indenture specifies as being required to consent to the proposed amendment.

           All affected beneficiaries must consent to a supplemental indenture providing for any of the following:

•	an extension of the maturity of the principal of or the interest on any note, whether at stated maturity, on a mandatory sinking fund payment date or otherwise;

•	a reduction in the principal amount, redemption price or purchase price of any note or the rate of interest on that note;

•	a privilege or priority of any senior obligation over any other senior obligation;

•	a privilege or priority of any subordinate obligation over any other subordinate obligation;

•	a privilege of any senior notes over any subordinate notes or junior subordinate notes not already provided for in the indenture;

•	a privilege of any subordinate notes over any junior subordinate notes not already provided for in the indenture;

•	the surrender of a privilege or a priority granted by the indenture if that surrender is, in the judgment of the indenture trustee, to the detriment of another beneficiary under the indenture;

•	a reduction or an increase in the aggregate principal amount of the notes required for consent to that supplemental indenture;

•	the creation of any lien ranking prior to or on a parity with the lien of the indenture on all or part of the trust estate, except as expressly permitted under the indenture;

•	the exclusion of any beneficiary from the benefit of the lien created on the rights, title, interest, privileges, revenues, funds and securities pledged under the indenture;

•	the modification of any of the provisions of the indenture described in this paragraph; or

•	the modification of any provision of a supplemental indenture that provides that it may not be modified without the consent of the holders of notes issued pursuant to that supplemental indenture or any notes of the same level of seniority or any beneficiary that has provided a credit enhancement facility or swap agreement of that level of seniority.

           Rights of Indenture Trustee. If, in the opinion of the indenture trustee, any supplemental indenture adversely affects the rights, duties or immunities of the indenture trustee under the indenture or otherwise, the indenture trustee may, in its discretion, decline to execute such supplemental indenture. The indenture trustee is entitled to receive, and shall be fully protected in relying upon, an opinion of its counsel that any such supplemental indenture conforms to the requirements of the indenture.

           Remarketing Agents. The trust may, in a supplemental indenture, appoint a remarketing agent with respect to one or more series of notes. Each remarketing agent will enter into an agreement under which the remarketing agent will agree to perform one or more of the following functions:

•	determining any interest rate on a series of notes, in accordance with the applicable provisions of the related supplemental indenture;

•	holding all notes of a series delivered to it in trust for the benefit of the respective noteholders until the purchase price for such notes is delivered to the noteholders; and

•	holding all funds delivered to it for the purchase of notes in trust for the benefit of the person that delivered such funds until the notes purchased are delivered to such person or entity.

           Consent of Tender Agent, Remarketing Agents, Auction Agent, Broker-Dealers and Market Agent. So long as any tender agent agreement, remarketing agreement, auction agent agreement, broker-dealer agreement or market agent agreement is in effect, no supplemental indenture which materially adversely affects the rights, duties or immunities of the tender agent, the remarketing agent, the auction agent, the broker-dealer or the market agent will become effective unless and until delivery to the indenture trustee of a written consent of the tender agent, the remarketing agent, the auction agent or the broker-dealer, as the case may be, to that supplemental indenture.

Satisfaction of indenture

           If the holders of the notes issued under the indenture are paid all the principal of and interest due on their notes, at the times and in the manner stipulated in the indenture, and if each other beneficiary is paid all payments then due to it, then the pledge of the trust estate will thereupon terminate and be discharged. The indenture trustee will execute and deliver to the trust instruments to evidence the discharge and satisfaction, and the indenture trustee will pay all money held by it under the indenture to the party entitled to receive it under the indenture.

           Notes will be considered to have been paid if money for their payment or redemption has been set aside and is being held in trust by the indenture trustee. Any outstanding note will be considered to have been paid if the note is to be redeemed on any date prior to its stated maturity and notice of redemption has been given as provided in the indenture and there shall have been deposited with the indenture trustee either money or governmental obligations the principal of and the interest on which when due will provide money sufficient to pay the principal of and interest to become due on the note.

Description of Credit Enhancement and Swap Agreements

Credit Enhancement

           Credit enhancement may be provided with respect to one or more series of the notes. The amounts and types of credit enhancement and the provider of the credit enhancement, if any, will be set forth in the related prospectus supplement. Credit enhancement may be in the form of a letter of credit, the subordination of one or more series of notes, the use of an insurance policy or surety bonds, the establishment of one or more reserve funds, interest rate swaps, or any combination of the foregoing.

           The presence of the Reserve Fund and other forms of credit enhancement for the benefit of any series of notes is intended to enhance the likelihood that noteholders of a series will receive the full amount of principal and interest due on the notes and to decrease the likelihood that such noteholders will experience losses. The credit enhancement will not provide protection against all risks of loss and will not guarantee payment to such noteholders of all amounts to which they are entitled unless a guarantee against losses is described in the related prospectus supplement. If losses or shortfalls occur that exceed the amount covered by the credit enhancement or that are not covered by the credit enhancement, noteholders will bear their allocable share of deficiencies. Moreover, if a form of credit enhancement covers more than one series of notes, holders of notes of one series will be subject to the risk that the credit enhancement will be exhausted by the claims of the holders of notes of one or more other series.

           Subordinate notes. The notes issued by the trust will be designated senior notes, subordinate notes or junior subordinate notes in the related prospectus supplement. To the extent specified in the related prospectus supplement, the rights of the subordinate noteholders to receive distributions on any payment date will be subordinated to the corresponding rights of the senior noteholders, and the rights of the junior subordinate noteholders to receive distributions on any payment date will be subordinated to the corresponding rights of the subordinate noteholders and the senior noteholders. If so provided in the related prospectus supplement, the subordination of a series may apply only in the event of, or may be limited to, specific types of losses or shortfalls. The related prospectus supplement will set forth information concerning the amount of subordination provided by one or more series of notes, the circumstances under which such subordination will be available and the manner in which the amount of subordination will be made available.

           Letter of credit. If so specified in the prospectus supplement with respect to a series, deficiencies in amounts otherwise payable on the notes or certain series of the notes will be covered by one or more letters of credit. The bank or financial institution issuing the letter of credit will be identified in a prospectus supplement. Under a letter of credit, the issuer will be obligated to honor draws in an aggregate fixed dollar amount generally equal to a percentage specified in the related prospectus supplement of the principal balance of the student loans on a specified date or of the initial aggregate principal balance of one or more series of notes. If so specified in the related prospectus supplement, the letter of credit may permit draws only in the event of certain types of losses and shortfalls. The amount available under the letter of credit will, in all cases, be reduced to the extent of the unreimbursed payments under the letter of credit and may otherwise be reduced as described in the related prospectus supplement. The obligations of the issuer of the letter of credit will expire at the earlier of the date specified in the related prospectus supplement or the termination of the trust estate.

           Note insurance and surety bonds. If so specified in the prospectus supplement with respect to a series of the notes, deficiencies in amounts otherwise payable on the notes or certain series of the notes will be covered by insurance policies or surety bonds provided by one or more insurance companies or sureties. The insurance policies or surety bonds may cover timely distributions of interest and full distributions of principal on the basis of a schedule of principal distributions set forth in or determined in the manner specified in the related prospectus supplement.

           Reserve Fund. In addition to the Reserve Fund described in this prospectus, one or more reserve funds may be established with respect to a series of the notes. Cash, eligible investments, a demand note or a combination thereof, in the amounts so specified in the related prospectus supplement, may be deposited in such reserve fund. The reserve fund for a series may also be funded over time by depositing in the reserve fund a specified amount of the distributions received on the related receivables as specified in the related prospectus supplement.

           Amounts on deposit in any reserve fund, together with the reinvestment income on those amounts, will be applied by the indenture trustee for the purposes, in the manner and to the extent specified in the related prospectus supplement. A reserve fund may be provided to increase the likelihood of timely payments of principal of and interest on the notes, if required as a condition to the rating of the notes of that series. If so specified in the related prospectus supplement, a reserve fund may be established to provide limited protection, in an amount satisfactory to each rating agency rating the notes, against certain types of losses not covered by insurance policies or other credit support. Following each interest payment date, amounts in a reserve fund in excess of any specified reserve fund requirement may be released from the reserve fund under the conditions specified in the related prospectus supplement and will not be available for further application by the indenture trustee.

           Additional information concerning any reserve fund is to be set forth in the related prospectus supplement, including the initial balance of the reserve fund, the reserve fund balance to be maintained, the purposes for which funds in the reserve fund may be applied to make distributions to noteholders and use of investment earnings from the reserve fund, if any.

Swap agreements; swap payments

           If so provided in a prospectus supplement, a trust may enter into interest rate swap agreements consisting of rate swaps, rate caps and rate ceilings to help minimize the risk to noteholders of adverse changes in interest rates, and other yield supplement agreements or similar yield maintenance arrangements. If notes are being sold in a foreign country, a trust also may enter into currency swaps, currency forwards and currency options to help minimize the risk to foreign noteholders of adverse changes in the exchange rate between the U.S. dollar and one or more foreign currencies. If a trust issues notes denominated in one currency which are backed by assets denominated in one or more other currencies, it may enter into currency swaps, currency forwards and currency options to help minimize the risk to noteholders of adverse changes in the relevant exchange rates.

           A swap agreement constituting an interest rate swap is an agreement between two parties to exchange a stream of payments on an agreed upon actual or hypothetical "notional" principal amount. No principal amount is exchanged between the parties to an interest rate swap. Typically, one party agrees to make payments based on a fixed interest rate and an actual or notional principal amount, while the other party agrees to make payments based on a floating interest rate and the same actual or notional principal amount. The floating rate is based on one or more reference interest rates, including the London Interbank Offered Rate, or LIBOR, a specified bank's prime rate or U. S Treasury Bill rates. Interest rate swaps also permit two parties to exchange a floating rate obligation based on one reference interest rate – such as LIBOR – for a floating rate obligation based on another referenced interest rate – such as U.S. Treasury Bill rates. Generally, the parties to an interest rate swap net out their payment obligations so that on any given payment date only one party is making a payment.

           Swap agreements constituting interest rate caps, yield supplement agreements and yield maintenance arrangements typically involve a trust making an initial payment to a party, which party agrees to make future payments to the trust if interest rates exceed a specified amount or other events occur that are specified in a prospectus supplement. The trust also may sell an interest rate cap to a party from which the trust has simultaneously purchased an interest rate cap. The interest rate cap sold by the trust will require the trust to make payments to the other party if interest rates exceed a specified amount that is higher than the amount specified in the rate cap purchased by the trust. Since the payment obligations under the two caps would be netted, the effect of the caps is to limit the other party's exposure to the interest rate differential between the amounts specified in the caps. Interest rate ceilings may be entered into in connection with an interest rate swap, and would result in one party to the swap limiting the maximum interest rate it would be required to pay, either over the life of the swap or for a specified period of time. In exchange for limiting its exposure, the relevant party may be required to make an initial cash payment to the other party.

           Currency swaps are similar to interest rate swaps, but the payments owed by the parties are referenced to the exchange rate between designated currencies rather than interest rates. In a currency forward contract, the trust typically would agree to deliver a specified amount of one currency to a party on a future date in exchange for delivery by such party of a specified amount of a second currency. In a typical currency option, if the exchange rate between two designated currencies reaches a specified level by a certain date, the trust will have the right, but not the obligation, to require the other party to deliver a specified quantity of one of the designated currencies on such date in exchange for a specified quantity of the other designated currency. The trust would make an initial payment to the other party for this right.

           The trust's obligation to make payments under a swap agreement may be secured by a pledge of and lien on the trust estate. The trust will not enter into a swap agreement after the closing date unless the indenture trustee has received a confirmation from each rating agency providing a rating for the trust's notes that the swap agreement will not adversely affect the rating on any of the notes.

Description of the Federal Family Education Loan Program

The Federal Family Education Loan Program

           The Higher Education Act provides for a program of direct federal insurance for student loans as well as reinsurance of student loans guaranteed or insured by state agencies or private non-profit corporations.

           The Higher Education Act currently authorizes certain student loans to be made under the Federal Family Education Loan Program. The 1998 Amendments to the Higher Education Act extended the authorization for the Federal Family Education Loan Program through September 30, 2004. In October 2004, Congress passed legislation extending all provisions of the Higher Education Act through September 30, 2005. Congress has extended similar authorization dates in prior versions of the Higher Education Act. However, if the Higher Education Act is not reauthorized by September 30, 2005, it is possible that the current authorization dates will not be extended again and the other provisions of the Higher Education Act may not be continued in their present form.

           Generally, a student is eligible for loans made under the Federal Family Education Loan Program only if he or she:

•	has been accepted for enrollment or is enrolled in good standing at an eligible institution of higher education;

•	is carrying or planning to carry at least one-half the normal full-time workload for the course of study the student is pursuing as determined by the institution;

•	is not in default on any federal education loans; and

•	meets the applicable financial need requirements.

           Eligible institutions include post-secondary institutions that comply with specific federal regulations. Education loans are evidenced by an unsecured promissory note, which may take the form of a master promissory note.

           The Higher Education Act also establishes maximum interest rates for each of the various types of loans. These rates vary not only among loan types, but also within loan types depending upon when the loan was made or when the borrower first obtained a loan under the Federal Family Education Loan Program. The Higher Education Act allows lesser rates of interest to be charged.

Types of loans

           Four types of loans are currently available under the Federal Family Education Loan Program:

•	Subsidized Stafford Loans,

•	Unsubsidized Stafford Loans,

•	PLUS Loans, and

•	Consolidation Loans.

These loan types vary as to eligibility requirements, interest rates, repayment periods, loan limits and eligibility for interest subsidies and Special Allowance Payments. Some of these loan types have had other names in the past. References to these various loan types include, where appropriate, their predecessors.

           The primary loan under the Federal Family Education Loan Program is the Subsidized Federal Stafford Loan (the "Subsidized Stafford Loan"). Students who are not eligible for Subsidized Stafford Loans based on their economic circumstances may be able to obtain Unsubsidized Federal Stafford Loans. Parents of students may be able to obtain Federal PLUS Loans. Consolidation Loans are available to borrowers with existing loans made under the Federal Family Education Loan Program and other federal programs to consolidate repayment of the borrower's existing loans. Prior to July 1, 1994, the Federal Family Education Loan Program also offered Federal Supplemental Loans for Students ("Federal SLS Loans") to graduate and professional students and independent undergraduate students and, under certain circumstances, dependent undergraduate students, to supplement their Subsidized Stafford Loans. This program was replaced by the Unsubsidized Federal Stafford Loan Program.

Subsidized Federal Stafford Loans

           General. Subsidized Stafford Loans made to eligible students are eligible for insurance and reinsurance under the Higher Education Act if the eligible student to whom the loan is made has been accepted or is enrolled in good standing at an eligible postsecondary institution and is carrying at least one-half the normal full-time workload at that institution. Subsidized Stafford Loans have limits as to the maximum amount which may be borrowed for an academic year and in the aggregate for both undergraduate and graduate/professional study. Both aggregate limitations exclude loans made under the Federal SLS and Federal PLUS Programs. The Secretary of Education has discretion to raise these limits to accommodate students undertaking specialized training requiring exceptionally high costs of education.

           Subsidized Stafford Loans are generally made only to student borrowers who meet the needs tests provided in the Higher Education Act. Provisions addressing the implementation of needs analysis and the relationship between unmet need for financing and the availability of Subsidized Federal Stafford Loan Program funding have been the subject of frequent and extensive amendment in previous reauthorizations of the Higher Education Act. Further amendment to such provisions may materially affect the availability of Subsidized Stafford Loan funding to borrowers or the availability of Subsidized Stafford Loans for secondary market acquisition.

           Subsidized Stafford Loans are eligible for both interest subsidy payments and Special Allowance Payments as described below under "—Interest subsidy payments" and "—Special Allowance Payments."

           Interest rates for Subsidized Federal Stafford Loans. For a Subsidized Stafford Loan made prior to July 1, 1994, the applicable interest rate for a borrower who, on the date the promissory note was signed, did not have an outstanding balance on a previous Federal Family Education Loan Program loan:

(1) is 7% per annum for a loan covering a period of instruction beginning before January 1,1981;

(2) is 9% per annum for a loan covering a period of instruction beginning on or before January 1, 1981, but before September 13, 1983;

(3) is 8% per annum for a loan covering a period of instruction beginning on or after September 13, 1983, but before July 1, 1988;

(4) is 8% per annum for the period from the disbursement of the loan to the date which is four years after the loan enters repayment, for a loan made prior to October 1, 1992, covering a period of instruction beginning on or after July 1, 1988, and thereafter shall be adjusted annually, and for any 12-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.25% per annum (but not to exceed 10% per annum); or

(5) for a loan made on or after October 1, 1992, but prior to July 1, 1994, shall be adjusted annually, and for any 12-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 9% per annum).

           For a Subsidized Stafford Loan made prior to July 1, 1994, the applicable interest rate for a borrower who, on the date the promissory note evidencing the loan was signed, had an outstanding balance on a previous loan made insured or guaranteed under the Federal Family Education Loan Program:

(6) for a loan made prior to July 23, 1992 is the applicable interest rate on the previous loan or, if the previous loan is not a Subsidized Stafford Loan 8% per annum or

(7) for a loan made on or after July 23, 1992 shall be adjusted annually, and for any twelve month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum but not to exceed:

•	7% per annum in the case of a Subsidized Stafford Loan made to a borrower who has a loan described in clause (1) above;

•	8% per annum in the case of

•	a Subsidized Stafford Loan made to a borrower who has a loan described in clause (3) above,

•	a Subsidized Stafford Loan which has not been in repayment for four years and which was made to a borrower who has a loan described in clause (4) above,

•	a Subsidized Stafford Loan for which the first disbursement was made prior to December 20, 1993 to a borrower whose previous loans do not include a Subsidized Stafford Loan or an Unsubsidized Stafford Loan;

•	9% per annum in the case of a Subsidized Stafford Loan made to a borrower who has a loan described in clauses (2) or (5) above or a Subsidized Stafford Loan for which the first disbursement was made on or after December 20, 1993 to a borrower whose previous loans do not include a Subsidized Stafford Loan or an Unsubsidized Stafford Loan; and

•	10% per annum in the case of a Subsidized Stafford Loan which has been in repayment for four years or more and which was made to a borrower who has a loan described in clause (4) above.

           The interest rate on all Subsidized Stafford Loans made on or after July 1, 1994 but prior to July 1, 1998, regardless of whether the borrower is a new borrower or a repeat borrower, is the rate described in clause (7) above, except that the interest rate shall not exceed 8.25% per annum. For any Subsidized Stafford Loan made on or after July 1, 1995, the interest rate is further reduced prior to the time the loan enters repayment and during any deferment periods. During deferment periods, the formula described in clause (7) above is applied, except that 2.5% is substituted for 3.1%, and the rate shall not exceed 8.25% per annum.

           For Subsidized Stafford Loans made on or after July 1, 1998 but before July 1, 2006, the applicable interest rate shall be adjusted annually, and for any twelve month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the proceeding June 1, plus 1.7% per annum prior to the time the loan enters repayment and during any deferment periods, and 2.3% per annum during repayment, but not to exceed 8.25% per annum.

           For loans the first disbursement of which is made on or after July 1, 2006, the applicable interest rate will be 6.8%. There can be no assurance that the interest rate provisions for these loans will not be further amended.

Unsubsidized Federal Stafford Loans

           General. The Unsubsidized Federal Stafford Loan Program was created by Congress in 1992 for students who do not demonstrate sufficient financial need to qualify for Subsidized Stafford Loans or who qualify for only a portion of the annual subsidized loan amount. These students are entitled to borrow the difference between the Stafford Loan annual maximum and their Subsidized Stafford eligibility through the Unsubsidized Stafford Loan Program. The general requirements for Unsubsidized Federal Stafford Loans ("Unsubsidized Stafford Loans") are essentially the same as those for Subsidized Stafford Loans. The interest rate, the annual loan limits for dependant students and the Special Allowance Payments provisions of the Unsubsidized Stafford Loans are the same as the Subsidized Stafford Loans. However, the terms of the Unsubsidized Stafford Loans differ materially from Subsidized Stafford Loans in that the federal government will not make interest subsidy payments and the loan eligibility requirements are determined without respect to the expected family contribution. The borrower will be required to either pay interest from the time the loan is disbursed or capitalize the interest until repayment begins. Unsubsidized Stafford Loans were not available before October 1, 1992. A student meeting the general eligibility requirements for a loan under the Federal Family Education Loan Program is eligible for an Unsubsidized Stafford Loan without regard to need. Unsubsidized Stafford Loans are eligible for Special Allowance Payments, as described below under "—Special Allowance Payments."

           Interest rates for Unsubsidized Federal Stafford Loans. Unsubsidized Stafford Loans are subject to the same interest rate provisions as Subsidized Stafford Loans.

Federal PLUS Loans

           General. PLUS Loans are made only to borrowers who are parents and, under certain circumstances, spouses of remarried parents, of dependent undergraduate students. For PLUS Loans made on or after July 1, 1993, the parent borrower must not have an adverse credit history as determined pursuant to criteria established by the Department of Education. The basic provisions applicable to PLUS Loans are similar to those of Subsidized Stafford Loans with respect to the involvement of guarantee agencies and the Secretary of Education in providing federal reinsurance on the loans. However, PLUS Loans differ significantly from Subsidized Stafford Loans, particularly because federal interest subsidy payments are not available under the PLUS Loan program and Special Allowance Payments are more restricted.

           Interest rates for Federal PLUS Loans. The applicable interest rate depends upon the date of issuance of the loan and the period of enrollment for which the loan is to apply. The applicable interest rate on a PLUS Loan:

•	made on or after January 1, 1981, but before October 1, 1981, is 9% per annum;

•	made on or after October 1, 1981, but before November 1, 1982, is 14% per annum;

•	made on or after November 1, 1982, but before July 1, 1987, is 12% per annum;

•	made on or after July 1, 1987, but before October 1, 1992 shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the applicable index, plus 3.25% per annum (but not to exceed 12% per annum);

•	made on or after October 1, 1992, but before July 1, 1994, shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the applicable index, plus 3.1% per annum (but not to exceed 10% per annum);

•	made on or after July 1, 1994, but before July 1, 1998, is the same as that for a loan made on or after October 1, 1992, but before July 1, 1994, except that such rate shall not exceed 9% per annum;

•	made on or after July 1, 1998, but before July 1, 2006, shall be adjusted annually, and for any 12-month period beginning on July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum (but not to exceed 9% per annum); or

•	the first disbursement of which is made on or after July 1, 2006, will be 7.9%.

           Until July 1, 2001, the applicable index for PLUS Loans made on or after July 1, 1987, but before July 1, 1998, was the bond equivalent rate of 52 week U.S. Treasury bills auctioned at the final auction prior to the preceding June 1. Beginning July 1, 2001, the applicable index is the weekly average one-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the last calendar week ending on or before the June 26 immediately preceding the July reset date.

Federal SLS Loans

           General. SLS Loans were limited to graduate or professional students, independent undergraduate students, and dependent undergraduate students, if the students' parents were unable to obtain a PLUS Loan and were also unable to provide the students' expected family contribution. Except for dependent undergraduate students, eligibility for SLS Loans was determined without regard to need. SLS Loans are similar to Subsidized Stafford Loans with respect to the involvement of guarantee agencies and the Secretary of Education in providing federal reinsurance on the loans. However, SLS Loans differ significantly from Subsidized Stafford Loans, particularly because federal interest subsidy payments are not available under the SLS Loan program and Special Allowance Payments are more restricted. The SLS Loan program was replaced by the Unsubsidized Stafford Loan Program.

           Interest rates for Federal SLS Loans. The applicable interest rates on SLS Loans made prior to October 1, 1992 are identical to the applicable interest rates on PLUS Loans made at the same time. For SLS Loans made on or after October 1, 1992, the applicable interest rate is the same as the applicable interest rate on PLUS Loans, except that the ceiling is 11% per annum instead of 10% per annum.

Federal Consolidation Loans

           General. The Higher Education Act authorizes a program under which certain borrowers may consolidate their various student loans into a single loan insured and reinsured on a basis similar to Stafford Loans. Federal Consolidation Loans may be obtained in an amount sufficient to pay outstanding principal, unpaid interest and late charges on federally insured or reinsured student loans incurred under the Federal Family Education Loan Program, as well as certain other educational loan programs. To be eligible for a Consolidation Loan, a borrower must:

•	have outstanding indebtedness on student loans made under the Federal Family Education Loan Program and/or certain other federal student loan programs, and

•	be in repayment status or in a grace period, or

•	be a defaulted borrower who has made satisfactory repayment arrangements as defined by the Department of Education.

           A married couple who agree to be jointly liable on a Consolidation Loan, for which the application is received on or after January 1, 1993, may be treated as an individual for purposes of obtaining a Consolidation Loan. For Consolidation Loans disbursed prior to July 1, 1994 the borrower was required to have outstanding student loan indebtedness of at least $7,500. Prior to the adoption of the Higher Education Technical Amendments Act of 1993, PLUS Loans could not be included in the Consolidation Loan. For Consolidation Loans for which the applications were received prior to January 1, 1993, the minimum student loan indebtedness was $5,000 and the borrower could not be delinquent more than 90 days in the payment of such indebtedness. For applications received on or after January 1, 1993, borrowers may add additional loans to a Federal Consolidation Loan during the 180-day period following the origination of the Federal Consolidation Loan.

           Interest rates for Federal Consolidation Loans. A Consolidation Loan made prior to July 1, 1994 bears interest at a rate equal to the weighted average of the interest rates on the loans retired, rounded to the nearest whole percent, but not less than 9% per annum. A Consolidation Loan made on or after July 1, 1994, for which the loan application was received by the lender before November 13, 1997, bears interest at a rate equal to the weighted average of the interest rates on the loans retired, rounded upward to the nearest whole percent, but with no minimum rate. For a Consolidation Loan for which the application is received by an eligible lender on or after November 13, 1997 and before October 1, 1998, the interest rate shall be adjusted annually, and for any twelve-month period commencing on a July 1 shall be equal to the bond equivalent rate of 91-day U.S. Treasury bills auctioned at the final auction prior to the preceding June 1, plus 3.1% per annum, but not to exceed 8.25% per annum. Consolidation Loans made on or after October 1, 1998 and before July 1, 2006 will bear interest at a per annum rate equal to the lesser of 8.25% or the weighted average of the interest rates on the loans being consolidated, rounded to the nearest higher 1/8th of 1%. Consolidation Loans for which the application is received on or after July 1, 2006, will bear interest also at a rate per annum equal to the lesser of 8.25% or the weighted average of the interest rates on the loans being consolidated, rounded to the nearest higher 1/8th of 1%. For a discussion of required payments that reduce the return on Consolidation Loans, see "Fees – Rebate Fees on Consolidation Loans" in this prospectus.

           Notwithstanding these general interest rates, the portion, if any, of a Consolidation Loan that repaid a loan made under title VII, Sections 700-721 of the Public Health Services Act, as amended, has a different variable interest rate. Such portion is adjusted on July 1 of each year, but is the sum of the average of the T-Bill Rates auctioned for the quarter ending on the preceding June 30, plus 3.0% without any cap on the interest rate.

Maximum loan amounts

           Each type of loan is subject to limits on the maximum principal amount, both with respect to a given year and in the aggregate. Consolidation Loans are limited only by the amount of eligible loans to be consolidated. Other than Consolidation Loans, all of the loans are limited to the difference between the cost of attendance and the other aid available to the student. Subsidized Stafford Loans are also subject to limits based upon needs analysis. Additional limits are described below.

           Loan limits for Stafford and Unsubsidized Stafford Loans. Subsidized Stafford and Unsubsidized Stafford Loans ("Stafford Loans") are generally treated as one loan type for loan limit purposes. A dependant student who has not successfully completed the first year of a program of undergraduate education may borrow up to $2,625 in an academic year. A dependant student who has successfully completed the first year, but who has not successfully completed the second year may borrow up to $3,500 per academic year. A dependant undergraduate student who has successfully completed the first and second year, but who has not successfully completed the remainder of a program of undergraduate education, may borrow up to $5,500 per academic year. For students enrolled in programs of less than an academic year in length, the limits are generally reduced in proportion to the amount by which the programs are less than one year in length. A dependant graduate or professional student may borrow up to $8,500 in an academic year. Independent graduate and independent undergraduate students are also eligible for additional Unsubsidized Stafford Loan funds. Maximum additional Unsubsidized Stafford Loan funds are $4,000 for first and second year undergraduates, $5,000 for additional years of undergraduate education and $10,000 for graduate students. The maximum aggregate amount of Stafford and Unsubsidized Stafford Loans, including that portion of a Consolidation Loan used to repay such loans, which an undergraduate dependant student may have outstanding is $23,000 ($46,000 for independent students, of which only $23,000 may be Subsidized Stafford Loans). The maximum aggregate amount for a graduate and professional dependant student, including loans for undergraduate education, is $65,500 ($138,500 for independent students, of which only $65,500 may be Subsidized Stafford Loans). The Secretary of Education is authorized to increase the limits applicable to graduate and professional students who are pursuing programs which the Secretary of Education determines to be exceptionally expensive.

           Prior to the enactment of the Higher Education Amendments of 1992, an undergraduate student who had not successfully completed the first and second year of a program of undergraduate education could borrow Stafford Loans in amounts up to $2,625 in an academic year. An undergraduate student who had successfully completed the first and second year, but who had not successfully completed the remainder of a program of undergraduate education could borrow up to $4,000 per academic year. The maximum for graduate and professional students was $7,500 per academic year. The maximum aggregate amount of Stafford Loans which a borrower could have outstanding, including that portion of a Consolidation Loan used to repay such loans, was $17,250. The maximum aggregate amount for a graduate or professional student, including loans for undergraduate education, was $54,750. Prior to the 1986 changes, the annual limits were generally lower.

           Loan limits for PLUS Loans. For PLUS Loans made on or after July 1, 1993, the amounts of PLUS Loans are limited only by the student's unmet need. Prior to that time PLUS Loans were subject to limits similar to those of SLS Loans applied with respect to each student on behalf of whom the parent borrowed.

           Loan limits for SLS Loans. A student who had not successfully completed the first and second year of a program of undergraduate education could borrow an SLS Loan in an amount of up to $4,000. A student who had successfully completed the first and second year, but who had not successfully completed the remainder of a program of undergraduate education could borrow up to $5,000 per year. Graduate and professional students could borrow up to $10,000 per year. SLS Loans were subject to an aggregate maximum of $23,000 ($73,000 for graduate and professional students). Prior to the 1992 changes, SLS Loans were available in amounts of $4,000 per academic year, up to a $20,000 aggregate maximum. Prior to the 1986 changes, a graduate or professional student could borrow $3,000 of SLS Loans per academic year, up to a $15,000 maximum, and an independent undergraduate student could borrow $2,500 of SLS Loans per academic year minus the amount of all other Federal Family Education Loan Program loans to such student for such academic year, up to the maximum amount of all Federal Family Education Loan Program loans to that student of $12,500. In 1989, the amount of SLS Loans for students enrolled in programs of less than an academic year in length were limited in a manner similar to the limits described above under "Subsidized Federal Stafford Loans".

Disbursement requirements

           The Higher Education Act now requires that virtually all Stafford Loans and PLUS Loans be disbursed by eligible lenders in at least two separate installments. The proceeds of a loan made to any undergraduate first-year student borrowing for the first time under the program must be delivered to the student no earlier than thirty days after the enrollment period begins.

Repayment

           Repayment periods. Loans made under the Federal Family Education Loan Program, other than Consolidation Loans, must provide for repayment of principal in periodic installments over a period of not less than five nor more than ten years, excluding periods of deferment or forbearance. After the 1998 Amendments, lenders are required to offer extended repayment schedules to new borrowers who accumulate outstanding loans of more than $30,000, in which case the repayment period may extend up to 25 years subject to certain minimum repayment amounts. A Consolidation Loan must be repaid during a period agreed to by the borrower and lender, subject to maximum repayment periods which vary depending upon the principal amount of the borrower's outstanding student loans, but may not be longer than 30 years. For Consolidation Loans for which the application was received prior to January 1, 1993, the repayment period could not exceed 25 years. Repayment of principal on a Stafford Loan does not commence while a student remains a qualified student, but generally begins upon expiration of the applicable grace period. Grace periods may be waived by borrowers. For Stafford Loans for which the applicable rate of interest is 7% per annum, the repayment period commences not more than twelve months after the borrower ceases to pursue at least a half-time course of study. For other Subsidized Stafford Loans and Unsubsidized Stafford Loans, the repayment period commences not more than six months after the borrower ceases to pursue at least a half-time course of study. The six month or twelve month periods are the "grace periods".

           In the case of SLS, PLUS and Consolidated Loans, the repayment period commences on the date of final disbursement of the loan, except that the borrower of an SLS Loan who also has a Stafford Loan may defer repayment of the SLS Loan to coincide with the commencement of repayment of the Subsidized Stafford or Unsubsidized Stafford Loan. During periods in which repayment of principal is required, payments of principal and interest must in general be made at a rate of not less than the greater of $600 per year or the interest that accrues during the year, except that a borrower and lender may agree to a lesser rate at any time before or during the repayment period. A borrower may agree, with concurrence of the lender, to repay the loan in less than five years with the right subsequently to extend his minimum repayment period to five years. Borrowers may accelerate, without penalty, the repayment of all or any part of the loan.

           Income sensitive repayment schedules. Since 1992, lenders of Consolidation Loans have been required to establish graduated and income-sensitive repayment schedules and lenders of Stafford and SLS Loans have been required to offer borrowers the option of repaying in accordance with graduated or income-sensitive repayment schedules. The trust may implement graduated repayment schedules and income-sensitive repayment schedules. Use of income-sensitive repayment schedules may extend the ten-year maximum term for up to five years. In addition, if the repayment schedule on a loan that has been converted to a variable interest rate does not provide for adjustments to the amount of the monthly installment payments, the ten-year maximum term may be extended for up to three years.

           Deferment periods. No principal repayments need be made during certain periods of deferment prescribed by the Higher Education Act. For loans to a borrower who first obtained a loan which was disbursed before July 1, 1993, deferments are available:

•	during a period not exceeding three years while the borrower is a member of the Armed Forces, an officer in the Commissioned Corps of the Public Health Service or, with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, an active duty member of the National Oceanic and Atmospheric Administration Corps;

•	during a period not in excess of three years while the borrower is a volunteer under the Peace Corps Act;

•	during a period not in excess of three years while the borrower is a full-time volunteer under the Domestic Volunteer Act of 1973;

•	during a period not exceeding three years while the borrower is in service, comparable to the service described above as a full-time volunteer for an organization which is exempt from taxation under Section 501(c)(3) of the Code;

•	during a period not exceeding two years while the borrower is serving an internship necessary to receive professional recognition required to begin professional practice or service, or a qualified internship or residency program;

•	during a period not exceeding three years while the borrower is temporarily totally disabled, as established by sworn affidavit of a qualified physician, or while the borrower is unable to secure employment by reason of the care required by a dependent who is so disabled;

•	during a period not to exceed twenty-four months while the borrower is seeking and unable to find full-time employment;

•	during any period that the borrower is pursuing a full-time course of study at an eligible institution (or, with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, is pursuing at least a half-time course of study for which the borrower has obtained a loan under the Federal Family Education Loan Program), or is pursuing a course of study pursuant to a graduate fellowship program or a rehabilitation training program for disabled individuals approved by the Secretary of Education;

•	during a period, not in excess of 6 months, while the borrower is on parental leave; and

•	only with respect to a borrower who first obtained a student loan disbursed on or after July 1, 1987, or a student loan to cover the cost of instruction for a period of enrollment beginning on or after July 1, 1987, during a period not in excess of three years while the borrower is a full-time teacher in a public or nonprofit private elementary or secondary school in a "teacher shortage area" (as prescribed by the Secretary of Education), and during a period not in excess of 12 months for mothers, with preschool age children, who are entering or re-entering the work force and who are compensated at a rate not exceeding $1 per hour in excess of the federal minimum wage.

           For loans to a borrower who first obtains a loan on or after July 1, 1993, deferments are available:

•	during any period that the borrower is pursuing at least a half-time course of study at an eligible institution or a course of study pursuant to a graduate fellowship program or rehabilitation training program approved by the Secretary of Education;

•	during a period not exceeding three years while the borrower is seeking and unable to find full-time employment; and

•	during a period not in excess of three years for any reason which the lender determines, in accordance with regulations under the Higher Education Act, has caused or will cause the borrower economic hardship. Economic hardship includes working full time and earning an amount not in excess of the greater of the minimum wage or the poverty line for a family of two. Additional categories of economic hardship are based on the relationship between a borrower's educational debt burden and his or her income.

           Prior to the 1992 changes, only certain of the deferment periods described above were available to PLUS Loan borrowers, and only certain deferment periods were available to Consolidation Loan borrowers. Prior to the 1986 changes, PLUS Loan borrowers were not entitled to certain deferment periods. Deferment periods extend the ten-year maximum term.

           Forbearance period. The Higher Education Act also provides for periods of forbearance during which the borrower, in case of temporary financial hardship, may defer any payments. A borrower is entitled to forbearance for a period not to exceed three years while the borrower's debt burden under Title IV of the Higher Education Act (which includes the Federal Family Education Loan Program) equals or exceeds 20% of the borrower's gross income, and also is entitled to forbearance while he or she is serving in a qualifying medical or dental internship program or in a "national service position" under the National and Community Service Trust Act of 1993. In addition, mandatory administrative forbearances are provided in exceptional circumstances such as a local or national emergency or military mobilization, or when the geographical area in which the borrower or endorser resides has been designated a disaster area by the President of the United States or Mexico, the Prime Minister of Canada, or by the governor of a state. In other circumstances, forbearance is at the lender's option. Forbearance also extends the ten year maximum term.

           Interest payments during grace, deferment and forbearance periods. The Secretary of Education makes interest payments on behalf of the borrower of certain eligible loans while the borrower is in school and during grace and deferment periods. Interest that accrues during forbearance periods and, if the loan is not eligible for interest subsidy payments, while the borrower is in school and during the grace and deferment periods, may be paid monthly or quarterly or capitalized not more frequently than quarterly.

Fees

           Guarantee fee. A guarantee agency is authorized to charge borrowers a premium, or guarantee fee, of up to 1% of the principal amount of the loan, which must be deducted proportionately from each installment payment of the proceeds of the loan to the borrower.

           Origination fee. An eligible lender is authorized to charge the borrower of a Subsidized Stafford Loan and an Unsubsidized Stafford Loan an origination fee in an amount not to exceed 3% of the principal amount of the loan, and is required to charge the borrower of a PLUS Loan an origination fee in the amount of 3% of the principal amount of the loan. These fees must be deducted proportionately from each installment payment of the loan proceeds prior to payment to the borrower. These fees are not retained by the lender, but must be passed on to the Secretary of Education.

           Lender origination fee. The lender of any loan under the Federal Family Education Loan Program made on or after October 1, 1993 is required to pay to the Secretary of Education a fee equal to 0.5% of the principal amount of such loan.

           Rebate fee on Consolidation Loans. The holder of any Consolidation Loan made on or after October 1, 1993 is required to pay to the Secretary of Education a monthly fee equal to .0875% (1.05% per annum) of the principal amount of, and accrued interest on the Consolidation Loan. For loans made pursuant to applications received on or after October 1, 1998, and on or before January 31, 1999 the fee on consolidation loans of 1.05% is reduced to .62%.

Interest subsidy payments

           Interest subsidy payments are interest payments paid with respect to an eligible loan before the time that the loan enters repayment and during grace and deferment periods. The Secretary of Education and the guarantee agencies enter into interest subsidy agreements whereby the Secretary of Education agrees to pay interest subsidy payments to the holders of eligible guaranteed loans for the benefit of students meeting certain requirements, subject to the holders' compliance with all requirements of the Higher Education Act. Only Subsidized Stafford Loans and Consolidation Loans for which the application was received on or after January 1, 1993, are eligible for interest subsidy payments. Consolidation Loans made after August 10, 1993 but before November 13, 1997 are eligible for interest subsidy payments only if all loans consolidated thereby are Subsidized Stafford Loans. Consolidation Loans for which the application is received by an eligible lender on or after November 13, 1997 are eligible for interest subsidy payments on that portion of the Consolidation Loan that repays Subsidized Stafford Loans or similar subsidized loans made under the direct loan program. In addition, to be eligible for interest subsidy payments, guaranteed loans must be made by an eligible lender under the applicable guarantee agency's guarantee program, and must meet requirements prescribed by the rules and regulations promulgated under the Higher Education Act.

           The Secretary of Education makes interest subsidy payments quarterly on behalf of the borrower to the holder of a guaranteed loan in a total amount equal to the interest which accrues on the unpaid principal amount prior to the commencement of the repayment period of the loan or during any deferment period. A borrower may elect to forego interest subsidy payments, in which case the borrower is required to make interest payments.

Special allowance payments

           The Higher Education Act provides for Special Allowance Payments to be made by the Secretary of Education to eligible lenders. The rates for Special Allowance Payments are based on formulas that differ according to the type of loan, the date the loan was originally made or insured and the type of funds used to finance the loan (taxable or tax-exempt).

           Special Allowance Payments are generally payable, with respect to variable rate loans to which a maximum borrower interest rate applies, only when the maximum borrower interest rate is in effect. The Secretary of Education offsets Interest Subsidy Payments and Special Allowance Payments by the amount of origination fees and lender origination fees described above under "—Fees," whether or not the lender collects these amounts.

           Federal Subsidized and Unsubsidized Stafford Loans. The effective formulas for Special Allowance Payments rates for Subsidized Stafford and Unsubsidized Stafford Loans are summarized in the following chart. The T-Bill Rate mentioned in the chart refers to the average of the bond equivalent yield of the 91-day Treasury bills auctioned during the preceding quarter.

                Date of Loans                        Annualized SAP Rate
                -------------                        -------------------

On or after October 1, 1981                T-Bill Rate less Applicable Interest Rate +
                                           3.5%

On or after November 16, 1986              T-Bill Rate less Applicable Interest Rate +
                                           3.25%

On or after October 1, 1992                T-Bill Rate less Applicable Interest Rate +
                                           3.1%

On or after July 1, 1995                   T-Bill Rate less Applicable Interest Rate +
                                           3.1%(1)

On or after July 1, 1998                   T-Bill Rate less Applicable Interest Rate +
                                           2.8%(2)

On or after January 1, 2000 and before     3 Month Commercial Paper Rate less
July 1, 2005                               Applicable Interest Rate + 2.34%(3)
____________________
(1)	Substitute 2.5% in this formula while such loans are in the in-school or grace period.

(2)	Substitute 2.2% in this formula while such loans are in the in-school or grace period.

(3)	Substitute 1.74% in this formula while such loans are in the in-school or grace period.

           The effective formulas for Special Allowance Payments rates for Subsidized Stafford Loans and Unsubsidized Stafford Loans differ depending on whether loans to borrowers were acquired or originated with the proceeds of tax-exempt obligations. There are minimum Special Allowance Payments rates for Subsidized Stafford Loans and Unsubsidized Stafford Loans acquired with proceeds of tax-exempt obligations, which rates effectively ensure an overall minimum return of 9.5% on such loans. However, loans acquired with the proceeds of tax-exempt obligations originally issued after September 30, 1993 are not assured of a minimum Special Allowance Payments.

           PLUS , SLS and Consolidation Loans. The formula for Special Allowance Payments rates for PLUS, SLS and Consolidation Loans are as follows:

                Date of Loans                      Annualized SAP Rate
                -------------                      -------------------
On or after October 1, 1992              T-Bill Rate less Applicable Interest Rate +3.1%
On or after January 1, 2000              3 Month Commercial Paper Rate less
                                         Applicable Interest Rate +2.64%

           Special Allowance Payments are available on variable rate PLUS Loans and SLS Loans made on or after July 1, 1987 and before July 1, 1994 and on any PLUS Loans made on or after July 1, 1998, only if the variable rate, which is reset annually, based on the weekly average one-year constant maturity Treasury yield for loans made before July 1, 1998 and based on the 91-day or 52-week Treasury bill, as applicable, for loans made on or after July 1, 1998, exceeds the applicable maximum borrower rate. The maximum borrower rate is between 9 percent and 12 percent.

           The Higher Education Act provides that if Special Allowance Payments or interest subsidy payments have not been made within 30 days after the Secretary of Education receives an accurate, timely and complete request therefor, the special allowance payable to such holder shall be increased by an amount equal to the daily interest accruing on the special allowance and interest subsidy payments due the holder.

           Special Allowance Payments and interest subsidy payments are reduced by the amount which the lender is authorized or required to charge as an origination fee. In addition, the amount of the lender origination fee is collected by offset to Special Allowance Payments and interest subsidy payments.

Description of the Guarantee Agencies

           The student loans that the trust acquires will be guaranteed by any one or more guarantee agencies identified in the related prospectus supplement. The following discussion relates to guarantee agencies under the Federal Family Education Loan Program.

           A guarantee agency guarantees loans made to students or parents of students by lending institutions such as banks, credit unions, savings and loan associations, certain schools, pension funds and insurance companies. A guarantee agency generally purchases defaulted student loans which it has guaranteed with its "federal fund". A lender may submit a default claim to the guarantee agency after the student loan has been delinquent for at least 270 days. The default claim package must include all information and documentation required under the Federal Family Education Loan Program regulations and the guarantee agency's policies and procedures.

           In general, a guarantee agency's federal fund is funded principally by fees and allowances paid by the Secretary of Education, guarantee fees paid by borrowers, investment income on money in the federal fund, and a portion of the money collected from borrowers on guaranteed loans that have been reimbursed by the Secretary of Education to cover the guarantee agency's administrative expenses.

           Various changes to the Higher Education Act have adversely affected the receipt of revenues by the guarantee agencies and their ability to maintain their federal funds at previous levels, and may adversely affect their ability to meet their guarantee obligations. These changes include:

•	the reduction in reinsurance payments from the Secretary of Education because of reduced reimbursement percentages;

•	the reduction in maximum permitted guarantee fees from 3% to 1% for loans made on or after July 1, 1994;

•	the replacement of the administrative cost allowance with a student loan processing and issuance fee equal to 65 basis points (40 basis points for loans made on or after October 1, 1993) paid at the time a loan is guaranteed, and an account maintenance fee of 12 basis points (10 basis points for fiscal years 2001-2003) paid annually on outstanding guaranteed student loans;

•	the reduction in supplemental preclaims assistance payments from the Secretary of Education; and

•	the reduction in retention by a guarantee agency of collections on defaulted loans from 27% to 23% and 18.5% of rehabilitated loans or Consolidation Loans.

           Additionally, the adequacy of a guarantee agency's federal fund to meet its guarantee obligations with respect to existing student loans depends, in significant part, on its ability to collect revenues generated by new loan guarantees. The Federal Direct Student Loan Program discussed below may adversely affect the volume of new loan guarantees. Future legislation may make additional changes to the Higher Education Act that would significantly affect the revenues received by guarantee agencies and the structure of the guarantee agency program.

           The Higher Education Act gives the Secretary of Education various oversight powers over guarantee agencies. These include requiring a guarantee agency to maintain its federal fund at a certain required level and taking various actions relating to a guarantee agency if its administrative and financial condition jeopardizes its ability to meet its obligations. These actions include, among others, providing advances to the guarantee agency, terminating the guarantee agency's federal reimbursement contracts, assuming responsibility for all functions of the guarantee agency, and transferring the guarantee agency's guarantees to another guarantee agency or assuming such guarantees. The Higher Education Act provides that a guarantee agency's federal fund shall be considered to be the property of the United States to be used in the operation of the Federal Family Education Loan Program or the Federal Direct Student Loan Program, and, under certain circumstances, the Secretary of Education may demand payment of amounts in the federal fund.

           The 1998 Amendments mandate the recall of guarantee agency federal funds by the Secretary of Education amounting to $82.5 million in fiscal year 2006, and $82.5 million in fiscal year 2007. However, certain minimum levels are protected from recall, and under the 1998 Amendments, guarantee agency federal funds were restructured to provide guarantee agencies with additional flexibility in choosing how to spend certain funds they receive. The new recall of reserves for guarantee agencies increases the risk that resources available to guarantee agencies to meet their guarantee obligation will be significantly reduced. Relevant federal laws, including the Higher Education Act, may be further changed in a manner that may adversely affect the ability of a guarantee agency to meet its guarantee obligations.

           Federal Family Education loans originated prior to October 1, 1993 are fully guaranteed as to principal and accrued interest. FFEL loans originated after October 1, 1993 are guaranteed as to 98% of principal and accrued interest, except that all student loans serviced by a servicer designated as an "Exceptional Performer" by the Department of Education will be entitled to 100% reimbursement so long as the servicer retains is status as an Exceptional Performer.

           Under the Higher Education Act, if the Department of Education has determined that a guarantee agency is unable to meet its insurance obligations, the holders of loans guaranteed by such guarantee agency must submit claims directly to the Department of Education, and the Department of Education is required to pay the full guarantee payment due with respect thereto in accordance with guarantee claims processing standards no more stringent than those applied by the guarantee agency.

           There are no assurances as to the Secretary of Education's actions if a guarantee agency encounters administrative or financial difficulties or that the Secretary of Education will not demand that a guarantee agency transfer additional portions or all of its reserve fund to the Secretary of Education.

           Information relating to the particular guarantee agencies guaranteeing our student loans will be set forth in the prospectus supplement.

Federal agreements

           General. A guaranty agency's right to receive federal reimbursements for various guarantee claims paid by such guarantee agency is governed by the Higher Education Act and various contracts entered into between guarantee agencies and the Secretary of Education. Each guarantee agency and the Secretary of Education have entered into federal reimbursement contracts pursuant to the Higher Education Act, which provide for the guarantee agency to receive reimbursement of a percentage of insurance payments that the guarantee agency makes to eligible lenders with respect to loans guaranteed by the guarantee agency prior to the termination of the federal reimbursement contracts or the expiration of the authority of the Higher Education Act. The federal reimbursement contracts provide for termination under certain circumstances and also provide for certain actions short of termination by the Secretary of Education to protect the federal interest.

           In addition to guarantee benefits, qualified student loans acquired under the Federal Family Education Loan Program benefit from certain federal subsidies. Each guarantee agency and the Secretary of Education have entered into an Interest Subsidy Agreement under the Higher Education Act which entitles the holders of eligible loans guaranteed by the guarantee agency to receive interest subsidy payments from the Secretary of Education on behalf of certain students while the student is in school, during a six to twelve month grace period after the student leaves school, and during certain deferment periods, subject to the holders' compliance with all requirements of the Higher Education Act.

           United States Courts of Appeals have held that the federal government, through subsequent legislation, has the right unilaterally to amend the contracts between the Secretary of Education and the guarantee agencies described herein. Amendments to the Higher Education Act in 1986, 1987, 1992, 1993, and 1998, respectively

•	abrogated certain rights of guarantee agencies under contracts with the Secretary of Education relating to the repayment of certain advances from the Secretary of Education,

•	authorized the Secretary of Education to withhold reimbursement payments otherwise due to certain guarantee agencies until specified amounts of such guarantee agencies' reserves had been eliminated,

•	added new reserve level requirements for guarantee agencies and authorized the Secretary of Education to terminate the Federal Reimbursement Contracts under circumstances that did not previously warrant such termination,

•	expanded the Secretary of Education's authority to terminate such contracts and to seize guarantee agencies' reserves and

•	mandated the additional recall of guarantee agency federal funds.

Federal re-insurance and reimbursement of guarantee agencies

           Effect of annual claims rate. With respect to loans made prior to October 1, 1993, the Secretary of Education currently agrees to reimburse the guarantee agency for up to 100% of the amounts paid on claims made by lenders, as discussed in the formula described below, so long as the eligible lender has properly serviced such loan. The amount of reimbursement is lower for loans originated after October 1, 1993, as described below. Depending on the claims rate experience of a guarantee agency, such reimbursement may be reduced as discussed in the formula described below. The Secretary of Education also agrees to repay 100% of the unpaid principal plus applicable accrued interest expended by a guarantee agency in discharging its guarantee obligation as a result of the bankruptcy, death, or total and permanent disability of a borrower, or in the case of a PLUS Loan, the death of the student on behalf of whom the loan was borrowed, or in certain circumstances, as a result of school closures, which reimbursements are not to be included in the calculations of the guarantee agency's claims rate experience for the purpose of federal reimbursement under the Federal Reimbursement Contracts.

           The formula used for loans initially disbursed prior to October 1, 1993 is summarized below:

Claims Rate                                            Federal Payment
-----------                                            ---------------
0% up to 5%                                       100%

5% up to 9%                                       100% of claims up to 5%;
                                                  90% of claims 5% and over

9% and over                                       100% of claims up to 5%;
                                                  90% of claims 5% and over, up to 9%;
                                                  80% of claims 9% and over

           The claims experience is not accumulated from year to year, but is determined solely on the basis of claims in any one federal fiscal year compared with the original principal amount of loans in repayment at the beginning of that year.

           The 1993 Amendments reduce the reimbursement amounts described above, effective for loans initially disbursed on or after October 1, 1993 as follows: 100% reimbursement is reduced to 98%, 90% reimbursement is reduced to 88%, and 80% reimbursement is reduced to 78%, subject to certain limited exceptions. The 1998 Amendments further reduce the federal reimbursement amounts from 98% to 95%, 88% to 85%, and 78% to 75% respectively, for student loans first disbursed on or after October 1, 1998.

           The reduced reinsurance for federal guaranty agencies increases the risk that resources available to guarantee agencies to meet their guarantee obligation will be significantly reduced.

           Reimbursement. The original principal amount of loans guaranteed by a guarantee agency which are in repayment for purposes of computing reimbursement payments to a guarantee agency means the original principal amount of all loans guaranteed by a guarantee agency less:

•	the original principal amount of such loans that have been fully repaid, and

•	the original amount of such loans for which the first principal installment payment has not become due.

The Secretary of Education may withhold reimbursement payments if a guarantee agency makes a material misrepresentation or fails to comply with the terms of its agreements with the Secretary of Education or applicable federal law.

           Under the guarantee agreements, if a payment on a Federal Family Education Loan guaranteed by a guarantee agency is received after reimbursement by the Secretary of Education, the guarantee agency is entitled to receive an equitable share of the payment.

           Any originator of any student loan guaranteed by a guarantee agency is required to discount from the proceeds of the loan at the time of disbursement, and pay to the guarantee agency, an insurance premium which may not exceed that permitted under the Higher Education Act.

           Under present practice, after the Secretary of Education reimburses a guarantee agency for a default claim paid on a guaranteed loan, the guarantee agency continues to seek repayment from the borrower. The guarantee agency returns to the Secretary of Education payments that it receives from a borrower after deducting and retaining: a percentage amount equal to the complement of the reimbursement percentage in effect at the time the loan was reimbursed, and an amount equal to 24% of such payments for certain administrative costs. The Secretary of Education may, however, require the assignment to the Secretary of defaulted guaranteed loans, in which event no further collections activity need be undertaken by the guarantee agency, and no amount of any recoveries shall be paid to the guarantee agency.

           A guarantee agency may enter into an addendum to its Interest Subsidy Agreement that allows the guarantee agency to refer to the Secretary of Education certain defaulted guaranteed loans. Such loans are then reported to the IRS to "offset" any tax refunds which may be due any defaulted borrower. To the extent that the guarantee agency has originally received less than 100% reimbursement from the Secretary of Education with respect to such a referred loan, the guarantee agency will not recover any amounts subsequently collected by the federal government which are attributable to that portion of the defaulted loan for which the guarantee agency has not been reimbursed.

           Rehabilitation of defaulted loans. Under the Higher Education Act, the Secretary of Education is authorized to enter into an agreement with a guarantee agency pursuant to which the guarantee agency shall sell defaulted loans that are eligible for rehabilitation to an eligible lender. The guarantee agency shall repay the Secretary of Education an amount equal to 81.5% of the then current principal balance of such loan, multiplied by the reimbursement percentage in effect at the time the loan was reimbursed. The amount of such repayment shall be deducted from the amount of federal reimbursement payments for the fiscal year in which such repayment occurs, for purposes of determining the reimbursement rate for that fiscal year.

           For a loan to be eligible for rehabilitation, the guarantee agency must have received consecutive payments for 12 months of amounts owed on such loan. Upon rehabilitation, a loan is eligible for all the benefits under the Higher Education Act for which it would have been eligible had no default occurred (except that a borrower's loan may only be rehabilitated once).

           Eligibility for federal reimbursement. To be eligible for federal reimbursement payments, guaranteed loans must be made by an eligible lender under the applicable guarantee agency's guarantee program, which must meet requirements prescribed by the rules and regulations promulgated under the Higher Education Act, including the borrower eligibility, loan amount, disbursement, interest rate, repayment period and guarantee fee provisions described herein and the other requirements set forth in the Higher Education Act.

           Prior to the 1998 Amendments, a Federal Family Education Loan was considered to be in default for purposes of the Higher Education Act when the borrower failed to make an installment payment when due, or to comply with the other terms of the loan, and if the failure persists for 180 days in the case of a loan repayable in monthly installments or for 240 days in the case of a loan repayable in less frequent installments. Under the 1998 Amendments, the delinquency period required for a student loan to be declared in default is increased from 180 days to 270 days for loans payable in monthly installments on which the first day of delinquency occurs on or after the date of enactment of the 1998 Amendments and from 240 days to 330 days for a loan payable less frequently than monthly on which the delinquency occurs after the date of enactment of the 1998 Amendments.

           The guarantee agency must pay the lender for the defaulted loan prior to submitting a claim to the Secretary of Education for reimbursement. The guarantee agency must submit a reimbursement claim to the Secretary of Education within 45 days after it has paid the lender's default claim. As a prerequisite to entitlement to payment on the guarantee by the guarantee agency, and in turn payment of reimbursement by the Secretary of Education, the lender must have exercised reasonable care and diligence in making, servicing and collecting the guaranteed loan. Generally, these procedures require:

•	that completed loan applications be processed;

•	a determination of whether an applicant is an eligible borrower attending an eligible institution under the Higher Education Act be made;

•	the borrower's responsibilities under the loan be explained to him or her;

•	the promissory note evidencing the loan be executed by the borrower; and

•	that the loan proceeds be disbursed by the lender in a specified manner.

           After the loan is made, the lender must establish repayment terms with the borrower, properly administer deferments and forbearances and credit the borrower for payments made. If a borrower becomes delinquent in repaying a loan, a lender must perform certain collection procedures, primarily telephone calls, demand letters, skiptracing procedures and requesting assistance from the applicable guarantee agency, that vary depending upon the length of time a loan is delinquent.

Direct Loans

           The 1993 Amendments authorized a program of "direct loans," to be originated by schools with funds provided by the Secretary of Education. Under the direct loan program, the Secretary of Education is directed to enter into agreements with schools, or origination agents in lieu of schools, to disburse loans with funds provided by the Secretary. Participation in the program by schools is voluntary. The goals set forth in the 1993 Amendments call for the direct loan program to constitute 5% of the total volume of loans made under the Federal Family Education Loan Program and the direct loan program for academic year 1994-1995, 40% for academic year 1995-1996, 50% for academic years 1996-1997 and 1997-1998 and 60% for academic year 1998-1999. No provision is made for the size of the direct loan program thereafter. Based upon information released by the General Accounting Office, participation by schools in the direct loan program has not been sufficient to meet the goals for the 1995-1996 or 1996-1997 academic years. The 1998 Amendments removed references to the "phase-in" of the Direct Loan Program, including restrictions on annual limits for Direct Loan Program volume and the Secretary's authority to select additional institutions to achieve balanced school representation.

           The loan terms are generally the same under the direct loan program as under the Federal Family Education Loan Program, though more flexible repayment provisions are available under the direct loan program. At the discretion of the Secretary of Education, students attending schools that participate in the direct loan program (and their parents) may still be eligible for participation in the Federal Family Education Loan Program, though no borrower could obtain loans under both programs for the same period of enrollment.

           It is difficult to predict the impact of the direct lending program. There is no way to accurately predict the number of schools that will participate in future years, or, if the Secretary authorizes students attending participating schools to continue to be eligible for Federal Family Education Loan Program loans, how many students will seek loans under the direct loan program instead of the Federal Family Education Loan Program. In addition, it is impossible to predict whether future legislation will eliminate, limit or expand the direct loan program or the Federal Family Education Loan Program.

Other guarantee agencies

           Although the student loans that comprise the assets of the trust will generally be guaranteed by the guarantee agencies described in the related prospectus supplement, the trust may acquire student loans that are guaranteed by other guarantee agencies with the approval of the rating agencies.

The Indenture Trustee and The Eligible Lender Trustee

           Deutsche Bank Trust Company Americas, a banking corporation organized under the laws of the State of New York, is the indenture trustee under the indenture. The office of the indenture trustee for purposes of administering the trust estate and its other obligations under the indenture is Deutsche Bank Trust Company Americas, 60 Wall Street, MS NYC 60-2606-0918 New York, New York 10005, Attention: Corporate Trust–Structured Finance, with a copy to Deutsche Bank Trust Company Americas, 100 Plaza One, MSJCY03-0606, Jersey City, New Jersey, Attention: Corporate Trust–Structured Finance.

           The Higher Education Act provides that only "eligible lenders" (defined to include banks and certain other entities) may hold title to student loans made under the FFEL Program. Because the trust does not qualify as an "eligible lender," Deutsche Bank Trust Company Americas, in its capacity as eligible lender trustee, will hold title to all student loans on behalf of the trust. The eligible lender trustee will agree under the eligible lender trust agreement to maintain its status as an "eligible lender" under the Higher Education Act. In addition, the eligible lender trustee on behalf of the trust will enter into a guarantee agreement with each of the guarantee agencies that have guaranteed the trust's student loans. Failure of the student loans to be owned by an eligible lender would result in the loss of guarantee payments, interest subsidy payments and Special Allowance Payments. See "Description Of The Federal Family Education Loan Program" and "Risk Factors—Payment offsets by guarantee agencies or the Department of Education could prevent the trust from paying you the full amount of the principal and interest due on your notes" in this prospectus.

The Delaware Trustee

           Wilmington Trust Company will be the Delaware trustee pursuant to the trust agreement.

           The Delaware trustee will at all times be a person satisfying the provisions of the Delaware statutory trust statute; authorized to exercise corporate trust powers; having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authorities; and having (or having a parent that has) a rating of at least BBB from S&P and Baa2 from Moody's. If that person will publish reports of condition at least annually pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purpose of the trust agreement, the combined capital and surplus of that person will be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Delaware trustee will cease to be eligible in accordance with the provisions of the trust agreement, the Delaware trustee will resign immediately in the manner and with the effect specified in the trust agreement.

           The Delaware trustee may at any time resign and be discharged by giving written notice thereof to the issuer administrator. Upon receiving the notice of resignation, the issuer administrator will promptly appoint a successor Delaware trustee. If no successor Delaware trustee will have been so appointed and have accepted appointment within 60 days after the giving of the notice of resignation, the resigning Delaware trustee, at the expense of the issuer administrator, may petition any court of competent jurisdiction for the appointment of a successor Delaware trustee.

           If at any time the Delaware trustee ceases to be eligible in accordance with the provisions of the trust agreement and fails to resign after written request therefor by the issuer administrator, or if at any time the Delaware trustee is legally unable to act, or is adjudged bankrupt or insolvent, or a receiver of the Delaware trustee or of its property is appointed, or any public officer takes charge or control of the Delaware trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the issuer administrator may remove the Delaware trustee. If the issuer administrator removes the Delaware trustee under the authority of the immediately preceding sentence, the issuer administrator will promptly appoint a successor Delaware trustee, and shall pay all fees owned to the outgoing Delaware trustee in its individual capacity.

           Any resignation or removal of the Delaware trustee and appointment of a successor Delaware trustee pursuant to any of the provisions of the trust agreement shall not become effective until acceptance of appointment by the successor Delaware trustee pursuant to the trust agreement and, in the case of removal, payment of all fees and expenses owed to the outgoing Delaware trustee in its individual capacity. The issuer administrator will provide notice of that resignation or removal of the Delaware trustee to the rating agencies.

           The Delaware trustee has not participated in the preparation of this prospectus and shall incur no personal liability in connection herewith.

Federal Income Tax Consequences

           The following is a summary of all material federal income tax consequences of the purchase, ownership and disposition of notes for the investors described below and is based on the advice of Stroock & Stroock & Lavan LLP, as tax counsel to College Loan Corporation. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change. The discussion does not deal with all federal tax consequences applicable to all categories of investors, some of which may be subject to special rules, including but not limited to, foreign investors, except as otherwise indicated. In addition, this summary is generally limited to investors who will hold the notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Investors should consult their own tax advisors to determine the federal, state, local and other tax consequences of the purchase, ownership and disposition of the notes of any Series. Prospective investors should note that no rulings have been or will be sought from the Internal Revenue Service (the "Service") with respect to any of the federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions.

Characterization of the trust estate

           The trust and the holders will express in the indenture their intent that, for federal income tax purposes, the notes will be indebtedness of the trust secured by the student loans. The trust and the holders, by accepting the notes, have agreed to treat the notes as indebtedness of the trust for federal income tax purposes. The trust intends to treat the issuance of notes pursuant to this prospectus and the applicable prospectus supplement as financings reflecting the notes as its indebtedness for tax and financial accounting purposes.

           Based upon certain assumptions and certain representations of College Loan Corporation, Stroock & Stroock & Lavan LLP will render, with respect to the notes, its opinion to the effect that the notes will be treated as debt, rather than as an interest in the student loans, and that the trust will not be characterized as an association or publicly traded partnership taxable as a corporation each for federal income tax purposes. In addition, Stroock & Stroock & Lavan LLP has rendered its opinion to the effect that this discussion is a summary of all material federal income tax consequences as to the purchase, ownership and disposition of the notes with respect to the investors described herein. Unlike a ruling from the Service, such opinion is not binding on the courts or the Service. Therefore, it is possible that the Service could assert that, for purposes of the Code, the transaction contemplated by this prospectus constitutes a sale of the student loans (or an interest therein) to the holders or that the relationship which will result from this transaction is that of a partnership or an association taxable as a corporation.

           If, instead of treating the transaction as creating secured debt in the form of the series issued by the trust as a separate entity, the transaction were treated as creating a partnership among the holders, the servicers and the trust which has purchased the underlying student loans, the resulting partnership would not be subject to federal income tax. Rather, the servicers, the trust and each holder would be taxed individually on their respective distributive shares of the partnership's income, gain, loss, deductions and credits. The amount and timing of items of income and deduction of the holder could differ if the notes were held to constitute partnership interests, rather than indebtedness.

           If, alternatively, it were determined that this transaction created an entity other than a trust which was classified as a corporation or a publicly traded partnership taxable as a corporation and treated as having purchased the student loans, the trust would be subject to federal income tax at corporate income tax rates on the income it derives from the student loans, which would reduce the amounts available for payment to the holders. Cash payments to the holders generally would be treated as dividends for tax purposes to the extent of such corporation's accumulated and current earnings and profits. However, as noted above, College Loan Corporation has been advised that the notes would be treated as debt for federal income tax purposes and that the trust will not be characterized as an association or publicly traded partnership taxable as a corporation.

Taxation of interest income of holders

           Payments of interest with regard to the notes will be includible as ordinary income when received or accrued by the holders in accordance with their respective methods of tax accounting and applicable provisions of the Code. In particular, Section 1272 of the Code requires the current ratable inclusion in income of original issue discount greater than a specified de minimis amount using a constant yield method of accounting. In general, original issue discount is calculated, with regard to any accrual period, by applying the instrument's yield to its adjusted issue price at the beginning of the accrual period, reduced by any qualified stated interest allocable to the period. The aggregate original issue discount allocable to an accrual period is allocated to each day included in such period. The holder of a debt instrument must include in income the sum of the daily portions of original issue discount attributable to the number of days he owned the instrument as it accrues, without regard to the timing of the receipt of the cash attributable to such income or to the holder's method of accounting. The legislative history of the original issue discount provisions indicates that the calculation and accrual of original issue discount should be based on the prepayment assumptions used by the parties in pricing the transaction.

           Original issue discount is the stated redemption price at maturity of a debt instrument over its issue price. The stated redemption price at maturity includes all payments with respect to an instrument other than interest unconditionally payable at a fixed rate or a qualified variable rate at fixed intervals of one year or less. College Loan Corporation expects that the senior and subordinate notes will not be issued with original issue discount. However, there can be no assurance that the Service would not assert that the interest payable with respect to the subordinate notes may not be qualified stated interest because such payments are not unconditional and that the subordinate notes are issued with original issue discount.

           Payments of interest received with respect to the notes may also constitute "investment income" for purposes of certain limitations of the Code concerning the deductibility of investment interest expense. Potential holders or the beneficial owners should consult their own tax advisors concerning the treatment of interest payments with regard to the notes.

           A purchaser who buys a note of any series at a discount from its principal amount (or its adjusted issue price if issued with original issue discount greater than a specified de minimis amount) will be subject to the market discount rules of the Code. In general, the market discount rules of the Code treat principal payments and gain on disposition of a debt instrument as ordinary income to the extent of accrued market discount. Although the accrued market discount on debt instruments such as the notes which are subject to prepayment based on the prepayment of other debt instruments is to be determined under regulations yet to be issued, the legislative history of the market discount provisions of the Code indicate that the same prepayment assumption used to calculate original issue discount should be utilized. Each potential investor should consult his tax advisor concerning the application of the market discount rules to the notes.

           In the event that the notes are considered to be purchased by a holder at a price greater than their remaining stated redemption price at maturity, they will be considered to have been purchased at a premium. The noteholder may elect to amortize such premium (as an offset to interest income), using a constant yield method, over the remaining term of the notes. Special rules apply to determine the amount of premium on a "variable rate debt instrument" and certain other debt instruments. Prospective holders should consult their tax advisors regarding the amortization of bond premium.

Sale or exchange of notes

           If a holder sells a note, such person will recognize gain or loss equal to the difference between the amount realized on such sale and the holder's basis in such note. Ordinarily, such gain or loss will be treated as a capital gain or loss. However, if a note was acquired subsequent to its initial issuance at more than a de minimis amount of discount, a portion of such gain will be recharacterized as accrued market discount and therefore ordinary income.

           If the term of a note was materially modified, in certain circumstances, a new debt obligation would be deemed created and exchanged for the prior obligation in a taxable transaction. Among the modifications which may be treated as material are those which relate to redemption provisions and, in the case of a nonrecourse obligation, those which involve the substitution of collateral. Each potential holder of a note should consult its own tax advisor concerning the circumstances in which the notes would be deemed reissued and the likely effects, if any, of such reissuance.

Backup withholding

           Certain purchasers may be subject to backup withholding with respect to interest paid with respect to the notes if the purchasers, upon issuance, fail to supply the indenture trustee or their brokers with their taxpayer identification numbers, furnish incorrect taxpayer identification numbers, fail to report interest, dividends or other "reportable payments" (as defined in the Code) properly, or, under certain circumstances, fail to provide the indenture trustee with a certified statement, under penalty of perjury, that they are not subject to backup withholding. Information returns will be sent annually to the Service and to each purchaser setting forth the amount of interest paid with respect to the notes and the amount of tax withheld thereon.

State, local or foreign taxation

           College Loan Corporation makes no representations regarding the tax consequences of purchase, ownership or disposition of the notes under the tax laws of any state, locality or foreign jurisdiction. Investors considering an investment in the notes should consult their own tax advisors regarding such tax consequences.

Limitation on the deductibility of certain expenses

           Under Section 67 of the Code, an individual may deduct certain miscellaneous itemized deductions only to the extent that the sum of such deductions for the taxable year exceed 2% of his or her adjusted gross income. If contrary to expectation, the entity created under the indenture were treated as the owner of the student loans (and not as an association taxable as a corporation) and some or all of the noteholders were treated as equity owners of such entity, then College Loan Corporation believes that a substantial portion of the expenses to be generated by the trust could be subject to the foregoing limitations. As a result, each potential holder should consult his or her personal tax advisor concerning the application of these limitations to an investment in the notes.

Tax-exempt investors

           In general, an entity which is exempt from federal income tax under the provisions of Section 501 of the Code is subject to tax on its unrelated business taxable income. An unrelated trade or business is any trade or business which is not substantially related to the purpose which forms the basis for such entity's exemption. However, under the provisions of Section 512 of the Code, interest may be excluded from the calculation of unrelated business taxable income unless the obligation which gave rise to such interest is subject to acquisition indebtedness. If, contrary to expectations, one or more of the notes of any Series were considered equity for tax purposes and if one or more other notes were considered debt for tax purposes, those notes treated as equity likely would be subject to acquisition indebtedness and likely would generate unrelated business taxable income. However, as noted above, counsel has advised College Loan Corporation that the notes should be characterized as debt for federal income tax purposes. Therefore, except to the extent any holder incurs acquisition indebtedness with respect to a note, interest paid or accrued with respect to such note may be excluded by each tax-exempt holder from the calculation of unrelated business taxable income. Each potential tax-exempt holder is urged to consult its own tax advisor regarding the application of these provisions.

Foreign Investors

           A holder which is not a U.S. person ("foreign holder") will not be subject to U.S. federal income or withholding tax in respect of interest income or gain on the notes if certain conditions are satisfied, including: (1) the foreign holder provides an appropriate statement, signed under penalties of perjury, identifying the foreign holder as the beneficial owner and stating, among other things, that the foreign holder is not a U.S. person, (2) the foreign holder is not a "10-percent shareholder" or "related controlled foreign corporation" with respect to the trust, and (3) the interest income is not effectively connected with a United States trade or business of the holder. To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the notes, unless an income tax treaty reduces or eliminates such tax or the interest is effectively connected with the conduct of a trade or business within the United States by such foreign holder. In the latter case, such foreign holder will be subject to U.S. federal income tax with respect to all income from the notes at regular rates applicable to U.S. taxpayers, and may be subject to the branch profits tax if it is a corporation. A "U.S. person" is: (i) a citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal tax purposes) that is created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions.

           Generally, a foreign holder will not be subject to federal income tax on any amount which constitutes capital gain upon the sale, exchange, retirement or other disposition of a note unless such foreign holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or unless the gain is effectively connected with the conduct of a trade or business in the United States by such foreign holder. If the gain is effectively connected with the conduct of a trade or business in the United States by such foreign holder, such holder will generally be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, and a foreign holder that is a corporation could be subject to a branch profits tax on such income as well.

ERISA Considerations

           Section 406 of the Employee Income Retirement Security Act of 1974, as amended ("ERISA") and/or Section 4975 of the Code prohibit pension, profit-sharing or other employee benefit plans, as well as individual retirement accounts and some types of Keogh plans (each a "Plan"), from engaging in some types of transactions with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to a Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for those persons. Some transactions involving the trust might be deemed to constitute prohibited transactions under ERISA and the Code with respect to a Plan that purchased notes if assets of the trust were deemed to be assets of the Plan. Under regulations issued by the United States Department of Labor, (the "Plan Asset Regulations"), the assets of the trust would be treated as plan assets of a Plan for the purposes of ERISA and the Code only if the Plan acquired an "equity interest" in the trust and none of the exceptions contained in the Plan Asset Regulations was applicable. An equity interest is defined under the Plan Asset Regulations as an interest other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Unless the related prospectus supplement states otherwise, although there is little guidance on the subject, College Loan Corporation believes the notes issued by the trust would be treated as indebtedness without substantial equity features for purposes of the Plan Asset Regulations. Other exceptions, if any, from application of the Plan Asset Regulations available with respect to any notes will be discussed in the related prospectus supplement.

           However, without regard to whether notes are treated as an equity interest for those purposes, the acquisition or holding of notes by or on behalf of a Plan could be considered to give rise to a prohibited transaction if College Loan Corporation, any servicer, the trust or any of their respective affiliates is or becomes a party in interest or a disqualified person with respect to a Plan. Some of the exemptions from the prohibited transaction rules could be applicable to the purchase and holding of notes by a Plan depending on the type and circumstances of the plan fiduciary making the decision to acquire the notes. Included among these exemptions are: Department of Labor Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by qualified professional asset managers; PTCE 95-60, regarding transactions by life insurance company general accounts; and PTCE 96-23, regarding transactions affected by in-house asset managers.

           A plan fiduciary considering the purchase of notes should consult its legal advisors regarding the fiduciary responsibility provisions of ERISA (including those of investment prudence, diversification and the requirement that an ERISA plan's investment of its assets be made in accordance with the documents governing the Plan), whether the assets of the trust would be considered plan assets, the possibility of exemptive relief from the prohibited transaction rules and their potential consequences.

           Each prospectus supplement may contain additional information concerning considerations relating to ERISA and the Code that are applicable to the related notes. Before purchasing notes in reliance on the above exemptions, or any other exemption, a fiduciary of a Plan should itself confirm that requirements set forth in such exemption would be satisfied.

           Governmental plans and church plans as defined in ERISA are not subject to ERISA or Code Section 4975, although they may elect to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code and would then be subject to the prohibited transaction rules set forth in Section 503 of the Code. In addition, governmental plans may be subject to federal, state and local laws which are to a material extent similar to the provisions of ERISA or Code Section 4975 ("Similar Law"). A fiduciary of a governmental plan should make its own determination as to the propriety of an investment in notes under applicable fiduciary or other investment standards and the need for the availability of any exemptive relief under any Similar Law.

Plan of Distribution

           The trust may sell the notes of each series to or through underwriters by "best efforts" underwriting or a negotiated firm commitment underwriting by the underwriters, and also may sell the notes directly to other purchasers or through agents. If so indicated in the prospectus supplement, the trust may sell these notes, directly or through agents, through a competitive bidding process described in the applicable prospectus supplement. Notes will be offered through such various methods from time to time and offerings may be made concurrently through more than one of these methods or an offering of a particular series of the notes may be made through a combination of such methods.

           The distribution of the notes may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices based, among other things, upon existing interest rates, general economic conditions and investors' judgments as to the price of the notes.

           In connection with the sale of the notes, underwriters may receive compensation from the trust or from the purchasers of such notes for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the notes to or through dealers and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the notes may be deemed to be underwriters and any discounts or commissions received by them from the trust and any profit on the resale of the notes by them may be deemed to be underwriting discounts and commissions under the Securities Act. The underwriters will be identified, and any compensation received from the trust will be described, in the applicable prospectus supplement.

           The trust may agree with the underwriters and agents who participate in the distribution of the notes that it will indemnify them against liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereto.

           If so indicated in the prospectus supplement, the trust will authorize underwriters or other persons acting as its agent to solicit offers by certain institutions to purchase the notes pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases the trust must approve the institutions. The obligation of any purchaser under any contract will be subject to the condition that the purchaser of the notes shall not be prohibited by law from purchasing such notes. The underwriters and other agents will not have responsibility in respect of the validity or performance of these contracts.

           The underwriters may, from time to time, buy and sell notes, but there can be no assurance that an active secondary market will develop and there is no assurance that any market, if established, will continue.

Legal Matters

           Certain legal and tax matters will be passed upon by Stroock & Stroock & Lavan LLP, as counsel to the trust. Other counsel, if any, passing upon legal matters for the trust or any placement agent or underwriter will be identified in the related prospectus supplement.

Financial Information

           The notes are limited obligations payable solely from the revenues generated from the student loans and other assets of the trust. Accordingly, it has been determined that financial statements for the trust are not material to any offering made hereby. Accordingly, financial statements with respect to the trust are not included in this prospectus, and will not be included in any prospectus supplement.

Ratings

           It is a condition to the issuance of the notes that they be rated by at least one nationally recognized statistical rating organization in one of its generic rating categories which signifies investment grade (typically, in one of the four highest rating categories). The specific ratings for series of notes will be described in the related prospectus supplement.

           A securities rating addresses the likelihood of the receipt by owners of the notes of payments of principal and interest with respect to their notes from assets in the trust estate. The rating takes into consideration the characteristics of the student loans, and the structural, legal and tax aspects associated with the rated notes.

           A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each securities rating should be evaluated independently of similar ratings on different securities.

Incorporation of Documents by Reference;
Where to Find More Information

           The trust is subject to the reporting requirements of the Securities Exchange Act of 1934 and to comply with those requirements, we will file periodic reports and other information with the SEC. The SEC allows us to incorporate by reference into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to the reports we file with the SEC. We hereby incorporate by reference all periodic reporting documents we file with the SEC after the date of this prospectus and before all of the notes have been issued.

           We will provide you, without charge, a copy of any of the documents incorporated by reference upon written or oral request directed to College Loan Corporation, Bernardo Executive Center, 16855 West Bernardo Drive, Suite 100, San Diego, California 92127, or by phone by contacting Investor Relations at (888) 972-6311.

           You may read and copy our registration statement and reports and other information that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov from which our registration statement and reports are available.

Glossary of Terms

           Some of the terms used in this prospectus are defined below. The indenture contains the definition of other terms used in this prospectus and reference is made to the indenture for those definitions.

           "Acting Beneficiaries Upon Default" means:

•	at any time that any senior obligations are outstanding:

•	with respect to directing the indenture trustee to accelerate the outstanding notes:

•	upon any of the first four events of default listed under "Summary of the Indenture Provisions—Events of default" in this prospectus, the holders of a majority in aggregate principal amount of senior notes outstanding and

•	upon any other event of default, the holders of a majority in aggregate principal amount of all notes outstanding;

•	with respect to requesting the indenture trustee to exercise rights and powers under the indenture, directing the conduct of proceedings in connection with the enforcement of the indenture and requiring the indenture trustee to waive events of default (except pursuant to the above):

•	the holders of a majority in aggregate principal amount of the senior notes outstanding (and, to the extent provided in a supplemental indenture satisfactory to the rating agencies, the holders of other senior obligations as set forth in that supplemental indenture); and

•	with respect to all other matters under the indenture, the holders of a majority in aggregate principal amount of senior notes outstanding (and, to the extent provided in a supplemental indenture satisfactory to the rating agencies, the holders of other senior obligations as set forth in that supplemental indenture);

•	at any time that no senior obligations are outstanding but subordinate obligations are outstanding:

•	with respect to directing the indenture trustee to accelerate the outstanding notes:

•	upon any of the first four events of default listed under "Summary of the Indenture Provisions—Events of default" in this prospectus, the holders of a majority in aggregate principal amount of subordinate notes outstanding and

•	upon any other event of default, the holders of a majority in aggregate principal amount of all notes outstanding;

•	with respect to requesting the indenture trustee to exercise rights and powers under the indenture, directing the conduct of proceedings in connection with the enforcement of the indenture and requiring the indenture trustee to waive events of default (other than pursuant to directing the indenture trustee to accelerate the outstanding notes):

•	the holders of a majority in aggregate principal amount of the subordinate notes outstanding, (and, to the extent provided in a supplemental indenture satisfactory to the rating agencies, the holders of other senior obligations as set forth in that supplemental indenture);

•	with respect to all other matters under the indenture, the holders of a majority in aggregate principal amount of subordinate notes outstanding;

and

•	at any time that no senior obligations and no subordinate obligations are outstanding but any junior subordinate notes are outstanding, the holders of a majority in aggregate principal amount of junior subordinate obligations outstanding.

           "Beneficial owner" means the person in whose name a note is recorded as beneficial owner of such note by a securities depository under a book–entry system or by a participant or indirect participant in such securities depository, as the case may be.

           "Beneficiaries" means, collectively, all senior beneficiaries, all subordinate beneficiaries and all junior subordinate beneficiaries.

           "Carry-over amount" means, if specified in a prospectus supplement relating to a series of notes bearing interest based on an auction rate, the amount of interest accrued on a note at its applicable auction rate that exceeds the amount of interest accrued on that note by a specified amount or percentage, and the unpaid portion of any such excess from prior periods.

           "Collection period" means, for any payment date, the calendar month immediately preceding the month in which such payment date occurs, or any other period specified in a prospectus supplement.

           "Credit enhancement facility" means, if and to the extent provided for in a supplemental indenture with respect to notes of one or more series:

•	an insurance policy insuring, or a letter of credit or surety bond providing a direct or indirect source of funds for, the timely payment of principal of and interest on such notes (but not necessarily principal due upon acceleration thereof) or

•	a letter of credit, standby purchase agreement, or similar instrument, providing for the purchase of notes on the date specified in a prospectus supplement.

           "Credit facility provider" means any institution engaged by the trust pursuant to a credit enhancement facility to provide credit enhancement or liquidity for the payment of the principal of and interest on any or all of the notes of one or more series, or for the trust's obligation to purchase notes of one or more series on the date specified in a prospectus supplement.

           "Eligible loan" means a student loan which:

•	has been or will be made to a borrower for post-secondary education;

•	is a guaranteed student loan under the Higher Education Act; and

•	is an "eligible loan" as defined in Section 438 of the Higher Education Act for purposes of receiving Special Allowance Payments to the extent permitted by the Higher Education Act; provided, however, that no more than 5% of the principal balance of the trust's student loans may include consolidation loans for which no Special Allowance Payments is permitted to be paid pursuant to the Higher Education Act and no more than 10% of the principal balance of the trust's student loans may be eligible loans made with respect to students attending proprietary schools.

           "Federal reimbursement contract" means any agreement between a guarantee agency and the Secretary of Education providing for the payment by the Secretary of Education of amounts authorized to be paid pursuant to the Higher Education Act, including partial reimbursement of amounts paid or payable upon defaulted student loans and other student loans guaranteed or insured by the guarantee agency and interest subsidy payments to holders of qualifying student loans guaranteed by the guarantee agency.

           "FFEL Program" means the Federal Family Education Loan Program established by the Higher Education Act pursuant to which loans are made to borrowers pursuant to certain guidelines, and the repayment of such loans is guaranteed by a guarantee agency, and any predecessor or successor program.

           "Guarantee" or "guaranteed" means, with respect to a student loan, the insurance or guarantee by a guarantee agency, to the extent provided in the Higher Education Act, of the principal of and accrued interest on such student loan and the coverage of such student loan by one or more Federal reimbursement contracts providing, among other things, for reimbursement to the guarantee agency for losses incurred by it on defaulted student loans insured or guaranteed by the guarantee agency to the extent provided in the Higher Education Act.

           "Guarantee agency" or "Guarantor" means any state agency or private nonprofit institution or organization which has federal reimbursement contracts in place and has entered into a guarantee agreement with the eligible lender trustee, and any successor and assignee of that guarantor.

           "Guarantee agreement" means the blanket guarantee and other guarantee agreements issued by or from any guarantee agency to the eligible lender trustee for the purpose of guaranteeing the trust's student loans, and any amendment of any of the foregoing with the provisions thereof providing for the insurance or guarantee by such guarantee agency, to the extent provided in the Higher Education Act, of the principal of and accrued interest on student loans acquired by the trustee.

           "Higher Education Act" means the Higher Education Act of 1965, as amended or supplemented from time to time, and all regulations promulgated under that act.

           "Holder," means the person in whose name a note is registered in the note register, except that to the extent and for the purposes provided in a supplemental indenture for a series of notes, a credit facility provider that has delivered a credit enhancement facility with respect to that series of notes may instead be treated as the holder of the notes of that series.

           "Indenture obligations" means the senior obligations, the subordinate obligations and the junior subordinated obligations.

           "Interest payment date" means, with respect to any note, each regularly scheduled interest payment date on that note as specified in the related prospectus supplement; or, with respect to the payment of interest upon acceleration of the notes or the payment of defaulted interest, the date on which interest is payable under the indenture.

           "Interest period" means the period during which interest accrues on a note, as specified in the related supplemental indenture.

           "Junior subordinate beneficiaries" means the holders of any outstanding junior subordinate notes, and any other junior subordinate beneficiary holding any other junior subordinate obligation that is outstanding.

           "Junior subordinate credit enhancement facility" means a credit enhancement facility that is designated as a junior subordinate credit enhancement facility in a supplemental indenture.

           "Junior subordinate credit facility provider" means any person who provides a junior subordinate credit enhancement facility.

           "Junior subordinate notes" means any notes designated in a supplemental indenture as junior subordinate notes, which are secured under the indenture on a basis subordinate to any senior obligations and subordinate obligations, and on parity with other junior subordinate obligations.

           "Junior subordinate obligations" means, collectively, the junior subordinate notes and any other junior subordinate obligations.

           "Junior subordinate swap agreement" means a swap agreement that is designated as a junior subordinate swap agreement in a supplemental indenture.

           "Junior subordinate swap counterparty" means any person who provides a junior subordinate swap agreement.

           "Monthly calculation date" means the twenty-fifth day of each calendar month (or, if such twenty-fifth day is not a business day, the next succeeding business day).

           "Other beneficiary" means an other senior beneficiary, an other subordinate beneficiary or an other junior subordinate beneficiary.

           "Other indenture obligations" means, collectively, the other senior obligations, other subordinate obligations and other junior subordinate obligations.

           "Other junior subordinate beneficiary" means a person or entity who is a junior subordinate beneficiary other than as a result of ownership of junior subordinate notes.

           "Other junior subordinate obligations" means the trust's obligations to pay any amounts under any junior subordinate swap agreements and any junior subordinate credit enhancement facilities.

           "Other senior beneficiary" means a person or entity who is a senior beneficiary other than as a result of ownership of senior notes.

           "Other senior obligations" means the trust's obligations to pay any amounts under any senior swap agreements and any senior credit enhancement facilities.

           "Other subordinate beneficiary" means a person or entity who is a subordinate beneficiary other than as a result of ownership of subordinate notes.

           "Other subordinate obligations" means the trust's obligations to pay any amounts under any subordinate swap agreements and any subordinate credit enhancement facilities.

           "Payment date" means, for any note, any interest payment date, its stated maturity or the date of any other regularly scheduled payment.

           "Principal balance" means the unpaid principal amount of a student loan, including any unpaid capitalized interest that is authorized to be capitalized under the Higher Education Act.

           "Priority Termination Payment" means, with respect to a swap agreement, any termination payment payable by the trust under such swap agreement relating to an early termination of such swap agreement by the swap counterparty, as the non-defaulting party, following a monthly payment default by the trust thereunder, the occurrence of an event of default or the Indenture Trustee's taking any action hereunder to liquidate the trust assets following an event of default and acceleration of the notes.

           "Rating agency" means:

•	with respect to the notes, any rating agency that shall have an outstanding rating on any of the notes pursuant to request by the trust and

•	with respect to investment securities, any rating agency that has an outstanding rating on the applicable investment security.

           "Reserve Fund Requirement" means at any time, an amount equal to:

•	0.75% of the aggregate principal amount of notes then outstanding; or

•	such other lesser or greater amount specified as the reserve fund requirement in a supplemental indenture, provided that in no event will the amount on deposit be less than $500,000.

           "Secretary" or "Secretary of Education" means the Commissioner of Education, Department of Health, Education and Welfare of the United States, and the Secretary of the United States Department of Education (who succeeded to the functions of the Commissioner of Education pursuant to the Department of Education Organization Act), or any other officer, board, body, commission or agency succeeding to the functions thereof under the Higher Education Act.

           "Senior Asset Percentage" means, as of the date of determination, the percentage resulting by dividing:

•	the aggregate value of the trust's assets less the sum of

(1) all accrued interest on outstanding senior notes,

(2) all accrued trust swap agreement payments on senior swap agreements and

(3) all accrued fees with respect to senior credit enhancement facilities by

•	the aggregate principal amount of outstanding senior notes.

           "Senior Asset Requirement" means that the Senior Asset Percentage is at least 107% and the Subordinate Asset Percentage is at least 100.5%. These percentages may be decreased on confirmation from each rating agency that the contemplated reduction will not result in the withdrawal or reduction in the then current ratings on any outstanding notes.

           "Senior beneficiaries" means the holders of any outstanding senior notes, and any other senior beneficiary holding any other senior obligation that is outstanding.

           "Senior credit enhancement facility" means a credit enhancement facility that is designated as a senior credit enhancement facility in a supplemental indenture.

           "Senior credit facility provider" means any person or entity who provides a senior credit enhancement facility.

           "Senior notes" means any notes designated in a supplemental indenture as senior notes, which are secured under the indenture on a basis senior to any subordinate obligations and any junior subordinate obligations, and on a parity with other senior obligations.

           "Senior obligations" means, collectively, the senior notes and the other senior obligations.

           "Senior swap agreement" means a swap agreement that is designated as a senior swap agreement in a supplemental indenture.

           "Senior swap counterparty" means any person or entity who provides a senior swap agreement.

           "Special Allowance Payments" means Special Allowance Payments authorized to be made by the Secretary of Education by Section 438 of the Higher Education Act, or similar allowances authorized from time to time by federal law or regulation.

           "Subordinate Asset Percentage" means, as of the date of determination, the percentage resulting by dividing:

•	the aggregate value of the trust's assets less the sum of

(1)	all accrued interest on outstanding senior notes and outstanding subordinate notes,

(2)	all accrued trust swap agreement payments (other than with respect to junior subordinate swap agreements) and

(3)	all accrued fees with respect to credit enhancement facilities (other than with respect to junior subordinate credit enhancement facilities)

by

•	the aggregate principal amount of outstanding senior notes and outstanding subordinate notes.

           "Subordinate beneficiaries" means the holders of any outstanding subordinate notes, and any other subordinate beneficiary holding any other subordinate obligation then outstanding.

           "Subordinate credit enhancement facility" means a credit enhancement facility that is designated as a subordinate credit enhancement facility in a supplemental indenture.

           "Subordinate credit facility provider" means any person or entity who provides a subordinate credit enhancement facility.

           "Subordinate notes" means any notes designated in a supplemental indenture as subordinate notes, which are secured under the indenture on a basis subordinate to any senior obligations, on a basis senior to any junior subordinate obligations and on a parity with other subordinate obligations.

           "Subordinate obligations" means, collectively, the subordinate notes and the other subordinate obligations.

           "Subordinate swap agreement" means a swap agreement that is designated as a subordinate swap agreement in a supplemental indenture.

           "Subordinate swap counterparty" means any person or entity who provides a subordinate swap agreement.

           "Swap agreement" means an interest rate or other hedge agreement between the trust and a swap counterparty as supplemented or amended from time to time.

           "Swap counterparty" means any person or entity with whom the trust shall, from time to time, enter into a swap agreement.

           "Unsubsidized Stafford Loan" means a student loan made pursuant to Section 428H of the Higher Education Act.

Appendix I
Global Clearance, Settlement and
Tax Documentation Procedures

           Except in certain limited circumstances, the globally offered notes (the "Global Securities") will be available only in book-entry form. Investors in the Global Securities may hold such Global Securities through any of The Depository Trust Company, Clearstream, Luxembourg or Euroclear. The Global Securities will be tradeable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

           Secondary market trading between investors holding Global Securities through Clearstream, Luxembourg and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional Eurobond practice (i.e., seven calendar day settlement).

           Secondary market trading between investors holding Global Securities through The Depository Trust Company will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations and prior Asset-Backed Certificates issues.

           Secondary, cross-market trading between Clearstream, Luxembourg or Euroclear and The Depository Trust Company Participants holding notes will be effected on a delivery-against-payment basis through the respective Depositaries of Clearstream, Luxembourg and Euroclear (in such capacity) and as The Depository Trust Company Participants.

           Non-U.S. holders (as described below) of Global Securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

Initial Settlement

           All Global Securities will be held in book-entry form by The Depository Trust Company in the name of Cede & Co. as nominee of The Depository Trust Company Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect participants in The Depository Trust Company. As a result, Clearstream, Luxembourg and Euroclear will hold their positions on behalf of their participants through their respective Depositaries, which in turn will hold such positions in accounts as The Depository Trust Company Participants.

           Investors electing to hold their Global Securities through The Depository Trust Company will follow the settlement practices applicable to prior Asset-Backed Certificates issues. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

           Investors electing to hold their Global Securities through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures applicable to conventional Eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

Secondary Market Trading

           Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

           Trading between The Depository Trust Company Participants. Secondary market trading between The Depository Trust Company Participants will be settled using the procedures applicable to prior Asset-Backed Certificates issues in same-day funds.

           Trading between Clearstream, Luxembourg and/or Euroclear Participants. Secondary market trading between Clearstream, Luxembourg Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

           Trading between The Depository Trust Company Seller and Clearstream, Luxembourg or Euroclear Purchaser. When Global Securities are to be transferred from the account of a The Depository Trust Company Participant to the account of a Clearstream, Luxembourg Participant or a Euroclear Participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg Participant or Euroclear Participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct the respective Depositary, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date. Payment will then be made by the respective Depositary of The Depository Trust Company Participant's account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream, Luxembourg Participant's or Euroclear Participant's account. The securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York.) If settlement is not completed on the intended value date (i.e., the trade fails), the Clearstream, Luxembourg, or Euroclear cash debt will be valued instead as of the actual settlement date.

           Clearstream, Luxembourg Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream, Luxembourg or Euroclear. Under this approach, they may take on credit exposure to Clearstream, Luxembourg or Euroclear until the Global Securities are credited to their accounts one day later.

           As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to them, Clearstream, Luxembourg Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon the finance settlement. Under this procedure, Clearstream, Luxembourg Participants or Euroclear Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Clearstream, Luxembourg Participant's or Euroclear Participant's particular cost of funds.

           Since the settlement is taking place during New York business hours, The Depository Trust Company Participants can employ their usual procedures for sending Global Securities to the respective European Depositary for the benefit of Clearstream, Luxembourg Participants or Euroclear Participants. The sale proceeds will be available to The Depository Trust Company seller on the settlement date. Thus, to The Depository Trust Company Participants a cross-market transaction will settle no differently than a trade between two The Depository Trust Company Participants.

           Trading between Clearstream, Luxembourg or Euroclear Seller and The Depository Trust Company Purchaser. Due to time zone differences in their favor, Clearstream, Luxembourg Participants and Euroclear Participants may employ their customary procedures for transactions in which Global Securities are to be transferred the respective clearing system, through the respective Depositary, to a Depository Trust Company Participant. The seller will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg Participant or Euroclear Participant at least one business day prior to settlement. In these cases Clearstream, Luxembourg or Euroclear will instruct the Depositary, as appropriate, to deliver the Global Securities to The Depository Trust Company Participant's account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment to and excluding the settlement date. The payment will then be reflected in the account of the Clearstream, Luxembourg Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Clearstream, Luxembourg Participant's or Euroclear Participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream, Luxembourg Participant or Euroclear Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Clearstream, Luxembourg Participant's or Euroclear Participant's account would instead be valued as of the actual settlement date.

           Finally, day traders that use Clearstream, Luxembourg or Euroclear and that purchase Global Securities from The Depository Trust Company Participants for delivery to Clearstream, Luxembourg Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a) borrowing through Clearstream, Luxembourg or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts) in accordance with the clearing system's customary procedures;

(b) borrowing the Global Securities in the U.S. from a Depository Trust Company Participant no later than one day prior to settlement, which would give the Global Securities sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear accounts in order to settle the sale side of the trade; or

(c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from The Depository Trust Company Participant is at least one day prior to the value date for the sale to the Clearstream, Luxembourg Participant or Euroclear Participant.

Certain U.S. Federal Income Tax Documentation Requirements

           A beneficial owner of Global Securities holding securities through Clearstream, Luxembourg, or Euroclear (or through The Depository Trust Company if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless:

•	each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and

•	such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate.

           Exemption for non-U.S. Persons (Form W-8BEN). Beneficial owners of Global Securities that are non-U.S. Persons can obtain a complete exemption from the withholding tax by filing a signed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Withholding Tax). If the information shown on Form W-8BEN changes, a new Form W-8BEN must be filed within 30 days of such change.

           Exemption for non-U.S. Persons with effectively connected income (Form W-8ECI). A non-U.S. Person including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form W-8ECI (Certificate of Foreign Person's Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

           Exemption or reduced rate for non-U.S. Persons resident in treaty countries. (Form W-8ECI1001). Non-U.S. Persons that are Note Owners residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form W-8BEN (including Part II thereof).

           Exemption for U.S. Persons (Form W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer's Request for Taxpayer Identification Number and Certification).

           U.S. Federal Income Tax Reporting Procedure. The Note Owner of a Global Security files by submitting the appropriate form to the person through whom it holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency). Form W-8BEN and Form W-8ECI are effective until the third calendar year from the date the form is signed.

           The term "U.S. Person" means:

•	a citizen or resident of the United States,

•	a corporation or partnership, or other entity taxable as such, organized in or under the laws of the United States or any state (including the District of Columbia),

•	an estate the income of which is includible in gross income for United States tax purposes, regardless of its source or

•	a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust.

           This summary does not deal with all aspects of U.S. Federal income tax withholding that may be relevant to foreign holders of the Global Securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the Global Securities.

$1,300,000,000

College Loan Corporation Trust I
Issuer

College Loan Corporation
Depositor and Issuer Administrator

Student Loan Asset-Backed Notes
Series 2005-1

P R O S P E C T U S   S U P P L E M E N T

UBS Investment Bank	Citigroup

Goldman, Sachs & Co.	RBC Dain Rauscher Inc.

January 26, 2005

           You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

           We are not offering notes in any state where the offer is not permitted.

           We represent the accuracy of the information in this prospectus supplement and prospectus only as of the dates of their respective covers.

           Until ninety days after the date of this prospectus supplement all dealers that effect transactions in the notes, whether or not participating in this offering, may be required to deliver a prospectus supplement and prospectus. This is in addition to the dealers' obligation to deliver a prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.